Exhibit 10.57
LEASE AGREEMENT
BETWEEN
NETWORK APPLIANCE, INC.
(“NAI”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
July 17, 2007

(Continued)

(ii)

(Continued)

		Page
	(C) Building Security	40
15	Remedies	41
	(A) Traditional Lease Remedies	41
	(B) Foreclosure Remedies	43
	(C) Notice Required So Long As the Purchase Option Continues Under the Purchase Agreement	43
	(D) Enforceability	44
	(E) Remedies Cumulative	44
16	Default by BNPPLC	44
17	Quiet Enjoyment	44
18	Surrender Upon Termination	45
19	Holding Over by NAI	45
20	Recording Memorandum	45
21	Independent Obligations Evidenced by Other Operative Documents	45
22	Proprietary Information and Confidentiality	46
	(A) Proprietary Information	46
	(B) Confidentiality	46
Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	North Carolina Lien and Foreclosure Provisions

(iii)

LEASE AGREEMENT
     This LEASE AGREEMENT (this “Lease”), dated as of July 17, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Lease, BNPPLC and NAI are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     At the request of NAI and to facilitate the transactions contemplated in the other Operative Documents, pursuant to the Ground Lease, BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and any existing improvements on the Land from NAI contemporaneously with the execution of this Lease.
     In anticipation of BNPPLC’s acquisition of the leasehold estate under the Ground Lease and other property described below, BNPPLC and NAI have reached agreement as to the terms and conditions upon which BNPPLC is willing to sublease the Land to NAI and to lease to NAI any existing Improvements and the Improvements to be constructed on the Land as hereinafter provided, and by this Lease BNPPLC and NAI desire to evidence such agreement.
GRANTING CLAUSES
     BNPPLC does hereby LEASE, DEMISE and LET unto NAI for the Term (as hereinafter defined) all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to:
     (1) the Land, including the leasehold estate in the Land acquired by BNPPLC under the Ground Lease;
     (2) any and all Improvements;
     (3) all easements and other rights appurtenant to the leasehold estate created by the Ground Lease or to the Improvements; and
     (4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land.

BNPPLC’s interest in all property described in clauses (1) through (4) above is hereinafter referred to collectively as the “Real Property”.
     To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC under the Ground Lease or as described in subparagraph 7(A) below, BNPPLC also hereby grants and assigns to NAI for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:
     (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing (collectively, the “Tangible Personal Property”);
     (b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances; and
     (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property or Tangible Personal Property, including warranties, if any, given by vendors from whom any Tangible Personal Property was or may be acquired.
Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the “Personal Property”. The Real Property and the Personal Property are hereinafter sometimes collectively called the “Property.”
     However, the leasehold estate conveyed by this Lease and NAI’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease and the Ground Lease, to the matters listed in Exhibit B to the Closing Certificate and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.
GENERAL TERMS AND CONDITIONS
     The Property is leased by BNPPLC to NAI and is accepted and is to be used and possessed by NAI upon and subject to the following terms and conditions:
1 Term; Lease Obligations Deferred Until Completion of Initial Improvements; Termination Prior to Lease Commencement.
     (A) Scheduled Term; Deferral of Obligations. The term of this Lease (the “Term”) will not commence until a Completion Date occurs because of a Completion Notice given by NAI to BNPPLC, as required by subparagraph 2(B) of the Construction Agreement after NAI substantially completes the Construction Project. The Term will begin on and include any such Completion Date and will end on the first Business Day of August, 2014, unless the Term is extended as provided in subparagraph 1(D) or sooner terminated as expressly provided in other provisions of this Lease.
     BNPPLC and NAI intend to be legally bound by this Lease when it is executed by them. They also intend, however, that this Lease will not impose any payment obligations upon either of them prior to the Completion Date. Accordingly, neither NAI nor BNPPLC will have any obligation to make any payments under this Lease until the Completion Date, and if this Lease terminates before the Completion Date pursuant to subparagraph 1(B) or subparagraph 1(C), the Term will never commence and neither party will have any obligation for payments by reason of this Lease following the termination.
     Nothing in this subparagraph 1(A) nor any other provision of this Lease will defer or terminate the rights and obligations of the parties under the other Operative Documents. Unlike this Lease, the other Operative Documents will, when executed, immediately impose payment obligations upon BNPPLC and NAI.
     (B) Option of BNPPLC to Terminate. BNPPLC will have the option to terminate this Lease, which BNPPLC may exercise by notice to NAI, at any time after any 97-10/Meltdown Event or after BNPPLC’s receipt of a Pre-lease Force Majeure Notice. Such option may be exercised by BNPPLC as it deems appropriate in its sole and absolute discretion.
     (C) Automatic Termination. If NAI elects to accelerate the Designated Sale Date (as provided in the definition thereof in the Common Definitions and Provisions Agreement) prior to the Completion Date, or if a Termination of NAI’s Work occurs under and as provided in the Construction Agreement before the Completion Date, then this Lease will terminate automatically before the Term begins.
     (D) Extension of the Term. The Term may be extended at the option of NAI for up to two successive periods of five years each; provided, however, that prior to each such extension the following conditions must have been satisfied: (A) NAI must have delivered a notice of its election to exercise the option at least one hundred eighty days prior to the end of the Term, and prior to the commencement of any such extension BNPPLC and NAI must have agreed in writing upon, and received the written consent and approval of BNPPLC’s Parent and all Participants (other than Participants being replaced at the request of NAI as provided in Paragraph 6) to, (1) a corresponding extension of the date specified in clause (1) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement and of the term of the Ground Lease, and (2) an adjustment to the Rent that NAI will be required to pay during the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term or any prior extension, and it being understood that the Rent for

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any extension must in all events be satisfactory to both BNPPLC and NAI, each in its sole and absolute discretion; (B) at the time of NAI’s exercise of its option to extend, no Event of Default has occurred and is continuing and no Event of Default will result from the extension; (C) immediately prior to any such extension, this Lease must then remain in effect; and (D) if this Lease has been assigned by NAI, then NAI must have executed a guaranty (or confirmed an existing guaranty, if applicable), guaranteeing NAI’s assignee’s obligations under the Operative Documents throughout such extended Term. With respect to the condition that BNPPLC and NAI must have agreed upon the Rent required for any extension of the Term, neither NAI nor BNPPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Accordingly, NAI and BNPPLC will each have sole and absolute discretion in making its determination, and both NAI and BNPPLC hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent and satisfaction of the other conditions listed in this subparagraph, if NAI exercises its option to extend the Term as provided in this subparagraph, this Lease will continue in full force and effect, and the leasehold estate hereby granted to NAI will continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the Effective Date and before the extension.
2 Use and Condition of the Property.
     (A) Use. Subject to the Permitted Encumbrances, NAI may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:
     (1) construction and development of the Construction Project;
     (2) administrative and office space;
     (3) activities related to NAI’s research and development or production of products that are of substantially the same type and character as those regularly sold by NAI in the ordinary course of its business as of the Effective Date;
     (4) cafeteria and other support facilities that NAI may provide to its employees; and
     (5) other lawful purposes (including NAI’s research and development or production of products that are not of substantially the same type and character as those regularly sold by NAI in the ordinary course of its business as of the Effective Date) approved in advance and in writing by BNPPLC, which approval will not be unreasonably withheld after completion of the Construction Project (but NAI

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acknowledges that BNPPLC’s withholding of such approval shall be reasonable if BNPPLC determines in good faith that (1) giving the approval may materially increase BNPPLC’s risk of liability for any existing or future environmental problem, or (2) giving the approval is likely to substantially increase BNPPLC’s administrative burden of complying with or monitoring NAI’s compliance with the requirements of this Improvements Lease or other Operative Documents).
     (B) Condition of the Property. NAI acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. NAI also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC or its Affiliates regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph 17. BNPPLC will not be responsible for any latent or other defect or change of condition in the Land, Improvements or other Property or for any violations with respect thereto of Applicable Laws. Further, BNPPLC will not be required to furnish to NAI any facilities or services of any kind, including water, phone, sewer, steam, heat, gas, air conditioning, electricity, light or power.
     (C) Consideration for and Scope of Waiver. The provisions of subparagraph 2(B) have been negotiated by BNPPLC and NAI as being consistent with the Rent payable under this Lease, and such provisions are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC or its Affiliates, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.
     However, such exclusion of representations and warranties by BNPPLC is not intended to impair any representations or warranties made by other parties, including any architects, engineers or contractors engaged to work on the Construction Project, the benefit of which may pass to NAI during the Term because of the definition of Personal Property and Property above.
3 Rent.
     (A) Base Rent Generally. On each Base Rent Date through the end of the Term, NAI must pay BNPPLC rent (“Base Rent”), calculated as provided below . Each payment of Base Rent must be received by BNPPLC no later than 2:00 p.m. (Eastern time) on the date it becomes due; if received after 2:00 p.m. (Eastern time) it will be considered for purposes of this Lease as

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received on the next following Business Day. At least five days prior to any Base Rent Date upon which an installment of Base Rent becomes due, BNPPLC will notify NAI in writing of the amount of each installment, calculated as provided below. Any failure by BNPPLC to so notify NAI, however, will not constitute a waiver of BNPPLC’s right to payment, but absent such notice NAI will not be in default hereunder for any underpayment resulting therefrom if NAI, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPPLC of the underpayment.
     (B) Calculation of and Due Dates for Base Rent. Payments of Base Rent will be calculated and become due as follows:
     (1) Determination of Payment Due Dates Generally. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent will be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends. For all other Base Rent Periods, Base Rent will be due in one installment on the Base Rent Date upon which the Base Rent Period ends.
     (2) Special Adjustments to Base Rent Payment Dates and Periods. Notwithstanding the foregoing, if NAI or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent will be due on the date of purchase in addition to the purchase price and other sums due to BNPPLC under the Purchase Agreement.
     (3) Base Rent Formula. Each installment of Base Rent payable for any Base Rent Period will equal:
•	the Lease Balance on the first day of such Base Rent Period, less Losses (if any) that BNPPLC suffered or incurred prior to the Term and that qualify as Pre-lease Force Majeure Losses (as defined in the Construction Agreement), times

•	the sum of the Effective Rate and the Spread, times

•	the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

•	three hundred sixty.

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     Only for the purpose of illustration, assume the following for a hypothetical Base Rent Period: that prior to the first day of such Base Rent Period the Construction Allowance has been fully funded, and no Pre-lease Force Majeure Losses have occurred, but Qualified Prepayments have been received by BNPPLC, leaving a Lease Balance of $50,000,000; that the Effective Rate for the Base Rent Period is 6%; that the Spread is one hundred fifty basis points (150/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, Base Rent for the hypothetical Base Rent Period will equal:
$50,000,000 x [6% + 1.50%] x 30/360 = $312,500.
     (4) Fixed Rate Lock. At any time during the Term, NAI may deliver a notice in the form attached to the Common Definitions and Provisions Agreement as Annex 2 (a “Fixed Rate Lock Notice”), requesting that BNPPLC establish a fixed rate for use in the calculation of the Effective Rate hereunder (a “Fixed Rate Lock”) for all Base Rent Periods commencing on or after a date specified in such notice, which date must be the first Business Day of a calendar month (the “Fixed Rate Lock Date”). Promptly after receiving a Fixed Rate Lock Notice, BNPPLC will enter into an Interest Rate Swap with BNP Paribas (the “Fixed Rate Swap”); except that BNPPLC may decline to enter into the Fixed Rate Swap and to establish a Fixed Rate Lock if:
     (a) NAI does not deliver the Fixed Rate Lock Notice to BNPPLC at least ten Business days prior to the Fixed Rate Lock Date specified therein;
     (b) NAI specifies a Fixed Rate Lock Date in the Fixed Rate Lock Notice that is prior to the end of any Base Rent Period which commenced before BNPPLC receives the Fixed Rate Lock Notice;
     (c) any notice has been given to accelerate the Designated Sale Date as provided in the definition thereof in the Common Definitions and Provisions Agreement;
     (d) the estimate of the Fixed Rate (hereinafter defined) specified by NAI in the Fixed Rate Lock Notice is for any reason less than the fixed rate available to BNPPLC under any Interest Rate Swap proposed by BNP Paribas;
     (e) at the time the Fixed Rate Lock Notice is given, the Interest Rate Swap requested thereby is contrary to any Applicable Laws or any interpretation thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or

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directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including, without limitation, any such requirement imposed by the Board of Governors of the United States Federal Reserve System); or
     (f) any event has occurred or circumstance exists that constitutes a Default or a 97-10/Meltdown Event.
The notional principal amount of the Fixed Rate Swap will equal the Lease Balance on the date such notice is given. The fixed rate used to calculate payments required of BNPPLC under the Fixed Rate Swap, as the counterparty designated the fixed rate payor, will constitute the “Fixed Rate” for purposes of this Lease.
     (C) Early Termination of Fixed Rate Lock. After a Fixed Rate Lock is established, BNPPLC may cause or suffer a termination in whole or in part of the Fixed Rate Swap in the event that (i) NAI fails to make any payment of Base Rent required hereunder on the Base Rent Date when it first becomes due, (ii) the Designated Sale Date occurs before the date specified in clause (1) of the definition thereof in the Common Definitions and Provisions Agreement, (iii) for any reason a Qualified Prepayment is applied to reduce the Lease Balance, (iv) the Lease Balance on the Fixed Rate Lock Date is less than the notional amount of the Fixed Rate Swap for any reason. NAI must reimburse to BNPPLC any Fixed Rate Settlement Amount charged to BNPPLC in connection with such a termination, and if the termination is a complete, rather than a partial, termination of the Fixed Rate Swap then in effect, it will for purposes of this Lease constitute a termination of the Fixed Rate Lock itself. Further, if BNPPLC is charged penalties or interest because of its failure to make a timely payment required under the Fixed Rate Swap, and if BNPPLC’s failure to make the timely payment was caused by NAI’s failure to make a timely payment of Base Rent or other amounts due hereunder or under other Operative Documents, then such penalties or interest will constitute Losses against which BNPPLC is entitled to be indemnified pursuant to subparagraph 5(C). If a Fixed Rate Lock is terminated as provided in this subparagraph, NAI shall have no right to require BNPPLC to enter into another Interest Rate Swap in order to establish a new fixed rate.
     (D) Additional Rent. All amounts which NAI is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, will constitute rent (all such amounts, other than Base Rent, are herein called “Additional Rent”; and, collectively, Base Rent and Additional Rent are herein sometimes called “Rent”).
     (E) Administrative Fees. In addition to other amounts payable by NAI hereunder, on or before each anniversary of the Effective Date after the Completion Date and prior to the Designated Sale Date, NAI must pay BNPPLC an annual administrative agency fee (an

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“Administrative Fee”) as provided in the Term Sheet. Each payment of an Administrative Fee will represent Additional Rent for the first Base Rent Period during which it first becomes due.
     (F) No Demand or Setoff. Except as expressly provided herein, NAI must pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.
     (G) Default Interest and Order of Application. All Rent will bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC may apply any amounts paid by or on behalf of NAI against any Rent then past due in the order the same became due or in such other order as BNPPLC elects.
     (H) Calculations by BNPPLC Are Conclusive. All calculations by BNPPLC of Base Rent, Additional Rent or any amount needed to calculate Base Rent (including the Effective Rate for any Base Rent Period and the Lease Balance) or Additional Rent will, in the absence of clear and demonstrable error, be conclusive and binding upon NAI.
4 Nature of this Agreement.
     (A) “Net” Lease Generally. Subject only to the exceptions listed in subparagraph 5(D) below, it is the intention of BNPPLC and NAI that Base Rent and other payments herein specified will be absolutely net to BNPPLC and that NAI must pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due. Further, it is understood that all amounts payable by NAI to BNPPLC under this Lease and the other Operative Documents are expressed as minimum payments to be made net of any deduction or withholding required under any Applicable Laws.
     (B) No Termination. Except as expressly provided in this Lease itself, this Lease will not terminate, nor will NAI have any right to terminate this Lease, nor will NAI be entitled to any abatement of or setoff against the Rent, nor will the obligations of NAI under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of NAI’s use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of NAI or of anyone claiming through or under NAI, (v) any default on the part of BNPPLC under this Lease or any of the other Operative Documents or any other agreement to which BNPPLC and NAI are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in

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the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, (viii) NAI’s ownership of any interest in the Property, or (ix) any other cause, whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of NAI hereunder be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by NAI hereunder continue to be payable in all events and that the obligations of NAI hereunder continue unaffected, unless the requirement to pay or perform the same have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, NAI waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which NAI may now or hereafter be entitled by law (including any such rights arising because of any “warranty of suitability” or other warranties implied as a matter of law) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.
     However, nothing in this subparagraph 4(B) will be construed as a waiver by NAI of any right NAI may have at law or in equity to the following remedies, whether because of BNPPLC’s failure to remove a Lien Removable by BNPPLC or because of any other default by BNPPLC under this Lease: (i) the recovery of monetary damages in the case of any default that continues beyond the period for cure provided in Paragraph 16, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC (including the confidentiality provisions set forth in subparagraph 22(B) below), or (iii) a decree compelling performance by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC.
     (C) Characterization of this Lease.
     (1) Both NAI and BNPPLC intend that (A) for the purposes of determining the proper accounting for this Lease by NAI, BNPPLC will be treated as the owner and landlord of the Property and NAI will be treated as the tenant of the Property, and (B) for income tax purposes and real estate, commercial law (including bankruptcy) and regulatory purposes, (1) this Lease and the other Operative Documents will be treated as a financing arrangement, (2) BNPPLC will be deemed a lender making loans to NAI in the principal amount equal to the Lease Balance, which loans are secured by the Property, and (3) NAI will be treated as the owner of the Property and will be entitled to all tax benefits available to the owner of the Property. Consistent with such intent, by the provisions set forth in the attached Exhibit B, NAI is granting to BNPPLC a lien upon and mortgaging and warranting title to the leasehold estate in the Land created by the Ground Lease and the Improvements and all rights, titles and interests of NAI in and to other Property, WITH POWER OF SALE, to secure all obligations (monetary or

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otherwise) of NAI arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, NAI and BNPPLC desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning NAI or BNPPLC and in other contexts. Accordingly, NAI and BNPPLC expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting NAI or BNPPLC or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by this Lease and the other Operative Documents will be characterized and treated as loans made to NAI by BNPPLC, as an unrelated third party lender to NAI, secured by the Property.
     (2) Notwithstanding the foregoing, NAI acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or will be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, income tax, regulatory, commercial or real estate law, bankruptcy, insolvency or receivership law or any other rules or requirements concerning the tax, accounting or legal characteristics of the Operative Documents. NAI further acknowledges and agrees that it is sophisticated and knowledgeable regarding all such matters and that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.
     (3) In any event, NAI will be required by subparagraph 5(C) below to indemnify and hold harmless BNPPLC from and against all actual additional taxes that may arise or become due because of any refusal of taxing authorities to recognize and give effect to the intention of the parties as set forth in subparagraph 4(C)(1) (“Unexpected Recharacterization Taxes”), including any actual, additional income or capital gain tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement resulting from any insistence of such taxing authorities that BNPPLC be treated as the “true owner” of the Property for tax purposes (a “Forced Recharacterization”); provided, however, NAI will not be required to pay or reimburse Unexpected Recharacterization Taxes to the extent that they are, in any given tax year, eliminated or offset by actual savings to BNPPLC because of additional depreciation deductions or other tax benefits available to BNPPLC in the same year only by reason of the Forced Recharacterization (“Unexpected Tax Savings”). To the extent Unexpected Recharacterization Taxes are eliminated or offset by Unexpected Tax Savings in a given tax year, including the tax year in which any sale under the Purchase Agreement occurs (the “Year of Sale”), such Unexpected Recharacterization Taxes will constitute Excluded Taxes as provided in clause (D) of the definition thereof in the Common Definitions and Provisions Agreement. Also, for purposes of this

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provision, it is understood that any depreciation deductions first available to BNPPLC in tax years prior to the Year of Sale and resulting from a Forced Recharacterization (“Prior Year Depreciation Deductions”) will be considered “available to BNPPLC” in the Year of Sale (and thus will eliminate or offset any Unexpected Recharacterization Taxes resulting from the recapture of such Prior Year Depreciation Deductions upon a sale under the Purchase Agreement) to the extent that (A) such Prior Year Depreciation Deductions are not otherwise used to generate Unexpected Tax Savings or Unexpected Net Tax Benefits (as defined below), and (B) the tax laws and regulations applicable in the Year of Sale effectively permit BNPPLC to carry over the Prior Year Depreciation Deductions to the Year of Sale by allowing BNPPLC to carry over net operating losses from the years in which the Prior Year Depreciation Deductions were first available to BNPPLC to the Year of Sale.
     (4) After any Forced Recharacterization, BNPPLC will make a reasonable effort to determine whether Unexpected Tax Savings exceed Unexpected Recharacterization Taxes in any given tax year (any such excess being hereinafter called an “Unexpected Net Tax Benefit”); and if BNPPLC does determine that an Unexpected Net Tax Benefit has been realized and the amount thereof, BNPPLC will notify NAI of the same and either credit the amount thereof against payments otherwise then due or to become due from NAI under this Lease or the other Operative Documents or pay the amount of such Unexpected Net Tax Benefit to NAI. It is understood, however, that the tax position of BNPPLC (and the consolidated tax group of which it is a part) may, in any given tax year, be such that no Unexpected Net Tax Benefit exists or can be determined with a reasonable effort on the part of BNPPLC. Therefore, BNPPLC makes no representation that NAI will receive any credits or payments pursuant to this provision after any Forced Recharacterization. Also, the determination by BNPPLC of the amount of any Unexpected Net Tax Benefit will be conclusive absent clear and manifest error, as will any determination by BNPPLC that the amount of any Unexpected Net Tax Benefit in a given tax year cannot be calculated with a reasonable effort. If NAI is dissatisfied with any such determination by BNPPLC prior to the Designated Sale Date, NAI will be entitled to accelerate the Designated Sale Date (as provided in clause (2) of the definition thereof), after which NAI may purchase or cause an Applicable Purchaser to purchase the Property on the accelerated Designated Sale Date pursuant to the Purchase Agreement.
5 Payment of Executory Costs and Losses Related to the Property.
     (A) Local Impositions. Subject only to the exceptions listed in subparagraph 5(D) below, NAI must pay or cause to be paid prior to delinquency all Local Impositions. If requested by BNPPLC from time to time, NAI must furnish BNPPLC with receipts or other appropriate evidence showing payment of all Local Impositions at least ten days prior to the applicable delinquency date therefor.

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     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Local Imposition, and pending such contest NAI will not be deemed in default under any of the provisions of this Lease because of the Local Imposition if (1) NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) NAI promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest must be concluded and the contested Local Impositions must be paid by NAI prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (B) Increased Costs; Capital Adequacy Charges. Subject only to the exceptions listed in subparagraph 5(D) below:
     (1) If there is any increase in the cost to BNPPLC’s Parent or any Participant of agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then NAI must from time to time (after receipt of a request from BNPPLC’s Parent or such Participant as provided below) pay to BNPPLC for the account of BNPPLC’s Parent or such Participant, as the case may be, additional amounts sufficient to compensate BNPPLC’s Parent or the Participant for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and NAI by BNPPLC’s Parent or the Participant, will be conclusive and binding upon NAI, absent clear and demonstrable error.
     (2) BNPPLC’s Parent or any Participant may demand additional payments (“Capital Adequacy Charges”) if BNPPLC’s Parent or the Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to or for BNPPLC to permit BNPPLC to maintain BNPPLC’s investment in the Property. To the extent that BNPPLC’s Parent or any Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, NAI must pay to BNPPLC for the account of

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BNPPLC’s Parent or the Participant, as the case may be, the amount so demanded.
     (3) Notwithstanding the foregoing provisions of this subparagraph 5(B), NAI will not be obligated to pay any claim for compensation pursuant to this subparagraph 5(B) that arises or accrues (a) as a result of any change in the rating assigned to BNPPLC by rating agencies or bank regulators in regard to BNPPLC’s creditworthiness, record keeping or failure to comply with Applicable Laws (including U.S. banking regulations applicable to subsidiaries of a bank holding company), or (b) more than nine months prior to the date NAI is notified of the intent of BNPPLC’s Parent or a Participant to make a claim for such charges; provided, that if the Banking Rules Change which results in a claim for compensation is retroactive, then the nine month period will be extended to include the period of the retroactive effect of such Banking Rules Change. Further, BNPPLC will cause BNPPLC’s Parent and any Participant that is an Affiliate of BNPPLC to use commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to this subparagraph 5(B), including a change in the office of BNPPLC’s Parent or such Participant through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of BNPPLC’s Parent or such Participant, be otherwise disadvantageous to it. It is understood that NAI may also request similar commercial reasonable efforts on the part of any Participant that is not an Affiliate of BNPPLC, but if a claim for additional compensation by any such Participant is not eliminated or waived, then NAI may request that BNPPLC replace such Participant as provided in Paragraph 6. Nothing in this subparagraph will be construed to require BNPPLC’s Parent or any Participant to create any new office through which to make or maintain Funding Advances.
     (4) Any amount required to be paid by NAI under this subparagraph 5(B) will be due ten days after a notice requesting such payment is received by NAI from BNPPLC’s Parent or the applicable Participant.
     (C) NAI’s Payment of Other Losses; General Indemnification. Subject only to the exceptions listed in subparagraph 5(D) below:
     (1) Agreement to Indemnify. As directed by BNPPLC, NAI must pay, reimburse, indemnify, defend, protect and hold harmless BNPPLC and all other Interested Parties from and against all Losses (including Environmental Losses) asserted against or incurred or suffered by any of them at any time and from time to time by reason of, in connection with, arising out of, or in any way related to the following:
•	the ownership or alleged ownership of any interest in the Property or the Rents;

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•	the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, possession, use, operation, maintenance, management, rental, lease, sublease, repossession, condition (including defects, whether or not discoverable), destruction, repair, alteration, modification, restoration, addition or substitution, storage, transfer of title, redelivery, return, sale or other disposition of all or any part of or interest in the Property;

•	the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) against all or any part of or interest in the Property;

•	any failure of the Property or NAI itself to comply with Applicable Laws;

•	Permitted Encumbrances or any violation thereof;

•	Hazardous Substance Activities, including those occurring prior to the Term;

•	the negotiation, administration or enforcement of the Operative Documents or the Participation Agreement;

•	the making or maintenance of Funding Advances;

•	any Interest Rate Swap that BNPPLC enters into as described in subparagraph 3(B)(4) of this Lease;

•	the breach by NAI of this Lease, any other Operative Document or any other document executed by NAI pursuant to or in connection with any Operative Document;

•	any obligations of BNPPLC under the Closing Certificate or the Ground Lease; or

•	any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever.

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NAI’s obligations under this indemnity will apply whether or not any Interested Party is also indemnified as to the applicable Loss by another Interested Party and whether or not the Loss arises or accrues because of any condition of the Property or other circumstance concerning the Property prior to the Effective Date.
Further, in the event, for income tax purposes, an Interested Party must include in its taxable income any payment or reimbursement from NAI which is required by this indemnity (in this provision, the “Original Indemnity Payment”), and yet the Interested Party is not entitled during the same taxable year to a corresponding and equal deduction from its taxable income for the Loss paid or reimbursed by such Original Indemnity Payment (in this provision, the “Corresponding Loss”), then NAI must also pay to such Interested Party on demand the additional amount (in this provision, the “Additional Indemnity Payment”) needed to gross up the Original Indemnity Payment for any and all resulting additional income taxes. That is, NAI must pay an Additional Indemnity Payment as is needed so that the Corresponding Loss (computed net of the reduction, if any, of the Interested Party’s income taxes because of credits or deductions that are attributable to the Interested Party’s payment or deemed payment of the Corresponding Loss and that are recognized for tax purposes in the same taxable year during which the Interested Party must recognize the Original Indemnity Payment as income) will not exceed the difference computed by subtracting (i) all income taxes (determined for this purpose based on the highest marginal income tax rates charged to corporations by federal, state and local tax authorities, as applicable, for the relevant period or periods) imposed because of the receipt or constructive receipt of the Original Indemnity Payment and the Additional Indemnity Payment, from (ii) the sum of the Original Indemnity Payment and the Additional Indemnity Payment. (With regard to any payment or reimbursement of an Original Indemnity Payment, “After Tax Basis” means that such payment or reimbursement is or will be made together with the additional amount needed to gross up such Original Indemnity Payment as described in this provision.)
     (2) Scope of Indemnities and Releases. Every indemnity and release provided in this Lease and the other Operative Documents for the benefit of BNPPLC or other Interested Parties, including the indemnity set forth in subparagraph 5(C)(1), will apply even if and when the subject matter of the indemnity or release arises out of or results from the negligence or strict liability of BNPPLC or any other Interested Party. Further, all such indemnities and releases will apply even if insurance obtained by NAI or required of NAI by this Lease or the other Operative Documents is not adequate to cover Losses against or for which the indemnities and releases are provided. (However, NAI’s liability for any failure to obtain insurance required by this Lease or the other Operative Documents will not be limited to Losses

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against which indemnities are provided, it being understood that the parties have agreed upon insurance requirements for reasons that extend beyond providing a source of payment for Losses against which BNPPLC and other Interested Parties may be indemnified by NAI.)
     (3) Nonexclusive List of Costs Covered by Indemnity. Costs and expenses for which NAI is responsible on an After Tax Basis pursuant to this subparagraph 5(C) will include all of the following, except to the extent that the following are included in the Initial Advance or in the calculation of any Break Even Price or Make Whole Amount paid to BNPPLC pursuant to the Purchase Agreement:
•	appraisal fees;

•	Uniform Commercial Code search fees;

•	filing and recording fees;

•	inspection fees and expenses;

•	brokerage fees and commissions;

•	survey fees;

•	title policy premiums and escrow fees;

•	any Breakage Costs or Fixed Rate Settlement Amount;

•	Attorneys’ Fees incurred by BNPPLC with respect to the drafting, negotiation, administration or enforcement of this Lease or the other Operative Documents; and

•	all taxes (except Excluded Taxes) related to the Property or to the transactions contemplated in the Operative Documents.
Such costs and expenses will also include all rent or other payments required of BNPPLC under the Ground Lease, so long as this Lease remains in force or NAI remains in possession of the Property or is entitled to possession by this Lease. (It is understood, however, that with respect to payments which are required by the Ground Lease from BNPPLC to NAI and for which NAI is required to reimburse BNPPLC, such payments and the corresponding reimbursements will be offset and deemed paid by offsetting book entries rather than by an actual transfer of funds back and forth between the parties.)

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     (4) Defense and Settlement of Indemnified Claims.
     (a) By notice to NAI BNPPLC may direct NAI to assume on behalf of BNPPLC or any other Interested Party and to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation included in or concerning any Loss for which NAI is responsible pursuant to subparagraph 5(C)(1). NAI must promptly comply with any such direction using counsel selected by NAI and reasonably satisfactory to BNPPLC to represent BNPPLC or the applicable Interested Party. In the event NAI fails to promptly comply with any such direction from BNPPLC, BNPPLC or any other affected Interested Party may contest or settle the claim, proceeding or investigation using counsel of its own selection at NAI’s expense, subject to subparagraph 5(D)(3) if that subparagraph is applicable.
     (b) Also, although subparagraphs 5(D)(3) and 5(D)(4) will apply to tort claims asserted against any Interested Party related to the Property, the right of an Interested Party to be indemnified pursuant to this subparagraph 5(C) for taxes or other payments made to satisfy governmental requirements (“Government Mandated Payments”) will not be conditioned in any way upon NAI having consented to or approved of, or having been provided with an opportunity to defend against or contest, such Government Mandated Payments. In all cases, however, including those which may involve Government Mandated Payments, the rights of each Interested Party to be indemnified will be subject to subparagraph 5(D)(5).
     (5) Payments Due. Any amount to be paid by NAI under this subparagraph 5(C) will be due ten days after a notice requesting such payment is given to NAI, subject to any applicable contest rights expressly granted to NAI by other provisions of this Lease.
     (6) Survival. NAI’s obligations under this subparagraph 5(C) will survive the termination or expiration of this Lease with respect to Losses suffered by any Interested Party on or prior to, or by reason of any actual or alleged occurrence or circumstances on or prior to, the later of the dates upon which (a) this Lease terminates or expires, or (b) NAI surrenders possession and control of the Property.
     (D) Exceptions and Qualifications to Indemnities.
     (1) Exceptions. BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require NAI to pay or reimburse:

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     • Excluded Taxes; or
     • Losses incurred or suffered by any Interested Party to the extent proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party; or
     • Losses that result from any Liens Removable by BNPPLC; or
     • Losses incurred or suffered by any of the Participants in connection with the negotiation or execution of the Participation Agreement (or supplements making them parties thereto) or in connection with any due diligence Participants may undertake before entering into the Participation Agreement; or
     • Local Impositions or other Losses contested, if and so long as they are contested, by NAI in accordance with any of the provisions of this Lease or other Operative Documents which expressly authorize such contests; or
     • transaction expenses or other Losses caused by or necessary to accomplish any conveyance by BNPPLC to BNPPLC’s Parent or a Qualified Affiliate which constitutes a Permitted Transfer only by reason of clause (3) of the definition of Permitted Transfer in the Common Definitions and Provisions Agreement ; or
     • any amount which may from time to time be payable by BNPPLC to any Participant representing the excess of “Base Rent” as defined in the Participation Agreement over Base Rent as defined in and calculated pursuant to this Lease and the Common Definitions and Provisions Agreement; or
     • any decline in the value of the Property solely by reason of a decline in general market conditions and not because of any breach of this Lease or other Operative Documents by NAI.
Further, without limiting BNPPLC’s rights (as provided in other provisions of this Lease and other Operative Documents) to include the following in the calculation of the Lease Balance, the Break Even Price and the Make Whole Amount (as applicable) or to collect Base Rent, a Supplemental Payment and other amounts, the calculation of which depends upon the Lease Balance, BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require NAI to pay or reimburse an Interested Party for costs paid by BNPPLC with the proceeds of the Initial Advance as part of the Transaction Expenses or with Construction Advances.

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     (2) Notice of Claims. If an Interested Party receives a written notice of a claim for taxes or a claim alleging a tort or other unlawful conduct that the Interested Party believes is covered by the indemnity in subparagraph 5(C)(1), then such Interested Party will be expected to promptly furnish a copy of such notice to NAI. The failure to so provide a copy of the notice will not excuse NAI from its obligations under subparagraph 5(C)(1); except that if such failure continues for more than fifteen days after the notice is received by such Interested Party and NAI is unaware of the matters described in the notice, with the result that NAI is unable to assert defenses or to take other actions which could minimize its obligations, then NAI will be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide NAI with a copy of a notice of an overdue tax obligation covered by the indemnity set out in subparagraph 5(C)(1) and NAI is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if NAI had been promptly provided with a copy of the notice, then NAI will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.
     (3) Withholding of Consent to Settlements Proposed by NAI. With regard to any tort claim against an Interested Party for which NAI undertakes to defend the Interested Party as provided in subparagraph 5(C)(4)(a), if the Interested Party unreasonably refuses to consent to a settlement of the claim which is proposed by NAI and which will meet the conditions listed in the next sentence, NAI’s liability for the cost of continuing the defense and for any other amounts payable in respect of the claim will be limited to the total cost for which the settlement proposed by NAI would have been accomplished but for the unreasonable refusal to consent. Any such settlement proposed by NAI must meet the following conditions: (A) at the time of the settlement by NAI, NAI must pay all amounts required to release the Interested Party and its property interests from any further obligation for or liens securing the applicable claim and from any interest, penalties and other related liabilities, and (B) the settlement or compromise must not involve an admission of fraud or criminal wrongdoing or result in some other material adverse consequence to the Interested Party.
     (4) Settlements Without the Prior Consent of NAI.
     (a) Except as otherwise provided in subparagraph 5(D)(4)(b), if any Interested Party settles any tort claim for which it is entitled to be indemnified by NAI without NAI’s consent, then NAI may, by notice given to the Interested Party

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no later than ten days after NAI is notified of the settlement, elect to pay Reasonable Settlement Costs to the Interested Party in lieu of a payment or reimbursement of actual settlement costs. (With respect to any tort claim asserted against an Interested Party, “Reasonable Settlement Costs” means the maximum amount that a prudent Person in the position of the Interested Party, but able to pay any amount, might reasonably agree to pay to settle the tort claim, taking into account the nature and amount of the claim, the relevant facts and circumstances known to such Interested Party at the time of settlement and the additional Attorneys Fees’ and other costs of defending the claim which could be anticipated but for the settlement.) After making an election to pay Reasonable Settlement Costs with regard to a particular tort claim and a particular Interested Party, NAI will have no right to rescind or revoke the election, despite any subsequent determination that Reasonable Settlement Costs exceed actual settlement costs. It is understood that Reasonable Settlement Costs may be more or less than actual settlement costs and that a final determination of Reasonable Settlement Costs may not be possible until after NAI must decide between paying Reasonable Settlement Costs or paying actual settlement costs.
     (b) Notwithstanding the foregoing, NAI will have no right to elect to pay Reasonable Settlement Costs in lieu of actual settlement costs if an Interested Party settles claims without NAI’s consent at any time when an Event of Default has occurred and is continuing or after a failure by NAI to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation as provided in subparagraph 5(C)(4)(a).
     (c) Except as provided in this subparagraph 5(D)(4), no settlement by any Interested Party of any claim made against it will excuse NAI from any obligation to indemnify the Interested Party against the settlement costs or other Losses suffered by reason of, in connection with, arising out of, or in any way related to such claim.
     (5) No Authority to Admit Wrongdoing by NAI or to Bind NAI to any Settlement. No Interested Party will under any circumstances have any authority to bind NAI to an admission of wrongdoing or responsibility to any third party claimant with regard to matters for which such Interested Party claims a right to indemnification from NAI under this Lease.
Further, nothing herein contained, including the foregoing provisions concerning settlements by Interested Parties of indemnified Losses, will be construed as authorizing any Interested Party to bind NAI to do or refrain from doing anything to satisfy a third party claimant. If, for example, a claim is made by a Governmental Authority that NAI

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must refrain from some particular conduct on or about the Land in order to comply with Applicable Laws, BNPPLC cannot bind NAI (and will not purport to bind NAI) to any agreement to refrain from such conduct or otherwise prevent NAI from continuing to contest the claim by reason of any provision set forth herein.
Moreover, so long as this Lease continues, no Interested Party may settle any claim involving the Property by executing any agreement (including any consent decree proposed by any Governmental Authority) which purports to prohibit, limit or impose conditions upon any use of the Property by NAI without the prior written consent of NAI. In the case of any proposed settlement of a claim asserted by a Governmental Authority against BNPPLC, NAI will not unreasonably withhold such consent. However, for purposes of determining whether it is reasonable for NAI to withhold such consent, any diligent ongoing undertaking by NAI to contest such the claim on behalf of BNPPLC will be relevant.
Subject to the foregoing provisions in this subparagraph 5(D)(5), any Interested Party may agree for itself (and only for itself) to act or refrain from doing anything as demanded or requested by a third party claimant; provided, however, in no event will such an agreement impede NAI from continuing to exercise its rights to operate its business on the Property or elsewhere in any lawful manner deemed appropriate by NAI, nor will any such agreement limit or impede NAI’s right to contest claims raised by any third party claimants (including Governmental Authorities) that NAI is not complying or has not complied with Applicable Laws.
     (6) Defense of Tax Claims. This Lease does not grant to NAI any right to control the defense of or contest any tax claim for which an Interested Party may have a right to indemnity under subparagraph 5(C), other than the right to contest Local Impositions as provided in subparagraph 5(A), nor does this Lease grant to NAI the right to inspect the income tax returns, books or records of any Interested Party. Nevertheless, if a tax claim is asserted against BNPPLC for which it is entitled to be indemnified pursuant to subparagraph 5(C), BNPPLC will consider in good faith any defenses and strategies proposed by NAI with regard to such claim. Further, if any such tax claim is asserted against BNPPLC which involves assertions that apply not only to the transactions contemplated by this Lease, but also to other similar transactions in which BNPPLC has participated, then BNPPLC will not settle the claim on a basis that results in a disproportionately greater tax burden with respect to the transactions contemplated herein than with respect to such other similar transactions. For example, if taxing authorities assert that both this Lease and other comparable lease agreements made by BNPPLC are not financing arrangements as intended by the parties thereto, and on the basis of such assertions the taxing authorities claim that BNPPLC owes income taxes which are not Excluded Taxes, then BNPPLC will not settle the claim in a manner that

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would cause NAI’s liability under subparagraph 5(C) to be disproportionately greater than the indemnity obligation of another similarly situated tenant of BNPPLC under another lease agreement with an indemnity provision comparable to subparagraph 5(C). Also, BNPPLC will not grant to another tenant the right to dictate to BNPPLC the tax position BNPPLC must take in regard to the Property or the Operative Documents, except that BNPPLC may include provisions comparable to the foregoing in other leases to assure other tenants against a disproportionately greater burden than NAI will bear in regard to any settlement of a tax claim by BNPPLC.
     (7) Indemnified Parties Other than Landlord. As a condition to making any indemnity payment for Losses directly to any Interested Party other than BNPPLC itself, NAI may require the Interested Party to confirm and agree in writing that it will be obligated to make the payments to NAI as provided in subparagraph 5(E) in the event the Interested Party subsequently receives a refund of the Losses covered by such indemnity payment.
     (E) Refunds and Credits Related to Losses Paid by NAI.
     (1) If BNPPLC receives a refund of any Losses paid, reimbursed or advanced by NAI pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), BNPPLC will promptly pay to NAI the amount of such refund, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the refund and such payment to NAI; provided, that the amount payable to NAI will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by NAI. If it is subsequently determined that BNPPLC was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which NAI must indemnify BNPPLC pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, BNPPLC also receives an amount representing interest on such refund, BNPPLC will promptly pay to NAI the amount of such interest, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the receipt or accrual of the interest and as a result of such payment to NAI; provided, that BNPPLC will not be required to make any such payment in respect of the interest (if any) that is fairly attributable to a period for which NAI had not yet paid, reimbursed or advanced the Losses refunded to BNPPLC.
     (2) If any Interested Party (other than BNPPLC itself) receives a refund of any Loss paid, reimbursed or advanced by NAI pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), NAI may demand (and enforce the demand pursuant to any agreement previously delivered by the Interested Party as provided in

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subparagraph 5(D)(7)) that such Interested Party promptly pay to NAI the amount of such refund, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the refund and such payment to NAI; provided, that the amount payable to NAI will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by NAI. If it is subsequently determined that such Interested Party was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which NAI must indemnify such Interested Party pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, such Interested Party also receives an amount representing interest on such refund, NAI may demand that such Interested Party promptly pay to NAI the amount of such interest, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the receipt or accrual of the interest and as a result of such payment to NAI; provided, that such Interested Party will not be required to make any such payment in respect of the interest (if any) which is fairly attributable to a period before NAI paid, reimbursed or advanced the Losses refunded to such Interested Party.
(3) With respect to Losses incurred or suffered by an Interested Party and paid or reimbursed by NAI on an After Tax Basis, if taxes of such Interested Party which are not subject to indemnification by NAI are reduced because of such Losses (whether by reason of a deduction, credit or otherwise) and such reduction was not taken into account in the calculation of the required reimbursement or payment by NAI, then for purposes of this subparagraph 5(E) such reduction will be considered a “refund”.
(4) Notwithstanding the foregoing, in no event will BNPPLC or any other Interested Party be required to make any payment to NAI pursuant to this subparagraph 5(E) when an Event of Default has occurred and is continuing.
     (F) Reimbursement of Excluded Taxes Paid by NAI. If NAI is ever required (by laws imposing withholding tax obligations or otherwise) to pay Excluded Taxes that any Interested Party should have paid, but failed to pay when due, in connection with this Lease, such Interested Party must reimburse NAI for such Excluded Taxes (together with any additional amount required to preserve for NAI the full amount of such reimbursement after related taxes are considered, calculated in the same manner that an Additional Indemnity Payment would be calculated under subparagraph 5(C)(1) in the case of a reimbursement owed by NAI to an Interested Party) within 30 days after such Interested Party’s receipt of a written demand for such reimbursement by NAI.
     (G) Collection on Behalf of Participants. BNPPLC may, on behalf of any Participant or its Affiliates, collect any amount that becomes due from NAI to such Participant or its Affiliates pursuant to subparagraph 5(B) or 5(C), in which case BNPPLC will be obligated to such Participant in respect of the collected amount as provided in the Participation Agreement.

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Alternatively, as provided in the Participation Agreement, BNPPLC may assign the right to collect any such amount to such Participant, in which case the Participant will be entitled to collect the same directly from NAI.
6 Replacement of Participants.
     (A) NAI’s Right to Substitute Participants. So long as no Event of Default exists, and subject to the terms and conditions set forth in subparagraph 6(B), if any Participant which is not an Affiliate of BNPPLC (in this Paragraph, the “Unrelated Participant”) (1) declines to approve the Rent for an extension of this Lease under subparagraph 1(D), or (2) makes a demand for compensation under subparagraph 5(B), NAI may request that BNPPLC execute Participation Agreement Supplements (as defined in the Participation Agreement) as needed to transfer the rights of the Unrelated Participant thereunder to one or more new Participants (in this subparagraph, whether one or more, the “New Participants”) designated by NAI who are willing and able to accept such interests and to make Funding Advances as necessary to terminate the Unrelated Participant’s right to payments in respect of Base Rent and the Lease Balance under the Operative Documents. BNPPLC will execute such Participation Agreement Supplements within ten Business Days of the later to occur of such request by NAI and satisfaction of all conditions set forth in subparagraph 6(B).
     (B) Conditions to Replacement of Participants. NAI and BNPPLC, working together, will endeavor in good faith to identify New Participants that are willing to replace any Unrelated Participant described in the preceding subparagraph and that are acceptable to both NAI and BNPPLC. (The term New Participants may include new parties to the Participation Agreement and it may include existing Participants that increase their Funding Advances as needed to replace the Unrelated Participant.) However, nothing contained herein will be construed to require BNPPLC itself to increase its Percentage (as defined in the Participation Agreement) to replace an Unrelated Participant, and nothing herein contained will be construed to require BNPPLC itself to provide or to obtain from its Affiliates Funding Advances to replace the Funding Advances that an Unrelated Participant has provided or agreed to provide. Also, New Participants will be subject to the approval of BNPPLC; provided, that BNPPLC must not unreasonably withhold its approval for the substitution of any New Participant proposed by NAI for any Unrelated Participant so long as (i) no Event of Default has occurred and is continuing, (ii) BNPPLC determines it can give such approval without violating Applicable Laws, without breaching its obligations under the Participation Agreement, and without waiving rights or remedies it has under this Lease or the other Operative Documents, (iii) BNPPLC or BNPPLC’s Parent is not involved in any material litigation adverse to the New Participant in any pending lawsuit or other legal proceeding, and (iv) all of the conditions listed in the next sentence are satisfied. Any substitution of New Participants for an Unrelated Participant as provided in this Paragraph will be subject to the following conditions:

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     (1) the proposed substitution does not include a waiver of rights by BNPPLC against any Unrelated Participant or require BNPPLC to pay any amounts out-of-pocket that are not reimbursed concurrently by NAI or the New Participants;
     (2) the New Participants must become parties to the Participation Agreement (by executing supplements to that agreement as provided therein) and must provide all funds due to the Unrelated Participant being replaced because of the termination of the Unrelated Participant’s rights to receive payments in respect of Net Cash Flow and Net Sales Proceeds (both as defined in the Participation Agreement); and
     (3) the obligations of BNPPLC to the New Participants must not exceed the obligations that BNPPLC would have had to the Unrelated Participant if there had been no substitution, other than those for which NAI is liable.
Upon consummation of any such substitution NAI must pay to the replaced Participant Breakage Costs, if any, incurred by the replaced Participant because of the substitution.
7 Items Included in the Property
     (A) Status of Property. All Improvements on the Land from time to time will constitute “Property” covered by this Lease. Further, as provided in the Construction Agreement, to the extent heretofore or hereafter acquired by NAI (in whole or in part) with any portion of the Initial Advance or with any Construction Advances or with other funds for which NAI receives reimbursement from the Initial Advance or Construction Advances, all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature will be deemed to have been acquired on behalf of BNPPLC by NAI and will constitute “Property” covered by this Lease, as will all renewals or replacements of or substitutions for any such Property. Upon request of BNPPLC, but not more often than once in any period of twelve consecutive months, NAI will deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof), with a certification by NAI that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPPLC.
     (B) Changes in the Land Covered by the Ground Lease. Upon any amendment of the definition of the “Land” covered by the Ground Lease, the “Land” as defined in and covered by this Lease and the other Operative Documents will also be so amended.

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8 Environmental.
     (A) Environmental Covenants by NAI.
     (1) NAI will not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work.
     (2) NAI will not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (i) storm water runoff, (ii) waste water discharges through a publicly owned treatment works, (iii) discharges that are a necessary part of any Remedial Work, and (iv) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in strict compliance with Environmental Laws.
     (3) Following any discovery that Remedial Work is required by Environmental Laws or is otherwise reasonably believed by BNPPLC to be required, and to the extent not inconsistent with the other provisions of this Lease, NAI must promptly perform and diligently and continuously pursue such Remedial Work.
     (4) If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, NAI must retain environmental consultants reasonably acceptable to BNPPLC to evaluate any significant new information generated during NAI’s implementation of the Remedial Work and to discuss with NAI whether such new information indicates the need for any additional measures that NAI should take to protect the health and safety of persons (including employees, contractors and subcontractors and their employees) or to protect the environment. NAI must implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably believed by BNPPLC to be required.
     (B) Right of BNPPLC to do Remedial Work Not Performed by NAI. If NAI’s failure to perform any Remedial Work required as provided in subparagraph 8(A) continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof will be a demand obligation owing by NAI to BNPPLC. As used in this subparagraph, “Environmental Cure Period” means the period ending on the earliest of: (1) ninety days after NAI is notified of the breach which must be cured within such period or, if during such ninety days NAI initiates the Remedial Work and diligently and continuously pursues it in accordance with a timetable accepted and approved by applicable Governmental Authorities (which may include delays waiting for permits or other authorizations), the date by

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which such Remedial Work is to be completed according to such timetable, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (C) Environmental Inspections and Reviews. BNPPLC reserves the right to retain environmental consultants to review any report prepared by NAI or to conduct BNPPLC’s own investigation to confirm whether NAI is complying with the requirements of this Paragraph 8. NAI grants to BNPPLC and to BNPPLC’s agents, employees, consultants and contractors the right to enter upon the Property during reasonable hours and after reasonable notice to inspect the Property and to perform such tests as BNPPLC deems reasonably necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or reasonably suspected discharge of Hazardous Substances into groundwater or surface water from the Property. NAI must promptly reimburse BNPPLC for the fees of its environmental consultants and the costs of any such inspections and tests; provided, however, BNPPLC’s right to reimbursement for the fees of any consultant engaged as provided in this subparagraph or for the costs of any inspections or test undertaken as provided in this subparagraph will be limited to the following circumstances: (1) an Event of Default has occurred and is continuing at the time of such engagement, tests or inspections; (2) NAI has not exercised the Purchase Option and BNPPLC has retained the consultant to establish the condition of the Property prior to any conveyance thereof pursuant to the Purchase Agreement or to the expiration of this Lease; (3) BNPPLC has retained the consultant to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; (4) BNPPLC has retained the consultant because it has reason to believe, and does in good faith believe, that a significant violation of Environmental Laws concerning the Property has occurred; or (5) BNPPLC has retained the consultant because BNPPLC has been notified of a possible violation of Environmental Laws concerning the Property by any Governmental Authority having jurisdiction.
     (D) Communications Regarding Environmental Matters.
     (1) NAI must promptly advise BNPPLC and Participants of (i) any discovery known to NAI of any event or circumstance which would render any of the representations of NAI herein or in any of the other Operative Documents concerning environmental matters materially inaccurate or misleading if made at the time of such discovery and assuming that NAI was aware of all relevant facts, (ii) any Remedial Work (or change in Remedial Work) required or undertaken by NAI or its Affiliates in response

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to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities, (iii) any discovery known to NAI of any occurrence or condition on any real property adjoining or in the vicinity of the Property which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (iv) any investigation or inquiry known to NAI of any failure or alleged failure by NAI to comply with Environmental Laws affecting the Property by any Governmental Authority responsible for enforcing Environmental Laws. In such event, NAI will deliver to BNPPLC within thirty days after BNPPLC’s request, a preliminary written environmental plan setting forth a general description of the action that NAI proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by NAI of this Paragraph 8, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may reasonably request.
     (2) NAI will provide BNPPLC and Participants with copies of all material written communications with Governmental Authorities relating to the matters listed in the preceding clause (1). NAI will also provide BNPPLC and Participants with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of NAI to maintain or operate the Property in accordance with Environmental Laws.
     (3) Prior to NAI’s submission of a communication to any regulatory agency or third party which causes, or potentially could cause (whether by implementation of or response to said communication), a material change in the scope, duration, or nature of any Remedial Work, NAI must, to the extent practicable, deliver to BNPPLC and Participants a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC’s request, NAI will meet with BNPPLC to discuss the submission, will provide any additional information reasonably requested by BNPPLC and will provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission.
9 Insurance Required and Condemnation.
     (A) Liability Insurance. Throughout the Term NAI must maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more

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insurance policies that satisfy the Minimum Insurance Requirements. NAI must deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (B) Property Insurance.
     (1) Throughout the Term NAI must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the Minimum Insurance Requirements. NAI must deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (2) If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance is required hereunder, (a) BNPPLC may, but will not be obligated to, make proof of loss if not made promptly by NAI after notice from BNPPLC, (b) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC (or, if so instructed by BNPPLC, to NAI) for application as required by Paragraph 10, and (c) BNPPLC will be entitled, in its own name or in the name of NAI or in the name of both, to settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance; except that, if any such claim is for less than $1,000,000, if no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, NAI alone will have the right to settle, adjust or compromise the claim as NAI deems appropriate; and, except that, so long as no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, BNPPLC must provide NAI with at least forty-five days notice of BNPPLC’s intention to settle any such claim before settling it unless NAI has already approved of the settlement by BNPPLC.
     (3) BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds.
     (4) If any casualty results in damage to or loss or destruction of the Property, NAI must give prompt notice thereof to BNPPLC and Paragraph 10 will apply.
     (C) Failure to Obtain Insurance. If NAI fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPPLC will be entitled (but not

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required) to obtain the insurance that NAI has failed to obtain or for which NAI has not provided the required confirmation and, without limiting BNPPLC’s other remedies under the circumstances, BNPPLC may require NAI to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by NAI.
     (D) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party will promptly notify the other (provided, however, BNPPLC will have no liability for its failure to provide such notice) of the pendency of such proceedings. (As used herein, “condemnation of the Property” or words of like effect will include any indirect condemnation by means of a taking of the Land or the Existing Appurtenant Easements or any part thereof.) NAI must, at its expense, diligently prosecute any such proceedings and must consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. BNPPLC is hereby authorized, in its own name or in the name of NAI or in the name of both, at any time after a 97-10/Meltdown Event or when an Event of Default has occurred and is continuing, but not otherwise without NAI’s prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.
     Notwithstanding the foregoing provisions of this subparagraph, if condemnation proceeds totaling not more than $1,000,000 are to be recovered as a result of a taking of less than all or substantially all of the Property, NAI may directly receive and hold such proceeds so long as no Event of Default has occurred and is continuing and so long as NAI applies such proceeds as required herein.
     (E) Waiver of Subrogation. NAI, for itself and for any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party to recover Losses for which NAI is compensated by insurance or would be compensated by the insurance contemplated in this Lease, but for any deductible or self-insured retention maintained under such insurance or but for a failure of NAI to maintain the insurance as required by this Lease. NAI agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.

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10 Application of Insurance and Condemnation Proceeds.
     (A) Collection and Application of Insurance and Condemnation Proceeds Generally. This Paragraph 10 will govern the application of proceeds received by BNPPLC or NAI during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by NAI), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g.,damage resulting from a third party’s release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC’s Parent, by an Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph 10(D), NAI must promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 10 which NAI may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph 10, including those received by BNPPLC from NAI or third parties, will be applied as follows:
     (1) First, proceeds covered by this Paragraph 10 will be used to reimburse BNPPLC for any reasonable costs and expenses, including Attorneys’ Fees, that BNPPLC incurred to collect the proceeds.
     (2) Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the “Remaining Proceeds”) will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse NAI or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 10, BNPPLC will hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account will be added to and made a part of such Escrowed Proceeds.
     (B) Advances of Escrowed Proceeds to NAI. Except as otherwise provided below in this Paragraph 10, BNPPLC will advance all Remaining Proceeds held by it as Escrowed Proceeds to reimburse NAI for the actual out-of-pocket cost to NAI of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration, progresses and upon compliance by NAI with such terms, conditions and requirements as may be reasonably imposed by BNPPLC to assure the completion of such repair or restoration with available funds. So long as any Lease Balance remains outstanding, however, BNPPLC will not be required to pay Escrowed Proceeds to NAI in excess of the actual out-of-pocket cost to NAI of the applicable repair or restoration, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC, it being understood that BNPPLC may retain and, after NAI has completed the applicable repair or

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restoration and been reimbursed for the out-of-pocket cost thereof, apply any such excess (or so much thereof as is needed to reduce the Lease Balance to zero) as a Qualified Prepayment.
     (C) Application of Escrowed Proceeds as a Qualified Prepayment. Provided no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, BNPPLC will apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Prepayment) as a Qualified Prepayment on any date that BNPPLC is directed to do so by a notice from NAI; however, if such a notice from NAI specifies an effective date for a Qualified Prepayment that is less than five Business Days after BNPPLC’s actual receipt of the notice, BNPPLC may postpone the date of the Qualified Prepayment to any date not later than five Business Days after BNPPLC’s receipt of the notice. In any event, BNPPLC may deduct Breakage Costs or any Fixed Rate Settlement Amount incurred in connection with any Qualified Prepayment from the Remaining Proceeds or other amounts available for application as the Qualified Prepayment, and NAI must reimburse BNPPLC upon request for any such Breakage Costs or Fixed Rate Settlement Amount that BNPPLC incurs but does not deduct.
     (D) Right of NAI to Receive and Apply Remaining Proceeds Below a Certain Level. If, after the Completion Date, any condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property will (in the good faith judgment of BNPPLC) reduce the then current “AS IS” market value by less than $1,000,000 and (in the good faith estimation of BNPPLC) be unlikely to result in Remaining Proceeds of more than $1,000,000, and if no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, then BNPPLC will, upon NAI’s request, instruct the condemning authority or insurer, as applicable, to pay the Remaining Proceeds resulting therefrom directly to NAI. NAI must apply any such Remaining Proceeds to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before the taking or casualty.
     (E) Special Provisions Applicable After a 97-10/Meltdown Event or an Event of Default. Notwithstanding the foregoing, after any 97-10/Meltdown Event, and when any Event of Default has occurred and is continuing, BNPPLC will be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 10 and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of NAI or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments. Further, when any Event of Default has occurred and is continuing, if the Remaining Proceeds paid to BNPPLC with respect to any damage or destruction of the Property are reduced by reason of any insurance deductible or self-insured retention, NAI must pay to BNPPLC upon demand an additional amount equal to the full amount of such deductible or self insured retention, whereupon the additional amount paid will be added to the Remaining Proceeds and applied as such by BNPPLC in accordance with the provisions of this Lease.

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     (F) NAI’s Obligation to Restore. Regardless of the adequacy of any Remaining Proceeds available to NAI hereunder, if on or after the Completion Date, the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, NAI must either (1) promptly restore or improve the Property or the remainder thereof to a value no less than the Lease Balance and to a reasonably safe and sightly condition, or (2) promptly restore the Property or remainder thereof to a reasonably safe and sightly condition and pay to BNPPLC for application as a Qualified Prepayment the amount (if any), as determined by BNPPLC, needed to reduce the Lease Balance to no more than the then current “AS IS” market value of the Property or remainder thereof.
     (G) Takings of All or Substantially All of the Property on or after the Completion Date. In the event of any taking of all or substantially all of the Property on or after the Completion Date, BNPPLC will be entitled to apply all Remaining Proceeds (or so much thereof as is required to reduce the Lease Balance to zero) as a Qualified Prepayment. Any taking of so much of the Property as, in BNPPLC’s good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (1) of the preceding subparagraph will be considered a taking of substantially all the Property for purposes of this Paragraph 10.
     (H) If Remaining Proceeds Exceed the Lease Balance. Notwithstanding the various provisions of this Paragraph 10 authorizing BNPPLC to apply Remaining Proceeds received by it during the Term as a Qualified Prepayment, in the event any such Remaining Proceeds exceed the sum of (i) all payments thereof made to NAI to reimburse it for the costs of repairs and restoration to the Property, (ii) any application thereof to cover costs incurred by BNPPLC for the repair or restoration the Property and (iii) the Lease Balance, such excess will not be applied as a Qualified Prepayment, but rather will constitute Escrowed Proceeds which must, if NAI exercises the Purchase Option pursuant to the Purchase Agreement, be delivered to the purchaser of the Property (be it NAI or an Applicable Purchaser) as provided therein.
11 Additional Representations, Warranties and Covenants of NAI Concerning the Property. NAI represents, warrants and covenants as follows:
     (A) Operation and Maintenance. NAI must operate and maintain the Property in a good and workmanlike manner and in compliance with Applicable Laws in all material respects and pay or cause to be paid all fees or charges of any kind due in connection therewith. (If NAI does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written complaint or demand for corrective action given by any Governmental Authority to NAI, or to BNPPLC and forwarded by it to NAI, then for purposes of the preceding sentence, NAI will be considered not to have maintained the Property “in compliance with all Applicable Laws in all material respects” whether or not the noncompliance would be material in

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the absence of the complaint or demand.) NAI will not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Laws or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect to the Property. To the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, NAI will not, without BNPPLC’s prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. NAI will not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and NAI will not do anything that could reasonably be expected to significantly reduce the market value of the Property. If NAI receives a notice or claim from any Governmental Authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, NAI must promptly furnish a copy of such notice or claim to BNPPLC.
     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest NAI will not be deemed in default hereunder because of the violation of such Applicable Law, if NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if NAI promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest must be concluded and the violation of such Applicable Law must be corrected by NAI and any claims asserted against BNPPLC or the Property because of such violation must be paid by NAI, all prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken or overtly threatened by any Governmental Authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (B) Debts for Construction, Maintenance, Operation or Development. NAI must cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including invoices for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid.

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     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted statutory liens in the nature of contractors’, mechanics’ or materialmens’ liens, and pending such contest NAI will not be deemed in default under this subparagraph because of the contested lien if (1) within thirty days after being asked to do so by BNPPLC, NAI bonds over to BNPPLC’s reasonable satisfaction all such contested liens against the Property alleged to secure an amount in excess of $1,000,000 (individually or in the aggregate), (2) NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (3) NAI promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest must be concluded and the lien, interest and costs must be paid by NAI prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPPLC has an interest may be seized or sold or any other action is taken or overtly threatened against BNPPLC or any property in which BNPPLC has an interest because of the nonpayment thereof, or (iii) a Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (C) Repair, Maintenance, Alterations and Additions. NAI must keep the Property in good order, operating condition and appearance and must cause all necessary repairs, renewals and replacements to be promptly made. NAI will not allow any of the Property to be materially misused, abused or wasted, and NAI will promptly replace any worn-out fixtures and tangible Personal Property with fixtures and personal property comparable to the replaced items when new. NAI will not, without the prior consent of BNPPLC, (i) remove from the Property any fixture or Personal Property having significant value except such as are replaced by NAI by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause “significant value” will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by NAI by items of equal suitability and value, has an aggregate value of $500,000 or more) or (ii) make material new Improvements or alter Improvements in any material respect following completion of the Work contemplated in the Construction Agreement.
     However, provided that no 97-10/Meltdown Event has occurred, and so long as no Event of Default has occurred and is continuing, BNPPLC will not unreasonably withhold a consent

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requested by NAI pursuant to the preceding sentence for the construction or alteration of Improvements. NAI acknowledges, however, that BNPPLC’s refusal or failure to give such consent will be deemed reasonable if BNPPLC believes in good faith that the construction or alteration for which NAI is requesting consent could have a material adverse impact upon the value of the Property (taken as whole), or if NAI has not provided BNPPLC with adequate information to allow BNPPLC to properly evaluate such impact on value.
     Without limiting the foregoing, NAI must notify BNPPLC before making any significant alterations to the Improvements during the Term, regardless of the impact on the value of the Property expected to result from such alterations.
     (D) Permitted Encumbrances. NAI must comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances. Without limiting the foregoing, NAI must cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, NAI will not create any new Permitted Encumbrance or enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC’s interest in the Property or be binding upon BNPPLC itself. (Whether BNPPLC must give any such consent requested by NAI during the Term of this Lease will be governed by subparagraph 4(C) of the Closing Certificate.)
     (E) Books and Records Concerning the Property. NAI must keep books and records that are accurate and complete in all material respects for the Property and, subject to Paragraph 22, must permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC during normal business hours. (BNPPLC will not over the objection of NAI inspect or copy such materials more than once in any twelve month period unless BNPPLC believes in good faith that more frequent inspection and copying is required to determine whether a Default or an Event of Default has occurred and is continuing or to assess the effect thereof or to properly exercise remedies with respect thereto.) This subparagraph will not be construed as requiring NAI to regularly maintain separate books and records relating exclusively to the Property, but NAI will as reasonably requested from time to time by BNPPLC construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Property.
12 Assignment and Subletting by NAI.
     (A) BNPPLC’s Consent Required. Without the prior consent of BNPPLC, NAI will not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of NAI hereunder

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and will not sublet all or any part of the Property, by operation of law or otherwise, except as follows:
     (1) So long as no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, NAI may sublet (a) to Affiliates of NAI, or (b) no more than thirty-three percent (33%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements to Persons who are not NAI’s Affiliates, subject to the conditions that (i) any such sublease by NAI must be made expressly subject and subordinate to the terms hereof, (ii) the sublease must have a term equal to or less than the remainder of the then effective Term of this Lease, and (iii) the use permitted by the sublease must be expressly limited to uses consistent with subparagraph 2(A) or other uses approved in advance by BNPPLC as uses that will not present any extraordinary risk of uninsured environmental or other liability.
     (2) So long as no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, NAI may assign all of its rights under this Lease and the other Operative Documents to an Affiliate of NAI, subject to the conditions that (a) the assignment must be in writing and must unconditionally provide that the Affiliate assumes all of NAI’s obligations hereunder and thereunder, and (b) NAI must execute an unconditional guaranty of the obligations assumed by the Affiliate in form satisfactory to BNPPLC, confirming (x) that notwithstanding the assignment NAI will remain primarily liable for all of the obligations undertaken by NAI under the Operative Documents, (y) that such guaranty is a guaranty of payment and performance and not merely of collection, and (z) that NAI waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties.
     (B) Standard for BNPPLC’s Consent to Assignments and Certain Other Matters. Consents and approvals of BNPPLC which are required by this Paragraph 12 will not be unreasonably withheld, but NAI acknowledges that BNPPLC’s withholding of such consent or approval will be reasonable if BNPPLC determines in good faith that (1) giving the approval may increase BNPPLC’s risk of liability for any existing or future environmental problem, (2) giving the approval is likely to substantially increase BNPPLC’s administrative burden of complying with or monitoring NAI’s compliance with the requirements of this Lease, or (3) any transaction for which NAI has requested the consent or approval would negate NAI’s representations in the Operative Documents regarding ERISA or cause any of the Operative Documents (or any exercise of BNPPLC’s rights thereunder) to constitute a violation of any provision of ERISA. Further, NAI acknowledges that BNPPLC may reasonably require, as a condition to giving its consent to any assignment by NAI, that NAI execute an unconditional guaranty providing that NAI will remain primarily liable for all of the tenant’s obligations hereunder and under other Operative Documents. Any such guaranty must be a guaranty of payment and not merely of collection, must provide that NAI waives to the extent permitted by

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Applicable Law all defenses otherwise available to guarantors or sureties, and must otherwise be in a form satisfactory to BNPPLC.
     (C) Consent Not a Waiver. No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or NAI’s interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC’s consent, will release NAI from liability hereunder; and any such consent will apply only to the specific transaction thereby authorized and will not relieve NAI from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of NAI hereunder.
13 Assignment by BNPPLC.
     (A) Restrictions on Transfers. Except by a Permitted Transfer, BNPPLC will not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of NAI, which consent NAI may withhold in its sole discretion. Further, notwithstanding anything to the contrary herein contained, if withholding taxes are imposed on the Rents payable to BNPPLC hereunder because of BNPPLC’s assignment of this Lease to any citizen of, or any corporation or other entity formed under the laws of, a country other than the United States, NAI will not be required to compensate BNPPLC or any such assignee for the withholding tax.
     (B) Effect of Permitted Transfer or other Assignment by BNPPLC. If by a Permitted Transfer BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC’s rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC’s obligations under this Lease and under the other Operative Documents, then BNPPLC will thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents (other than any liability for a breach of any continuing obligation to provide Construction Advances under the Construction Agreement), and NAI must look solely to each successor in interest of BNPPLC for performance of such obligations.
14 BNPPLC’s Right to Enter and to Perform for NAI .
     (A) Right to Enter. BNPPLC and BNPPLC’s representatives may, subject to subparagraph 14(C), enter the Property for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose of confirming whether NAI has complied with the requirements of this Lease or the other Operative Documents. So long as no Event of Default has occurred and is continuing and no apparent emergency exists which would justify immediate entry, BNPPLC will give NAI at least two

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Business Days notice before making any such entry over the objection of NAI and will limit any such entry to normal business hours.
     (B) Performance for NAI. If NAI fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which NAI is required by this Lease or the Closing Certificate to pay, and if such failure or action constitutes an Event of Default or renders BNPPLC or any director, officer, employee or Affiliate of BNPPLC at risk of criminal prosecution or renders BNPPLC’s interest in the Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, will be a demand obligation owing by NAI to BNPPLC. Further, upon making such payment, BNPPLC will be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein will imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease NAI may be required to perform, and the performance thereof by BNPPLC will not constitute a waiver of NAI’s default. BNPPLC may during the progress of any such work by BNPPLC keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to NAI or the subtenants or invitees of NAI by reason of the performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of NAI under this Lease will not thereby be excused in any manner.
     (C) Building Security. So long as NAI remains in possession of the Property, BNPPLC or BNPPLC’s representative will, before making any inspection or performing any work on the Property authorized by this Lease, do the following
     (1) BNPPLC will give NAI at least 24 hours notice, unless BNPPLC believes in good faith that an emergency may exist or a Default has occurred and is continuing, because of which significant damage to the Property or other significant Losses may be sustained if BNPPLC delays entry to the Property; and
     (2) if then requested to do so by NAI in order to maintain NAI’s security, BNPPLC or its representative will: (i) sign in at NAI’s security or information desk if NAI has such a desk on the premises, (ii) wear a visitor’s badge or other reasonable identification, (iii) permit an employee of NAI to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of NAI that do not, individually or in the aggregate, significantly interfere with inspections or work of BNPPLC authorized by this Lease.

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15 Remedies.
     (A) Traditional Lease Remedies. At any time after an Event of Default and after BNPPLC has given any notice required by subparagraph 15(C), BNPPLC will be entitled at BNPPLC’s option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph 15(A)), to exercise any one or more of the following remedies:
     (1) By notice to NAI, BNPPLC may terminate NAI’s right to possession of the Property. However, only a notice clearly and unequivocally confirming that BNPPLC has elected to terminate NAI’s right of possession will be effective for purposes of this provision.
     (2) Upon termination of NAI’s right to possession as provided in the immediately preceding subsection (1) and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Laws and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any personal property on the Land may be removed and stored in a warehouse or elsewhere, and in such event the cost of any such removal and storage will be at the expense and risk of and for the account of NAI.
     (3) Upon termination of NAI’s right to possession as provided in the immediately preceding subsection (1), this Lease will terminate and BNPPLC may recover from NAI damages which include the following:
     (a) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;
     (b) costs and expenses actually incurred by BNPPLC to repair damage to the Property that NAI was obligated to (but failed to) repair prior to the termination;
     (c) the sum of the following (“Lease Termination Damages”):
     1) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that NAI proves could have been reasonably avoided;
     2) the worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award

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exceeds the amount of such rental loss that NAI proves could be reasonably avoided;
     3) any other amount necessary to compensate BNPPLC for all the detriment proximately caused by NAI’s failure to perform NAI’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses of preparing and altering the Property for reletting and all other costs and expenses of reletting (including Attorneys’ Fees, advertising costs and brokers’ commissions), and
     (d) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable North Carolina law.
The “worth at the time of award” of the amounts referred to in subparagraph 15(A)(3)(a) and subparagraph 15(A)(3)(c)1) will be computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in subparagraph 15(A)(3)(c)2) will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%).
Notwithstanding the foregoing, the total Lease Termination Damages which BNPPLC may recover from NAI will be limited in amount to the extent required, if any, to prevent the sum of recoverable Lease Termination Damages, plus any Supplemental Payment that BNPPLC has received or remains entitled to recover pursuant to the Purchase Agreement, from being more than the Maximum Remarketing Obligation; provided, however, if a Supplemental Payment is owed to BNPPLC according to the Purchase Agreement, but NAI fails to pay it, this limitation upon BNPPLC’s right to recover Lease Termination Damages will be of no effect. For purposes of this provision, “Maximum Remarketing Obligation” is intended to have the meaning assigned to it in the Purchase Agreement and is intended to be computed as of the date any award of Lease Termination Damages to BNPPLC as if such date was the Designated Sale Date.
     (4) Even after a breach of this Lease or abandonment of the Property by NAI, BNPPLC may continue this Lease in force and recover Rent as it becomes due. Accordingly, despite any breach or abandonment by NAI, this Lease will continue in effect for so long as BNPPLC does not terminate NAI’s right to possession, and BNPPLC may enforce all of BNPPLC’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. NAI’s right to possession will not be deemed to have been terminated by BNPPLC except pursuant to subparagraph 15(A)(1) hereof. The following will not constitute a termination of NAI’s right to possession:

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     (a) Acts of maintenance or preservation or efforts to relet the Property;
     (b) The appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC’s interest under this Lease; or
     (c) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by NAI.
     (B) Foreclosure Remedies. At any time when an Event of Default has occurred and is continuing, BNPPLC may notify NAI of BNPPLC’s intent to pursue remedies described in Exhibit B, and at any time thereafter, regardless of whether the Event of Default is continuing, if NAI has not already purchased the Property or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement, (i) BNPPLC will have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by law, to sell or arrange for a sale to foreclose its lien and security interest granted in Exhibit B, and (ii) BNPPLC, in lieu of or in addition to exercising any power of sale granted in Exhibit B, may proceed by a suit or suits in equity or at law, whether for a foreclosure or sale of the Property, or against NAI for the Lease Balance, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure or sale of the Property, or for the enforcement of any other appropriate legal or equitable remedy.
     (C) Notice Required So Long As the Purchase Option Continues Under the Purchase Agreement. After the Term actually commences and so long as NAI remains in possession of the Property and there has been no termination of the Purchase Option as provided in Paragraph 6 of the Purchase Agreement, BNPPLC’s right to exercise remedies provided in subparagraph 15(A) or to complete any foreclosure sale as provided in subparagraph 15(B) will be subject to the condition precedent that BNPPLC has notified NAI, at a time when an Event of Default has occurred and is continuing and no less than thirty days prior to exercising such remedies or completing such a sale, of BNPPLC’s intent to do so. The condition precedent is intended to provide NAI with an opportunity to exercise the Purchase Option before losing possession of the Property because of the remedies enumerated in subparagraph 15(A) or because of a sale authorized by subparagraph 15(B). The condition precedent is not, however, intended to extend any period for curing an Event of Default. Accordingly, if an Event of Default has occurred, and regardless of whether any Event of Default is then continuing, BNPPLC may proceed immediately to exercise remedies provided in subparagraph 15(A) or complete a sale authorized by subparagraph 15(B) at any time after the earliest of (i) thirty days after BNPPLC has given such a notice to NAI, (ii) any date upon which NAI relinquishes possession of the Property, or (iii) any termination of the Purchase Option.

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     (D) Enforceability. This Paragraph 15 will be enforceable to the maximum extent not prohibited by Applicable Laws, and the unenforceability of any provision in this Paragraph will not render any other provision unenforceable.
     (E) Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy will be cumulative and in addition to any other right or remedy given to BNPPLC under this Lease or other Operative Documents or now or hereafter existing in favor of BNPPLC under Applicable Laws, except as otherwise expressly provided in the last provision of subparagraph 15(A)(3) above. In addition to other remedies provided in this Lease, BNPPLC will be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by NAI, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease will limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of NAI by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein will modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Agreement, and BNPPLC will not be required to give the thirty day notice described in subparagraph 15(C) as a condition precedent to any acceleration of the Designated Sale Date or to taking any action to enforce the Purchase Agreement. However, to prevent a double recovery, BNPPLC acknowledges that BNPPLC’s right to recover Lease Termination Damages may be limited by the last provision of subparagraph 15(A)(3) above in the event BNPPLC collects or remains entitled to collect a Supplemental Payment as provided in the Purchase Agreement.
16 Default by BNPPLC. If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC will have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from NAI specifying such default and specifying what action NAI believes is necessary to cure the default.
17 Quiet Enjoyment. Provided NAI pays Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by NAI hereunder, BNPPLC will not during the Term disturb NAI’s peaceable and quiet enjoyment of the Property; however, such enjoyment will be subject to the terms and conditions of this Lease, to the Ground Lease, to Permitted Encumbrances and to any other claims not constituting Liens Removable by BNPPLC. If any Lien Removable by BNPPLC is established against the Property, BNPPLC will remove the Lien

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Removable by BNPPLC promptly. Any breach by BNPPLC of this Paragraph will render BNPPLC liable to NAI for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4(B) above, no such breach will entitle NAI to terminate this Lease or excuse NAI from its obligation to pay Rent.
18 Surrender Upon Termination. Unless NAI or an Applicable Purchaser is purchasing or has purchased BNPPLC’s entire interest in the Property pursuant to the terms of the Purchase Agreement, NAI must, upon the termination of NAI’s right to occupancy, surrender to BNPPLC the Property, including Improvements constructed by NAI and fixtures and furnishings included in the Property, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and with all Improvements in substantially the same condition as of the date the same were initially completed, excepting only (i) ordinary wear and tear that occurs between the maintenance, repairs and replacements required by other provisions of this Lease, and (ii) demolition, alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by NAI in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to NAI or any party claiming under NAI, if not removed at the time of such termination and if BNPPLC so elects, will be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC does not so elect, BNPPLC may remove such property from the Property and store it at NAI’s risk and expense. NAI must bear the expense of repairing any damage to the Property caused by such removal by BNPPLC or NAI.
19 Holding Over by NAI. Should NAI not purchase BNPPLC’s right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without objection by BNPPLC, whether such termination occurs by lapse of time or otherwise, such holding over will constitute and be construed as a tenancy from day to day only on and subject to all of the terms, provisions, covenants and agreements on the part of NAI hereunder. No payments of money by NAI to BNPPLC after the termination of this Lease will reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof will be valid unless and until the same is reduced to writing and signed by both BNPPLC and NAI.
20 Recording Memorandum. Contemporaneously with the execution of this Lease, the parties will execute and record a memorandum of this Lease for purposes of effecting constructive notice to all Persons of NAI’s rights hereunder.
21 Independent Obligations Evidenced by Other Operative Documents. NAI acknowledges and agrees that nothing contained in this Lease will limit, modify or otherwise affect any of NAI’s obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. Further, in the event of any inconsistency between the express terms and provisions

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of the Purchase Agreement and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Agreement will control.
22 Proprietary Information and Confidentiality.
     (A) Proprietary Information. NAI will have no obligation to provide proprietary information (as defined in the next sentence) to BNPPLC, except and to the extent (1) expressly required by other terms and conditions of the Operative Documents, or (2) requested by BNPPLC in connection with any inspection of the Property pursuant to the various provisions hereof and, in BNPPLC’s reasonably determination, required to allow BNPPLC to accomplish the purposes of such inspection. (Before NAI delivers any such proprietary information in connection with any inspection of the Property, NAI may require that BNPPLC confirm and ratify the confidentiality agreements covering such proprietary information set forth herein.) For purposes of this Lease and the other Operative Documents, “proprietary information” means NAI’s intellectual property, trade secrets and other confidential information of value to NAI (including, among other things, information about NAI’s manufacturing processes, products, marketing and corporate strategies) that (1) is received by any representative of BNPPLC at the time of any on-site visit to the Property or (2) otherwise delivered to BNPPLC by or on behalf of NAI and labeled “proprietary” or “confidential” or by some other similar designation to identify it as information which NAI considers to be proprietary or confidential.
     (B) Confidentiality. BNPPLC will endeavor in good faith to use reasonable precautions to keep confidential any proprietary information that BNPPLC may receive from NAI or otherwise discover with respect to NAI or NAI’s business in connection with the administration of this Lease or any investigation by BNPPLC hereunder. This provision will not, however, render BNPPLC liable for any disclosures of proprietary information made by it or its employees or representatives, unless the disclosure is intentional and made for no reason other than to damage NAI’s business. Also, this provision will not apply to disclosures: (i) specifically and previously authorized in writing by NAI; (ii) to any assignee of BNPPLC as to any interest in the Property so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to BNPPLC so long as BNPPLC informs such persons in writing (if practicable) of the confidential nature of such information and directs them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over BNPPLC or BNPPLC’s Parent (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (vi) of information which has previously become publicly available through the actions or inactions of a person other than BNPPLC not, to BNPPLC’s knowledge, in breach of an obligation of confidentiality to NAI; (vii) to any Participant so long as the Participant is bound by and has not repudiated a confidentiality

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provision concerning NAI’s proprietary information set forth in the Participation Agreement; or (vii) that are reasonably believed by BNPPLC to be necessary or helpful to the determination or enforcement of any contractual or other rights which BNPPLC has or may have against NAI or its Affiliates or which BNPPLC has or may have concerning the Property (provided, that BNPPLC must cooperate with NAI as NAI may reasonably request to mitigate any risk that such disclosures will result in subsequent disclosures of proprietary information which are not necessary or helpful to any such determination or enforcement; such cooperation to include, for example, BNPPLC’s agreement not to oppose a motion by NAI to seal records containing proprietary information in any court proceeding initiated because of a dispute between the parties over the Property or the Operative Documents).
Further, notwithstanding any other contrary provision contained in this Lease or the other Operative Documents, BNPPLC and NAI (and each of their respective employees, representatives or other agents) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Lease and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws and other than any information the disclosure of which would waive the attorney-client privilege, the tax advisor privilege under Section 7525 of the Internal Revenue Code, or similar privileges.
[The signature pages follow.]

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     IN WITNESS WHEREOF, this Lease is executed to be effective as of July 17, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:
Lloyd G. Cox, Managing Director

Lease Agreement — Signature Page

[Continuation of signature pages for Lease dated as of July 17, 2007.]

NETWORK APPLIANCE, INC., a Delaware corporation
By:
Ingemar Lanevi, Vice President and Corporate
Treasurer

Lease Agreement — Signature Page

Exhibit A
Legal Description
BEING a portion of Site 12 as shown on the map entitled “Exempt Subdivision Map of Site 12”, prepared by Barbara H. Mulkey Engineering, Inc., on May 30, 2000 as recorded in the Book of Maps 2000, Page 1300, Wake County, North Carolina Registry, such portion being described as follows:
Unit 4 and the Additional Leased Premises, both as defined below (collectively, the “Ground Lease Premises”).
As used in this Exhibit:
     (1) “Additional Leased Premises” means the land surrounding and adjacent to Unit 4, depicted on the site plan attached to and made a part of this Exhibit as the area shaded in gray, which includes parking lots, driveways and other areas within the larger area designated as Common Elements in the Condominium Declaration. The outer boundaries of the Additional Leased Premises are described by metes and bounds on the last page attached to and made a part of this Exhibit. All land within those outer boundaries, other than Unit 4, is included in the Additional Leased Premises.
     (2) “Condominium Declaration” means the Declaration of Condominium for NetApp RTP Phase I Condominium recorded in Book 012647, Page 01310, Wake County, North Carolina Registry.
     (3) “Condominium Map” means the plat provided to BNP Paribas Leasing Corporation (“BNPPLC”) by Network Appliance, Inc. (“NAI”) attached to and made a part of this Exhibit. (The Condominium Map has also been filed in the Book of Maps CM2007, Page 444A1, Wake County, North Carolina Registry.)
     (4) “Unit 4” means the land designated and described in the Condominium Declaration as Unit 4 and is shown on the Condominium Map and site plan attached to and made a part of this Exhibit.
TOGETHER WITH, easements appurtenant to the Ground Lease Premises as described in Exhibit A attached to the Ground Lease dated as of July 17, 2007 between BNPPLC, as lessee, and NAI, as lessor (the “Ground Lease”);
SUBJECT, HOWEVER, to an easement reserved over the Additional Leased Premises (but not any part of Unit 4) in favor of the Association as described in Exhibit A attached to the Ground Lease.

Exhibit A to Lease Agreement - Page 2

Exhibit A to Lease Agreement - Page 3

Attachment to Exhibit A — Metes and Bounds
Description of “Additional Leased Premises”
     The following is a metes and bounds description of the outer boundaries of the Additional Leased Premise:
BEGINNING at NCOS Monument ‘“Hopson”. said monument having NC Grid Coordinates of N-773.721.48 and E-2.034.907.39 (NAD 83). traveling thence South 11° 44’ 59” West 61 54,66 feet to a right-of-way monument on the southern margin of Louis Stephens Drive (a 100 foot public right-of-way). thence North 72° 48’ 35” East 164.29 feet to a right-of-way monument on the southern margin of Kit Creek Road (a 150 foot public right-of-way); thence with the southern margin of said Kit Creek Road the following two (2) courses and distances:
     (1) South 68° 46’ 54 East 412,64 feet to a right-of-way monument and
     (2) with a curve to the right having a radius of 924.83 feet, an arc length of 475.%. and a chord bearing and distance of South 54° 02’ 59” East 470.7 2 feet to a computed point; said computed being the POINT AND PLACE OF BEGINNING thence from said point of beginning and continuing with the southern margin of Kit Creek Road South 39° 18’ 29” East 571.64 feet to a computed point, thence cornering and leaving said right-of-way and with the common line of property now or formerly owned by Research Triangle Foundation of NC (DB 1670 PG 239) the following two (2) courses and distances:
     (1) South 50° 4l’ 31” West 100.00 feet to an iron pipe found; and
     (2) South 83° 31’ 01” West 483.47 feet to an iron pipe found; thence cornering and along three O) new lines within the bounds of property owned by Network Appliance. Inc. (DB 10941 Pg 2054) as follows:
     (1) North 12° “44’ 00” West 279.97 feet,
     (2) North 48° 55’ 31” West 50.30 feet; and
     (3) North 32° 57’ 24” East 401,61 feet to a point along the southern margin of said Kit Creek Road: thence with the southern margin of Kit Creek Road along a curve to the right having a radius of 925.04 feet, an arc length of 113.05 feet and a chord bearing and distance of South 42° 48’ 33” East 112.98 feet to the POINT AND PLACE OF BEGINNING containing 5,36 acres (233.621 square feet), more or less, said area shown on the rendering attached hereto.
Exhibit A to Lease Agreement - Page 4

Exhibit B
North Carolina Foreclosure Provisions
Without limiting any of the provisions set forth in the body of this Lease or other attachments to this Lease, the following provisions are included in and made a part of this Lease for all purposes:
GRANT OF LIEN AND SECURITY INTEREST.
     NAI, for and in consideration of the sum of Ten Dollars ($10.00) to NAI in hand paid by Lloyd G. Cox, Trustee, of Dallas County, Texas (hereinafter called the “Trustee”), in order to secure the recovery of the Lease Balance by BNPPLC and the payment of all of the other obligations, covenants, agreements and undertakings of NAI under this Lease or the other Operative Documents (hereinafter called the “Secured Obligations”), does hereby GRANT, BARGAIN, SELL, CONVEY, TRANSFER, ASSIGN and SET OVER to the Trustee, as trustee, in trust, with THE POWER OF SALE and right of entry and possession for the benefit of BNPPLC, the leasehold interest in the Land created by the Ground Lease, together with (i) all the buildings and other improvements now on or hereafter located thereon; (ii) all materials, equipment, fixtures or other property whatsoever now or hereafter attached or affixed to or installed in said buildings and other improvements, including, but not limited to, all heating, plumbing, lighting, water heating, refrigerating, incinerating, ventilating and air conditioning equipment, utility lines and equipment (whether owned individually or jointly with others), sprinkler systems, fire extinguishing apparatus and equipment, water tanks, engines, machines, elevators, motors, cabinets, shades, blinds, partitions, window screens, screen doors, storm windows, awnings, drapes, and floor coverings, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing, all of which are hereby declared to be permanent fixtures and accessions to the freehold and part of the realty conveyed herein as security for the obligations mentioned hereinabove; (iii) all easements and rights of way now and at any time hereafter used in connection with any of the foregoing property or as a means of ingress to or egress from the Land or for utilities to said property; (iv) all interests of NAI in and to any streets, ways, alleys and/or strips of land adjoining said land or any part thereof; and (v) all rights, estates, powers and privileges appurtenant or incident to the foregoing.
     TO HAVE AND TO HOLD the foregoing property (in this Exhibit called the “Mortgaged Property”) unto the Trustee and his successors or substitutes in this trust and to his or their successors and assigns, IN TRUST, however, upon the terms, provisions and conditions herein set forth for the benefit of BNPPLC. ( No part of the Mortgaged Property constitutes all or any part of the homestead of NAI.)
     In order to secure the Secured Obligations, NAI also hereby grants to BNPPLC a security interest in: all components of the Property which constitute personalty, whether owned by NAI now or hereafter, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing (including all building materials and equipment now or hereafter delivered to said premises and intended to be installed or in or incorporated as part of the Improvements); all rents and other amounts from and under leases of all or any part of the Property; all issues, profits and proceeds from all or any part of the Property; all proceeds (including premium refunds) of each policy of insurance relating to the Property; all proceeds from the taking of the Property or any part thereof or any interest therein or right or estate appurtenant thereto by eminent domain or by purchase in lieu thereof; all permits, licenses, franchises, certificates, and other rights and privileges obtained in connection with the Property; all plans, specifications, maps, surveys, reports, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Property; all proceeds and other amounts paid or owing to NAI under or pursuant to any and all contracts and bonds relating to the construction, erection or renovation of the Property; and all oil, gas and other hydrocarbons and other minerals produced from or allocated to the Property and all products processed or obtained therefrom, the proceeds thereof, and all accounts and general intangibles under which such proceeds may arise, together with any sums of money that may now or at any time hereafter become due and payable to NAI by virtue of any and all royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and future oil, gas and mining leases covering the Property or any part thereof (all of the property described in this section hereinafter collectively called the “Collateral” in this Exhibit) and all proceeds of the Collateral. (The Mortgaged Property and the Collateral are in this Exhibit sometimes collectively called the “Security”.)
FORECLOSURE
     Upon the occurrence of any Event of Default, the Trustee, his successor or substitute, is authorized and empowered and it will be his special duty at the request of BNPPLC to foreclose the interest of NAI in the Mortgaged Property or any part thereof by nonjudicial notice and sale, and BNPPLC shall have the right to foreclose by judicial foreclosure, in either case in accordance with applicable law.
     Any sale made by the Trustee hereunder may be as an entirety or in such parcels as BNPPLC may request, and any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The sale by the Trustee of less than the whole of the Mortgaged Property will not exhaust the power of sale herein granted, and the Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property is sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property are less than the aggregate of the Secured Obligations then outstanding and the expense of executing this trust as provided herein, this instrument and the lien hereof will remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made; provided, however, that NAI will
Exhibit B to Lease Agreement - Page 2

never have any right to require the sale of less than the whole of the Mortgaged Property but BNPPLC will have the right, at its sole election, to request the Trustee to sell less than the whole of the Mortgaged Property. The Trustee may sell the Mortgaged Property in parcels or as a whole and in any order the Trustee may elect. After each sale, the Trustee will make to the purchaser or purchasers at such sale good and sufficient conveyances in the name of NAI, conveying the property so sold to the purchaser or purchasers without warranty of title by the Trustee, and will receive the proceeds of said sale or sales and apply the same as herein provided. Payment of the purchase price to the Trustee will satisfy the obligation of purchaser at such sale therefor, and such purchaser will not be responsible for the application thereof. The power of sale granted herein will not be exhausted by any sale held hereunder by the Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as BNPPLC may deem necessary until all of the Mortgaged Property has been duly sold and all Secured Obligations have been fully paid and satisfied. In the event any sale hereunder is not completed or is defective in the opinion of BNPPLC, such sale will not exhaust the power of sale hereunder and BNPPLC will have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds given by the Trustee or any successor or substitute appointed hereunder as to nonpayment of any Secured Obligations, or as to the occurrence of any Event of Default, or as to BNPPLC having declared all or any part of the Secured Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to the refusal, failure or inability to act of the Trustee or any substitute or successor, or as to the appointment of any substitute or successor trustee, or as to any other act or thing having been duly done by BNPPLC or by such Trustee, substitute or successor, will be taken as prima facie evidence of the truth of the facts so stated and recited. The Trustee, his successor or substitute, may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee, his successor or substitute.
JUDICIAL FORECLOSURE
     This instrument will be effective as a mortgage as well as a deed of trust and upon the occurrence of an Event of Default may be foreclosed as to any of the Security in any manner permitted by the laws of the State of North Carolina or of any other state in which any part of the Security is situated, and any foreclosure suit may be brought by the Trustee or by BNPPLC. In the event a foreclosure hereunder is commenced by the Trustee, or his substitute or successor, BNPPLC may at any time before the sale of the Security direct the said Trustee to abandon the sale, and may then institute suit for the collection of the Secured Obligations and for the judicial foreclosure of this instrument. It is agreed that if BNPPLC should institute a suit for the collection of the Secured Obligations and for the foreclosure of this instrument, BNPPLC may at any time before the entry of a final judgment in said suit dismiss the same, and require the Trustee, his substitute or successor to exercise the power of sale granted herein to sell the Security in accordance with the provisions of this instrument.
Exhibit B to Lease Agreement - Page 3

BNPPLC AS PURCHASER
     BNPPLC will have the right to become the purchaser at any sale held by any Trustee or substitute or successor or by any receiver or public officer, and any BNPPLC purchasing at any such sale will have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the outstanding Lease Balance and other Secured Obligations owing to such BNPPLC.
UNIFORM COMMERCIAL CODE REMEDIES
     Upon the occurrence of an Event of Default, BNPPLC may exercise its rights of enforcement with respect to the Collateral under the North Carolina Uniform Commercial Code, as amended, and in conjunction with, in addition to or in substitution for those rights and remedies:
     (a) BNPPLC may enter upon the Land to take possession of, assemble and collect the Collateral or to render it unusable; and
     (b) BNPPLC may require NAI to assemble the Collateral and make it available at a place BNPPLC designates which is mutually convenient to allow BNPPLC to take possession or dispose of the Collateral; and
     (c) written notice mailed to NAI as provided herein ten (10) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made will constitute reasonable notice; and
     (d) any sale made pursuant to the provisions of this section will be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the Mortgaged Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Collateral hereunder as is required for such sale of the Mortgaged Property under power of sale; and
     (e) in the event of a foreclosure sale, whether made by the Trustee under the terms hereof, or under judgment of a court, the Collateral and the Mortgaged Property may, at the option of BNPPLC, be sold as a whole; and
     (f) it will not be necessary that BNPPLC take possession of the Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it will not be necessary that the Collateral or any part thereof be present at the location of such sale; and
Exhibit B to Lease Agreement - Page 4

     (g) prior to application of proceeds of disposition of the Collateral to the Secured Obligations, such proceeds will be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorney’s fees and legal expenses incurred by BNPPLC; and
     (h) any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Secured Obligations or as to the occurrence of any Event of Default, or as to BNPPLC having declared any of the Secured Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by BNPPLC, will be taken as prima facie evidence of the truth of the facts so stated and recited; and
     (i) BNPPLC may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by BNPPLC, including the sending of notices and the conduct of the sale, but in the name and on behalf of BNPPLC.
PARTIAL FORECLOSURE
     In the event of an Event of Default in the payment of any part of the Secured Obligations, BNPPLC will have the right to proceed with foreclosure of the liens and security interests evidenced hereby without declaring the entire Secured Obligations due, and in such event any such foreclosure sale may be made subject to the unmatured part of the Secured Obligations; and any such sale will not in any manner affect the unmatured part of the Secured Obligations, but as to such unmatured part this instrument will remain in full force and effect just as though no sale had been made. Several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations.
PROVISIONS CONCERNING THE TRUSTEE
     The Trustee may resign by an instrument in writing addressed to BNPPLC, or the Trustee may be removed at any time with or without cause by an instrument in writing executed by BNPPLC. In case of the death, resignation, removal or disqualification of the Trustee or if for any reason BNPPLC deems it desirable to appoint a substitute or successor trustee to act instead of the herein named trustee or any substitute or successor trustee, then BNPPLC will have the right and is hereby authorized and empowered to appoint a successor trustee, or a substitute trustee, without other formality than appointment and designation in writing executed by BNPPLC and the authority hereby conferred will extend to the appointment of other successor and substitute trustees successively until the Secured Obligations has been paid in full or until the Security is sold hereunder. In the event the Secured Obligations are at any time owned by more than one person or entity, the holder or holders of not less than a majority in the amount of such Secured Obligations will have the right and authority to make the appointment of a
Exhibit B to Lease Agreement - Page 5

successor or substitute trustee provided for in the preceding sentence. Such appointment and designation by BNPPLC or by the holder or holders of not less than a majority of the Secured Obligations will be full evidence of the right and authority to make the same and of all facts therein recited. If BNPPLC is a corporation and such appointment is executed in its behalf by an officer of such corporation, such appointment will be conclusively presumed to be executed with authority and will be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Upon the making of any such appointment and designation, all of the estate and title of the Trustee in the Security will vest in the named successor or substitute trustee and he will thereupon succeed to and hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee; but nevertheless, upon the written request of BNPPLC or of the successor or substitute Trustee, the Trustee ceasing to act will execute and deliver an instrument transferring to such successor or substitute Trustee all of the estate and title in the Security of the Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee, and will duly assign, transfer and deliver any of the properties and moneys held by said Trustee hereunder to said successor or substitute Trustee. All references herein to the Trustee will be deemed to refer to the Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder. NAI hereby ratifies and confirms any and all acts which the herein named Trustee or his successor or successors, substitute or substitutes, in this trust, does lawfully by virtue hereof.
     THE TRUSTEE WILL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR ACT DONE BY THE TRUSTEE IN GOOD FAITH, OR BE OTHERWISE RESPONSIBLE OR ACCOUNTABLE UNDER ANY CIRCUMSTANCES WHATSOEVER (INCLUDING THE TRUSTEE’S NEGLIGENCE), EXCEPT FOR THE TRUSTEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Trustee will have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. All moneys received by the Trustee will, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and the Trustee will be under no liability for interest on any moneys received by him hereunder. NAI WILL REIMBURSE THE TRUSTEE FOR, AND INDEMNIFY AND SAVE HIM HARMLESS AGAINST, ANY AND ALL LIABILITY AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH MAY BE INCURRED BY HIM IN THE PERFORMANCE OF HER DUTIES HEREUNDER (INCLUDING ANY LIABILITY AND EXPENSES RESULTING FROM THE TRUSTEE’S OWN NEGLIGENCE). The foregoing indemnity will not terminate upon release, foreclosure or other termination of this instrument.
MISCELLANEOUS
     BNPPLC may resort to any security given by this instrument or to any other security
Exhibit B to Lease Agreement - Page 6

now existing or hereafter given to secure the payment of the Secured Obligations, in whole or in part, and in such portions and in such order as may seem best to BNPPLC in its sole and uncontrolled discretion, and any such action will not in anywise be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this instrument.
     To the full extent NAI may do so, NAI agrees that NAI will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force pertaining to the rights and remedies of sureties or redemption, and NAI, for NAI and NAI’s successors and assigns, and for any and all persons ever claiming any interest in the Security, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of intention to mature or declare due the whole of the Secured Obligations, notice of election to mature or declare due the whole of the Secured Obligations and all rights to a marshaling of the assets of NAI, including the Security, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. NAI will not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents or other matters whatever to defeat, reduce or affect the right of BNPPLC under the terms of this instrument to a sale of the Security for the collection of the Secured Obligations without any prior or different resort for collection, or the right of BNPPLC under the terms of this instrument to the payment of the Secured Obligations out of the proceeds of sale of the Security in preference to every other claimant whatever. If any law referred to in this section and now in force, of which NAI or NAI’s successors and assigns and such other persons claiming any interest in the Security might take advantage despite this provision, is hereafter repealed or ceases to be in force, such law will not thereafter be deemed to preclude the application of this provision.
     In the event there is a foreclosure sale hereunder and at the time of such sale NAI or NAI’s successors or assigns or any other persons claiming any interest in the Security by, through or under NAI are occupying or using the Security, or any part thereof, each and all will immediately become the tenant of the purchaser at such sale. Such tenancy will be a tenancy from day-to-day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. In the event the tenant fails to surrender possession of said property upon demand, the purchaser will be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in the court having jurisdiction.
Exhibit B to Lease Agreement - Page 7

COMMON DEFINITIONS
AND PROVISIONS AGREEMENT
between

BNP PARIBAS LEASING CORPORATION
and
NETWORK APPLIANCE, INC.
Dated as of July 17, 2007

(Continued)

(iii)

(Continued)

(iv)

(Continued)

(v)

(Continued)
Annexes

Annex 23	ABR Period Election Form

Annex 24	Fixed Rate Lock Notice Form

Annex 25	LIBOR Period Election Form

Annex 26	Minimum Insurance Requirements

Annex 27	Participation Agreement Form

(vi)

COMMON DEFINITIONS
AND PROVISIONS AGREEMENT
     This COMMON DEFINITIONS AND PROVISIONS AGREEMENT (this “Agreement”), dated as of July 17, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Common Definitions and Provisions Agreement, NAI and BNPPLC are executing the Closing Certificate (as defined below), the Ground Lease (as defined below), the Lease (as defined below), the Construction Agreement (as defined below) and the Purchase Agreement (as defined below), all of which concern NAI or the Property (as defined below). Each of the Closing Certificate, the Ground Lease, the Lease, the Construction Agreement and the Purchase Agreement (together with this Common Definitions and Provisions Agreement, the “Operative Documents”) are intended to create separate and independent obligations upon the parties thereto. However, NAI and BNPPLC intend that all of the Operative Documents share certain consistent definitions and other miscellaneous provisions. To that end, the parties are executing this Common Definitions and Provisions Agreement and incorporating it by reference into each of the other Operative Documents.
AGREEMENTS
ARTICLE I — LIST OF DEFINED TERMS
     Unless a clear contrary intention appears, the following terms will have the respective indicated meanings as used herein and in the other Operative Documents:
     “97-10/Maximum Permitted Prepayment” has the meaning indicated in the Construction Agreement
     “97-10/Meltdown Event” has the meaning indicated in the Construction Agreement.
     “97-10/Prepayment” has the meaning indicated in the Construction Agreement.
     “97-10/Project Costs“has the meaning indicated in the Construction Agreement.
     “97-10/Pronouncement” has the meaning indicated in the Construction Agreement.

     “ABR” means, for any day, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Fed Funds Rate in effect one day prior to such day plus 1/4 of 1% per annum. For any period (including any Base Rent Period), “ABR” means the average of the ABR for each day during such period.
     “ABR Period Election” means an election to have the Effective Rate for any Period calculated by reference to the ABR, rather than by reference to LIBOR or a Fixed Rate. NAI may (subject to the limitations and qualifications set forth in this definition) make any Period after the first Construction Period subject to an ABR Period Election by a notice given to BNPPLC in the form attached as Annex 1 at least five Business Days prior to the commencement of such Period. After an ABR Period Election becomes effective, it will remain in effect for all subsequent Periods until the Fixed Rate Lock Date for any Fixed Rate Lock or a different election is made in accordance with the provisions of this definition and the definition of LIBOR Period Election. In no event will changes in any ABR Period Election or LIBOR Period Election become effective except upon the commencement of a new Period. (For purposes of the Operative Documents, an ABR Period Election for any Period will also be considered in effect on the Effective Date, Advance Date, Base Rent Commencement Date or Base Rent Date upon which such Period begins.)
     “Active Negligence” of any Person means, and is limited to, the negligent conduct on the Property (and not mere omissions) by such Person or by others acting and authorized to act on such Person’s behalf (other than NAI) in a manner that proximately causes actual bodily injury or property damage for which NAI does not carry (and is not obligated by the Construction Agreement or the Lease to carry) insurance. “Active Negligence” will not include (1) any negligent failure of BNPPLC to act when the duty to act would not have been imposed but for BNPPLC’s status as owner of any interest in the Land, the Improvements or any other Property or as a party to the transactions described in the Lease or the other Operative Documents, (2) any negligent failure of any other Interested Party to act when the duty to act would not have been imposed but for such party’s contractual or other relationship to BNPPLC or participation or facilitation in any manner, directly or indirectly, of the transactions described in the Lease or other Operative Documents, or (3) the exercise in a lawful manner by BNPPLC (or any party lawfully claiming through or under BNPPLC) of any right or remedy provided in or under the Lease or the other Operative Documents.
     “Additional Rent” has the meaning indicated in subparagraph 3(F) of the Lease.
     “Adjusted EBITDA” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
     “Administrative Fees” means the fees identified as such in subparagraph 3(E) of the Lease and subparagraph 3(A) of the Construction Agreement.

     “Advance Date” means, regardless of whether any Construction Advance is actually made on such date, the first Business Day of every calendar month, beginning with the first Business Day in August, 2007 and continuing regularly thereafter to and including the Base Rent Commencement Date, which will be the last Advance Date.
     “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management of policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “After Tax Basis” has the meaning indicated in subparagraph 5(C)(1) of the Lease.
     “Applicable Laws” means any or all of the following, to the extent applicable to BNPPLC, NAI, the Property or the Operative Documents, after giving effect to the contractual choice of law provisions in the Operative Documents: restrictive covenants; zoning ordinances and building codes; flood disaster laws; health, safety and environmental laws and regulations; the Americans with Disabilities Act and other laws pertaining to disabled persons; and other laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions.
     “Applicable Purchaser” means any third party designated to purchase BNPPLC’s interest in the Property and in any Escrowed Proceeds as provided in the Purchase Agreement.
     “Appurtenant Easements” has the meaning indicated in Exhibit A attached to the Ground Lease.
     “Arrangement Fee” has the meaning indicated in the Construction Agreement.
     “Attorneys’ Fees” means the expenses and reasonable fees of counsel to the parties incurring the same, including costs or expenses of in-house counsel (whether or not accounted for as general overhead or administrative expenses) and printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms will also include all such expenses and reasonable fees incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner of proceeding is brought with respect to the matter for which such fees and expenses were incurred.
     “Balance of Unpaid Construction Period Losses” has the meaning indicated in the Purchase Agreement.
     “Banking Rules Change” means either: (1) the introduction of or any change after the
Common Definitions and Provisions Agreement - Page 3

Effective Date (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any law or regulation applicable to BNPPLC, BNPPLC’s Parent or any Participant, or in the generally accepted interpretation by the institutional lending community of any such law or regulation, or in the interpretation of any such law or regulation asserted by any regulator, court or other governmental authority (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) or (2) the compliance by BNPPLC, BNPPLC’s Parent or any Participant with any new guideline or new request issued after the Effective Date from any central bank or other governmental authority (whether or not having the force of law).
     “Base Rent” means the rent payable by NAI pursuant to subparagraph 3(A) of the Lease.
     “Base Rent Commencement Date” means the first Business Day of the first calendar month after the Completion Date.
     “Base Rent Date” means a date upon which Base Rent must be paid under the Lease, all of which dates will be the first Business Day of a calendar month. The first Base Rent Date will be determined as follows:
     a) If an ABR Period Election or a LIBOR Period Election of one month is in effect on the Base Rent Commencement Date, then the first Business Day of the first calendar month following the Base Rent Commencement Date will be the first Base Rent Date.
     b) If a LIBOR Period Election of three months or six months is in effect on the Base Rent Commencement Date, then the first Business Day of the third calendar month following the Base Rent Commencement Date will be the first Base Rent Date.
Each successive Base Rent Date after the first Base Rent Date will be the first Business Day of the first or third calendar month following the calendar month which includes the preceding Base Rent Date, determined as follows:
     (1) If an ABR Period Election or a LIBOR Period Election of one month is in effect on a Base Rent Date, or if a Fixed Rate Lock commences or continues on a Base Rent Date, then the first Business Day of the first calendar month following such Base Rent Date will be the next following Base Rent Date.
     (2) If a LIBOR Period Election of three months or longer is in effect on a Base Rent Date, then the first Business Day of the third calendar month following such Base Rent Date will be the next following Base Rent Date.
Thus, for example, if the Base Rent Commencement Date falls on the first Business Day of
Common Definitions and Provisions Agreement - Page 4

September, 2008 and a LIBOR Period Election of three months commences on the Base Rent Commencement Date, then the first Base Rent Date will be the first Business Day of December, 2008.
     “Base Rent Period” means a period for which Base Rent must be paid under the Lease, each of which periods will correspond to the ABR Period Election or LIBOR Period Election for the period (except when a Fixed Rate Lock continues in effect). The first Base Rent Period will begin on and include the Base Rent Commencement Date, and each successive Base Rent Period will begin on and include the Base Rent Date upon which the preceding Base Rent Period ends. Each Base Rent Period, including the first Base Rent Period, will end on but not include the first or second Base Rent Date after the Base Rent Date upon which such period began, determined as follows:
     (1) If an ABR Period Election or a LIBOR Period Election of one month or three months is in effect for a Base Rent Period, or if a Fixed Rate Lock commences or continues on the first day of the Base Rent Period, then such Base Rent Period will end on but not include the first Base Rent Date after the Base Rent Date upon which such period began.
     (2) If a LIBOR Period Election of six months is in effect for a Base Rent Period, then such Base Rent Period will end on but not include the second Base Rent Date after the Base Rent Date upon which such period began.
The determination of Base Rent Periods can be illustrated by two examples:
     1) If NAI makes a LIBOR Period Election of three months for a hypothetical Base Rent Period beginning on the first Business Day in January, 2008, then such Base Rent Period will end on but not include the first Base Rent Date after it begins; that is, such Base Rent Period will end on but not include the first Business Day in April, 2008, the third calendar month after January, 2008.
     2) If, however, NAI makes a LIBOR Period Election of six months for the hypothetical Base Rent Period beginning the first Business Day in January, 2008, then such Base Rent Period will end on but not include the second Base Rent Date after it begins; that is, the first Business Day in July, 2008.
     “BNPPLC” means BNPPLC Leasing Corporation, a Delaware corporation.
     “BNPPLC’s Parent” means BNP Paribas, a bank organized and existing under the laws of France, and any successors of such bank.
     “Breakage Costs” means any and all costs, losses or expenses incurred or sustained by
Common Definitions and Provisions Agreement - Page 5

BNPPLC’s Parent (as a Participant or otherwise) or any Participant, for which BNPPLC’s Parent or the Participant requests reimbursement from BNPPLC, because of:
(1) the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon application of a Qualified Prepayment or upon any sale of the Property pursuant to the Purchase Agreement, if such application or sale occurs on any day other than the last day of a Construction Period or Base Rent Period; or
(2) the resulting liquidation or redeployment of deposits or other funds that were reserved to provide a Construction Advance requested by NAI, if and when the Construction Advance is not made as anticipated, either because NAI declined to accept the Construction Advance for any reason or because NAI failed to satisfy any of the conditions to such Construction Advance specified in the Construction Agreement; or
(3) the resulting liquidation or redeployment of deposits or other funds that were used to make or maintain Funding Advances upon the acceleration of the end of any Construction Period or Base Rent Period because of an acceleration of the Designated Sale Date as described in clauses (2) or (3) of the definition thereof.
Breakage Costs will include, for example, losses on Funding Advances maintained by BNPPLC’s Parent or any Participant which are attributable to any decline in LIBOR as of the effective date of any application described in the clause (1) preceding, as compared to the LIBOR used to determine the Effective Rate then in effect. Each determination of Breakage Costs by BNPPLC’s Parent or by any Participant, as applicable, will be conclusive and binding upon NAI in the absence of clear and demonstrable error.
     “Break Even Price” has the meaning indicated in the Purchase Agreement.
     “Business Day” means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided, that if such dealings are suspended indefinitely for any reason, “Business Day” will mean any day described in clause (1).
     “Capital Adequacy Charges” means any additional amounts BNPPLC’s Parent or any Participant requests BNPPLC to pay as compensation for an increase in required capital as provided in subparagraph 5(B)(2) of the Lease.
     “Carrying Costs” has the meaning indicated in the Construction Agreement.
     “Closing Certificate” means the Closing Certificate and Agreement dated as of the
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Effective Date executed by NAI and BNPPLC, as such Closing Certificate and Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
     “Closing Letter” means the letter agreement dated as of the Effective Date between BNPPLC and NAI confirming the amount of the Initial Advance and the Transactions Expenses paid from the Initial Advance.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Fees” has the meaning indicated in the Construction Agreement.
     “Common Definitions and Provisions Agreement” means this Agreement, which is incorporated by reference into each of the other Operative Documents, as this Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
     “Completion Date” has the meaning indicated in the Construction Agreement.
     “Completion Notice” has the meaning indicated in the Construction Agreement.
     “Condominium Declaration” has the meaning indicated in the Ground Lease.
     “Condominium Instruments” has the meaning indicated in the Condominium Declaration.
     “Condominium Map” has the meaning indicated in the Ground Lease.
     “Constituent Documents” of any entity means the organizational documents pursuant to which such entity was created and is governed, such as the articles of incorporation and bylaws of a corporation, the articles of organization and regulations of a limited liability company or the partnership agreement of a partnership.
     “Construction Advances” has the meaning indicated in the Construction Agreement.
     “Construction Advance Request” has the meaning indicated in the Construction Agreement.
     “Construction Agreement” means the Construction Agreement dated as of the Effective Date between BNPPLC and NAI, as such Construction Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
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     “Construction Allowance” has the meaning indicated in the Construction Agreement.
     “Construction Period” means each successive period of approximately one month, with the first Construction Period beginning on and including the Effective Date and ending on but not including the first Advance Date. Each successive Construction Period after the first Construction Period will begin on and include the day on which the preceding Construction Period ends and will end on but not include the next following Advance Date, until the last Construction Period, which will end on but not include the earlier of the Base Rent Commencement Date or any Designated Sale Date upon which NAI or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement.
     “Construction Project” has the meaning indicated in the Construction Agreement.
     “Covered Construction Period Losses” has the meaning indicated in the Construction Agreement.
     “Default” means any event or circumstance which constitutes, or which would with the passage of time or the giving of notice or both (if not cured within any applicable cure period) constitute, an Event of Default.
     “Default Rate” means, a floating per annum rate equal to two percent (2%) above ABR, except that for purposes of computing interest accruing for any period that commences thirty or more days after the Designated Sale Date on any 97-10/Prepayment, Base Rent or Supplemental Payment that has become due, but remains to be paid to BNPPLC by NAI, the Default Rate will mean a floating per annum rate equal to five percent (5%) above ABR. Notwithstanding the foregoing, in no event will the “Default Rate” at any time exceed the maximum interest rate permitted by Applicable Laws.
     “Defective Work” has the meaning indicated in the Construction Agreement.
     “Designated Sale Date” means the earliest of:
     (1) the earlier of (a) date upon which the Term is scheduled to expire as provided in subparagraph 1(A) of the Lease (which states that the Term will expire on the first Business Day of August, 2014, unless it is extended as provided in subparagraph 1(D) of the Lease), or (b) any date upon which the Lease terminates pursuant to subparagraph 1(B) or subparagraph 1(C) of the Lease; or
     (2) any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in an irrevocable, unconditional notice given by NAI to BNPPLC before any 97-10/Meltdown Event has occurred; provided, that if the Business Day so designated by NAI as the Designated Sale Date is
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not at least twenty days after the date of such notice, the notice will be of no effect for purposes of this definition; and provided, further, that to be effective, any such notice must include an irrevocable exercise by NAI of the Purchase Option under subparagraph 2(A)(1) of the Purchase Agreement and thereby obligate NAI to tender payment of the full Break Even Price to BNPPLC on the Business Day so designated; or
     (3) any Business Day designated as the “Designated Sale Date” for purposes of this Agreement and the other Operative Documents in a notice given by BNPPLC to NAI:
• when an Event of Default has occurred and is continuing and after the Completion Date; or
• after a 97-10/Meltdown Event or after BNPPLC’s receipt of a Pre-lease Force Majeure Event Notice from NAI or; or
• following any change in the zoning or other Applicable Laws after the Completion Date affecting the permitted use or development of the Property that, in BNPPLC’s judgment, materially reduces the value of the Property; or
• following any discovery of conditions or circumstances on or about the Property after the Completion Date, such as the presence of an endangered species, which are likely to substantially impede the use or development of the Property and thereby, in BNPPLC’s judgment, materially reduce the value of the Property;
provided, however, that if the Business Day so designated by BNPPLC as the Designated Sale Date is not at least thirty days after the date of such notice, the notice will be of no effect for purposes of this definition; or
     (4) any date upon which the Lease terminates pursuant to subparagraph 1(B) or subparagraph 1(C) of the Lease.
     “Effective Date” means July 17, 2007.
     “Effective Rate” means, for each Period, a per annum rate determined as follows:
     (1) In the case of any Period subject to a LIBOR Period Election, the Effective Rate will equal the rate per annum determined by dividing (A) LIBOR for such Period, by (B) one hundred percent (100%) minus the Eurodollar Rate Reserve Percentage for such Period.
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     (2) In the case of any Period that is not subject to a LIBOR Period Election, the Effective Rate will equal the ABR for such Period.
     (3) Notwithstanding the foregoing, for any Base Rent Period that begins on or after the Fixed Rate Lock Date applicable to a Fixed Rate Lock and that ends before or on the date such Fixed Rate Lock is terminated as provided in subparagraph 3(C) of the Lease, the Effective Rate will equal the Fixed Rate.
So long as any LIBOR Period Election remains in effect, as LIBOR or the Eurodollar Rate Reserve Percentage changes from Period to Period, the Effective Rate will be automatically increased or decreased, as the case may be, without prior notice to NAI. Also, during any period when no LIBOR Period Election or Fixed Rate Lock is in effect, as the ABR changes from Period to Period, the Effective Rate will be automatically increased or decreased, as the case may be, without prior notice to NAI.
If for any reason BNPPLC determines that it is impossible or unreasonably difficult to determine the Effective Rate with respect to a given Period in accordance with the foregoing, then the “Effective Rate” for that Period will equal any published index or per annum interest rate determined in good faith by BNPPLC to be comparable to LIBOR at the beginning of the first day of that Period. A comparable interest rate might be, for example, the then existing yield on short term United States Treasury obligations (as compiled by and published in the then most recently published United States Federal Reserve Statistical Release H.15(519) or its successor publication), plus or minus a fixed adjustment based on BNPPLC’s comparison of past eurodollar market rates to past yields on such Treasury obligations.
Notwithstanding the foregoing, for the first short Construction Period which will end on August 1, 2007, the Effective Rate will equal the average of the daily “cost of funds” rate charged internally by BNPPLC’s Parent to its Houston Branch for the overnight use of funds on each day of such Period.
     “Eligible Financial Institution” means (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”) or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000; provided, that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country which is a member of the OECD; and (d) a finance company, insurance company or other financial institution (whether a corporation, partnership or other entity, but excluding any savings and loan association) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $5,000,000,000;
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provided, however, that in no event will any bank or other Person qualify as an Eligible Financial Institution at any time when it has outstanding obligations with a credit rating less than investment grade from Standard & Poor’s, a division of the McGraw-Hill Companies, or Moody’s Investors Service, Inc. or another nationally recognized rating service.
     “Environmental Cutoff Date” means the later of the dates upon which (i) the Lease terminates or NAI’s interests in the Property are sold at foreclosure as provided in Exhibit B attached to the Lease, or (ii) NAI surrenders possession and control of the Property and ceases to have interest in the Land or Improvements or rights with respect thereto under any of the Operative Documents.
     “Environmental Laws” means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
     “Environmental Losses” means Losses suffered or incurred by BNPPLC or any other Interested Party, directly or indirectly, relating to or arising out of, based on or as a result of any of the following: (i) any Hazardous Substance Activity that occurs or is alleged to have occurred on or prior to the Environmental Cutoff Date; (ii) any violation of any applicable Environmental Laws relating to the Land or the Property or to the ownership, use, occupancy or operation thereof that occurs or is alleged to have occurred in whole or in part on or prior to the Environmental Cutoff Date; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity that occurs or is alleged to have occurred in whole or in part on or prior to the Environmental Cutoff Date; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Interested Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this definition or any allegation of any such matters. For purposes of determining whether Losses constitute “Environmental Losses,” as the term is used in the Lease, any actual or alleged Hazardous Substance Activity or violation of Environmental Laws relating to the Land or the Property will be presumed to have occurred prior to the Environmental Cutoff Date unless NAI establishes by clear and convincing evidence to the contrary that the relevant Hazardous Substance Activity or violation of Environmental Laws did not occur or commence prior to the Environmental Cutoff Date.
     “Environmental Report” means the May 2007 Phase I Environmental Assessment by WSP Environmental Strategies, LLC of 7301 Kit Creek Road, Research Triangle Park, NC.
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     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of NAI’s controlled group, or under common control with NAI, within the meaning of Section 414 of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder.
     “ERISA Termination Event” means (a) the occurrence with respect to any Plan of (1) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (2) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for thirty-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of NAI or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Escrowed Proceeds” means, subject to the exclusions specified in the next sentence, any money that is received by BNPPLC from time to time during the Term (and any interest earned thereon) from any party (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction imposed by any Governmental Authority upon the use or development of the Property or for the condemnation of the Property or any portion thereof (including any indirect condemnation by means of a taking of any of the Land or appurtenant easements), (3) because of any judgment, decree or award for physical damage to the Property or (4) as compensation under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property; provided, however, in determining the amount of “Escrowed Proceeds” there will be deducted all expenses and costs of every type, kind and nature (including Attorneys’ Fees) incurred by BNPPLC to collect such proceeds. Notwithstanding the foregoing, “Escrowed Proceeds” will not include (A) any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4), (B) any money or proceeds that have been applied as a Qualified Prepayment or to pay any Breakage Costs, Fixed Rate Settlement Amount or other costs incurred in connection with a Qualified Prepayment, (C) any money or proceeds that, after no less than ten days notice to NAI, BNPPLC returns or pays to a third party because of BNPPLC’s good faith belief that such return or payment is required by law, (D) any money or proceeds paid by BNPPLC to NAI or offset against any amount owed by NAI, or (E) any money or proceeds used by BNPPLC in accordance with the Lease for repairs or
Common Definitions and Provisions Agreement - Page 12

the restoration of the Property or to obtain development rights or the release of restrictions that will inure to the benefit of future owners or occupants of the Property. Until Escrowed Proceeds are paid to NAI pursuant to Paragraph 10 of the Lease, transferred to a purchaser under the Purchase Agreement as therein provided or applied as a Qualified Prepayment or as otherwise described in the preceding sentence, BNPPLC will keep the same deposited in one or more interest bearing accounts, and all interest earned on such account will be added to and made a part of Escrowed Proceeds.
     “Established Misconduct” of a Person means, and is limited to:
     (1) if the Person is bound by the Operative Documents or the Participation Agreement, conduct of such Person that constitutes a breach by it of the express provisions of the Operative Documents or the Participation Agreement, as applicable, and that continues beyond any period for cure provided therein, as determined in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination, and
     (2) conduct of such Person or its Affiliates that has been determined to constitute willful misconduct or Active Negligence in or as a necessary element of a final judgment rendered against such Person by a court with jurisdiction to make such determination.
In no event, however, will Established Misconduct include actions of any Person undertaken in good faith to mitigate Losses that such Person may suffer because of a breach or repudiation by NAI of any of the Operative Documents. Further, negligence other than Active Negligence will not in any event constitute Established Misconduct. For purposes of this definition, “conduct of a Person” will consist of (1) the conduct of any employee of that Person to the extent (and only to the extent) that the employee is acting within the scope of his employment by that Person, and (2) the conduct of an agent of that Person (such as an independent environmental consultant engaged by that Person), but only to the extent that the agent is (a) acting within the scope of the authority granted to him by such Person, and (b) neither NAI nor acting with the consent or approval of or at the request of or under the direction of NAI or NAI’s Affiliates, employees or agents. Established Misconduct of one Interested Party will not be attributed to a second Interested Party unless the second Interested Party is an Affiliate of the first, and it is understood that BNPPLC has not been authorized, and nothing in the Participation Agreement will be construed as authorizing BNPPLC, to act as an “agent” for any Participant as the term is used in this definition.
     “Eurocurrency Liabilities” has the meaning indicated in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Rate Reserve Percentage” means, for purposes of determining the
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Effective Rate for any Period, the reserve percentage applicable two Business Days before the first day of such Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for BNPPLC’s Parent with respect to liabilities or deposits consisting of or including Eurocurrency Liabilities (or with respect to any other category or liabilities by reference to which LIBOR is determined) having a term comparable to such period.
     “Event of Default” means any of the following:
     (A) NAI fails to pay when due any installment of Base Rent or Administrative Fees required by the Lease, and such failure continues for three Business Days after NAI is notified in writing thereof.
     (B) NAI fails to pay the full amount of any 97-10/Prepayment when due as provided in the Construction Agreement or fails to pay the full amount of any Supplemental Payment as provided in the Purchase Agreement on the Designated Sale Date.
     (C) NAI fails to pay when first due any amount required by the Operative Documents (other than Base Rent or Administrative Fees required as provided in the Lease, any 97-10/Prepayment required as provided in the Construction Agreement or any Supplemental Payment required as provided in the Purchase Agreement) and such failure continues for ten Business Days after NAI is notified thereof.
     (D) NAI fails to cause any representation or warranty of NAI contained in any of the Operative Documents that was false or misleading in any material respect when made to be made true and not misleading (other than as described in the other clauses of this definition), or NAI fails to comply with any provision of the Operative Documents (other than as described in the other clauses of this definition), and in either case does not cure such failure prior to the earlier of (A) thirty days after notice thereof is given to NAI or (B) the date any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) or any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal prosecution is instituted or overtly threatened, the period within which such failure may be cured by NAI will be extended for a further period (not to exceed an additional one hundred twenty days) as is necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) NAI promptly commences to cure such failure and thereafter continuously prosecutes the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend to or beyond the Designated Sale Date.
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     (E) NAI abandons any material part of the Property.
     (F) NAI or any Subsidiary of NAI fails to pay any principal of or premium or interest on any of its Indebtedness which is outstanding in a principal amount of at least $25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness is declared by the creditor to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the stated maturity thereof.
     (G) NAI or any Subsidiary of NAI is generally not paying its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against NAI or any Subsidiary of NAI seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of sixty consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occurs; or NAI or any Subsidiary of NAI takes any corporate action to authorize any of the actions set forth above in this clause.
     (H) Any order, judgment or decree is entered in any proceedings against NAI or any of NAI’s Subsidiaries decreeing its dissolution and such order, judgment or decree remains unstayed and in effect for more than sixty days.
     (I) Any order, judgment or decree is entered in any proceedings against NAI or any of NAI’s Subsidiaries decreeing a divestiture of any of assets that represent a substantial part, or the divestiture of the stock of any of NAI’s Subsidiaries whose assets represent a substantial part, of the total assets of NAI and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) or which requires the divestiture of assets, or stock of any of NAI’s Subsidiaries, which have contributed a substantial part of the net income of NAI and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty days.
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     (J) A judgment or order for the payment of money in an amount (not covered by insurance) which exceeds $25,000,000 is rendered against NAI or any of NAI’s Subsidiaries and either (i) enforcement proceedings is commenced by any creditor upon such judgment, or (ii) within thirty days after the entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within thirty days after the expiration of any such stay, such judgment is not discharged.
     (K) Any ERISA Termination Event occurs that BNPPLC determines in good faith would constitute grounds for a termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan and such ERISA Termination Event is continuing thirty days after notice to such effect is given to NAI by BNPPLC, or any Plan is terminated, or a trustee is appointed by a United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.
     (L) NAI enters into any transaction which would cause any of the Operative Documents or any other document executed in connection herewith (or any exercise of BNPPLC’s rights hereunder or thereunder) to constitute a non-exempt prohibited transaction under ERISA.
     (M) NAI fails to comply with the financial covenants set forth in subparagraph 3(B) of the Closing Certificate.
     “Excluded Taxes” means:
     (A) taxes upon or measured by net income to the extent such taxes are payable in respect of Base Rent or other Qualified Income Payments;
     (B) transfer or change of ownership taxes assessed because of BNPPLC’s transfer or conveyance to any third party of any rights or interest in the Improvements Lease, the Purchase Agreement or the Property (other than any such taxes assessed because of any Permitted Transfer under clauses (1), (4) or (5) of the definition of Permitted Transfer in this Agreement);
     (C) federal, state and local income taxes upon any amounts paid as reimbursement for or to satisfy Losses incurred by BNPPLC or any Participant to the extent, but only to the extent, such taxes are offset by a corresponding reduction of BNPPLC’s or the applicable Participant’s income taxes which are not otherwise subject to reimbursement or indemnification by NAI because of BNPPLC’s or such Participant’s deduction of the reimbursed Losses from its taxable income or because of any tax credits attributable thereto;
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     (D) income taxes that are (i) payable by BNPPLC in respect of any Qualified Prepayment or any net sales proceeds paid to BNPPLC upon a sale of the Property because of Forced Recharacterization as described in subparagraph 4(C)(3) of the Lease, and (ii) offset in the same taxable period by a reduction in the taxes of BNPPLC which are not otherwise subject to reimbursement or indemnification by NAI resulting from depreciation deductions or other tax benefits available to BNPPLC only because of the refusal of the tax authorities to treat the Lease and other Operative Documents as a financing arrangement;
     (E) any withholding taxes that subparagraph 13(A) of the Lease excuses NAI from paying or requires BNPPLC to pay; and
     (F) any franchise taxes payable by BNPPLC, but only to the extent that such franchise taxes would be payable by BNPPLC even if the transactions contemplated by the Lease and the other Operative Documents were characterized for tax purposes as a mere financing arrangement and not as a lease or sale.
     It is understood that if tax rates used to calculate income taxes which constitute Excluded Taxes under clause (1) of this definition are increased, the resulting increase will not be subject to reimbursement or indemnification by NAI. If, however, a change in Applicable Laws after the Effective Date, as applied to the transactions contemplated by the Operative Documents on a stand-alone basis, results in an increase in such income taxes for any reason other than an increase in the applicable tax rates (e.g., a disallowance of deductions that would otherwise be available against payments described in clause (1) of this definition), then for purposes of the Operative Documents, the term “Excluded Taxes” will not include the actual increase in such taxes attributable to the change. Accordingly, BNPPLC or any Participant may recover any such net increase from NAI pursuant to subparagraph 5(B) of the Lease.
It is also understood that nothing in this definition of “Excluded Taxes” will prevent any Original Indemnity Payment (as defined in subparagraph 5(C)(1) of the Lease) from being paid on an After Tax Basis.
     “Fed Funds Rate” means, for any period, a fluctuating interest rate (expressed as a per annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal on each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for each day during such period on such transactions received by BNPPLC’s Parent from three Federal funds brokers of recognized standing selected by BNPPLC’s Parent.
     “Fixed Rate” means the fixed rate of interest established by BNPPLC’s execution of an
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Interest Rate Swap as described in subparagraph 3(B)(4) of the Lease.
     “Fixed Rate Lock” will have the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
     “Fixed Rate Lock Date” will have the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
     “Fixed Rate Lock Termination” means any termination in whole or in part of the Fixed Rate Swap as described in the first and second sentences of subparagraph 3(C) of the Lease.
     “Fixed Rate Lock Termination Date” means the date upon which a Fixed Rate Lock Termination is effective. In the case of a Fixed Rate Lock Termination that results from BNPPLC’s receipt of a Qualified Prepayment, the date such Qualified Prepayment is applied to reduce the Lease Balance will constitute the Fixed Rate Lock Termination Date. In the case of any Fixed Rate Lock Termination resulting from an acceleration of the Designated Sale Date as provided in clauses (2) or (3) the definition thereof in this Agreement, the Fixed Rate Lock Termination Date will constitute the Designated Sale Date.
     “Fixed Rate Lock Notice” will have the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
     “Fixed Rate Loss” means an amount reasonably determined in good faith by the Floating Rate Payor to be its total losses and costs in connection with any Fixed Rate Lock Termination. Fixed Rate Loss will include any loss of bargain, cost of funding or, at the election of the Floating Rate Payor but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. The Floating Rate Payor will be expected to determine the Fixed Rate Loss as of the date of the relevant Fixed Rate Lock Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. The Floating Rate Payor may (but need not) determine its Fixed Rate Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.
     “Fixed Rate Settlement Amount” means, with respect to any Fixed Rate Lock Termination:
(a) the Market Quotation for such Fixed Rate Lock Termination, if a Market Quotation can be determined and if (in the reasonable belief of the Floating Rate Payor as the party making the determination) determining a Market Quotation would produce a commercially reasonable result; or
(b) the Fixed Rate Loss, if any, for such Fixed Rate Lock Termination if a Market
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Quotation cannot be determined or would not (in the reasonable belief of the Floating Rate Payor as the party making the determination) produce a commercially reasonable result.
     “Fixed Rate Swap” will have the meaning assigned to it in subparagraph 3(B)(4) of the Lease.
     “Floating Rate Payor” means BNP Paribas or any successor or assign of BNP Paribas under an Interest Rate Swap.
     “FOCB Notice” has the meaning indicated in the Construction Agreement.
     “Force Majeure Event” has the meaning indicated in the Construction Agreement.
     “Fully Subordinated or Removable” means, with respect to any Lien encumbering the Land or any appurtenant easement, that such Lien is, either by operation of Applicable Laws or by the express terms of documents which grant or create such Lien:
     (1) fully subject and subordinate to the Ground Lease and to all rights and property interests of BNPPLC under the Operative Documents; or
     (2) subject to release and removal by BNPPLC or any subsequent owner of the Property at any time after a Designated Sale Date without any requirement that BNPPLC or the subsequent owner compensate the holder of such Lien or make any other significant payment in connection with such release and removal;
provided, however, a Lien will not qualify as Fully Subordinated or Removable under clause (1) preceding if a purchase of the Land by BNPPLC pursuant to the purchase option set forth in the Ground Lease (as such option may be modified from time to time by agreement of lessor and lessee under the Ground Lease) will not, by operation of law or the express agreement of the holder of the Lien, effectively cut off and terminate such Lien insofar as it applies to or affects the Improvements and the Land purchased by BNPPLC; and, provided further, a Lien will not qualify as Fully Subordinated or Removable under clause (2) preceding if it provides or includes a power of sale or other right or remedy in favor of the holder of such Lien which could result in a foreclosure sale or other forfeiture of BNPPLC’s rights or interests under the Ground Lease or in the Property.
     “Funded Construction Allowance” has the meaning indicated in the Construction Agreement.
     “Funding Advances” means all advances made by BNPPLC’s Parent or any Participant to or on behalf of BNPPLC to allow BNPPLC to make the Initial Advance and to provide the
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Construction Allowance or maintain its investment in the Property.
     “Future Work” has the meaning indicated in the Construction Agreement.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in subparagraph 2(A)(4) of the Closing Certificate (except for changes with which NAI’s independent public accountants concur).
     “Governmental Authority” means (1) the United States, the state, the county, the municipality, and any other political subdivision in which the Land is located, and (2) any other nation, state or other political subdivision or agency or instrumentality thereof having or asserting jurisdiction over NAI or the Property.
     “Ground Lease” means the Ground Lease of the Land dated as of the Effective Date, from NAI to BNPPLC, as such Ground Lease may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
     “Hazardous Substance” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste or substance,” “infectious waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list or classify substances by reason of deleterious properties, including ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; and (iv) any other material that, because of its quantity, concentration or physical or chemical characteristics, is the subject of regulation under Applicable Law or poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.
     “Hazardous Substance Activity” means any actual, proposed or threatened use, storage, holding, release (including any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on Land or the Property, including the movement or migration of any Hazardous Substance from surrounding property, surface water, groundwater or any body of water under, in, into or onto the Property
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and any resulting residual Hazardous Substance contamination in, on or under the Property. “Hazardous Substance Activity” also means any existence of Hazardous Substances on the Property that would cause the Property or the owner or operator thereof to be in violation of, or that would subject the Land or the Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances pertaining to the Property.
     “Improvements” means any and all (1) buildings and other real property improvements previously or hereafter erected on the Land, and (2) equipment (e.g., HVAC systems, elevators and plumbing fixtures) attached to the buildings or other real property improvements, the removal of which would cause structural or other material damage to the buildings or other real property improvements or would materially and adversely affect the value or use of the buildings or other real property improvements.
     “Increased Commitment” has the meaning indicated in the Construction Agreement.
     “Increased Funding Commitment” has the meaning indicated in the Construction Agreement.
     “Increased Time Commitment” has the meaning indicated in the Construction Agreement.
     “Indebtedness” of any Person means (without duplication of any item) Liabilities of such Person in any of the following categories:
     (A) Liabilities for borrowed money;
     (B) Liabilities constituting an obligation to pay the deferred purchase price of property or services;
     (C) Liabilities evidenced by a bond, debenture, note or similar instrument;
     (D) Liabilities which (1) would under GAAP be shown on such Person’s balance sheet as a liability, and (2) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations);
     (E) Liabilities constituting principal under leases capitalized in accordance with GAAP;
     (F) Liabilities arising under conditional sales or other title retention agreements;
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     (G) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;
     (H) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property;
     (I) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;
     (J) Liabilities with respect to payments received in consideration of oil, gas, or other commodities yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);
     (K) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or
     (L) Liabilities under any “synthetic” or other lease of property or related documents (including a separate purchase agreement) which obligate such Person or any of its Affiliates (whether by purchasing or causing another Person to purchase any interest in the leased property or otherwise) to guarantee a minimum residual value of the leased property to the lessor.
For purposes of this definition, the amount of Liabilities described in the last clause of the preceding sentence with respect to any lease classified according to GAAP as an “operating lease,” will equal the sum of (1) the present value of rentals and other minimum lease payments required in connection with such lease [calculated in accordance with SFAS 13 and other GAAP relevant to the determination of the whether such lease must be accounted for as an operating lease or capital lease], plus (2) the fair value of the property covered by the lease; except that such amount will not exceed the price, as of the date a determination of Indebtedness is required hereunder, for which the lessee can purchase the leased property pursuant to any valid ongoing purchase option if, upon such a purchase, the lessee will be excused from paying rentals or other minimum lease payments that would otherwise accrue after the purchase.
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Notwithstanding the foregoing, the “Indebtedness” of any Person will not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.
     “Initial Advance” has the meaning indicated in the Construction Agreement.
     “Interested Party” means each of following Persons and their Affiliates: (1) BNPPLC and its successors and permitted assigns as to the Property or any part thereof or any interest therein, (2) BNPPLC’s Parent, and (3) any Participants and their successors and permitted assigns under the Participation Agreement; provided, however, none of the following Persons will constitute an Interested Party: (a) any Person to whom BNPPLC may transfer an interest in the Property by a conveyance that is not a Permitted Transfer and others that cannot lawfully claim an interest in the Property except through or under a transfer by such a Person, (b) NAI and its Affiliates, (c) any Person claiming through or under a conveyance made by NAI after any purchase by NAI of BNPPLC’s interest in the Property pursuant to the Purchase Agreement, or (d) any Applicable Purchaser designated by NAI under the Purchase Agreement who purchases the Property pursuant to a sale arranged by NAI and any Person that cannot lawfully claim an interest in the Property except through or under a conveyance from such an Applicable Purchaser.
     “Interest Rate Swap” means an interest rate exchange transaction, entered into between BNPPLC, as the fixed rate payor, and BNP Paribas, as the swap counterparty and floating rate payor, under the then most recent form of Master Agreement published by the International Swaps and Derivatives Association, Inc., as supplemented by the definitions and such schedules, annexes, exhibits and supplements as are agreed upon by the parties thereto, pursuant to which BNP Paribas agrees to pay monthly to BNPPLC a floating rate of interest equal to LIBOR and BNPPLC agrees to pay monthly to BNP Paribas a fixed rate of interest for a term that commences on the Fixed Rate Lock Date and ends on the last day of the scheduled Term of the Lease. The notional principal amount used for any such interest rate exchange transaction will equal the Lease Balance calculated as of the date such transaction is entered into.
     “Land” means the land described in Exhibit A attached to the Closing Certificate, the Lease, the Ground Lease and the Purchase Agreement.
     “Lease” means the Lease Agreement dated as of the Effective Date between BNPPLC, as landlord, and NAI, as tenant, pursuant to which NAI has agreed to lease BNPPLC’s interest in the Property, as such Lease Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
     “Lease Balance” means, as of any date, the amount equal to the sum of the Initial
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Advance, plus the sum of all Construction Advances, Carrying Costs and other amounts added to the Outstanding Construction Allowance as provided in the Construction Agreement on or prior to such date, minus all funds actually received by BNPPLC and applied as Qualified Prepayments on or prior to such date. Under no circumstances will any payment of Base Rent or other Qualified Income Payments reduce the Lease Balance.
     “Lease Termination Damages” has the meaning indicated in subparagraph 15(A)(3)(c) of the Lease.
     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
     “LIBOR” means, for purposes of determining the Effective Rate for any Period, the per annum rate equal to:
     (a) the offered rate for deposits in U.S. dollars as of approximately 11:00 a.m., London time, on the day that is two London Banking Days (hereinafter defined) prior to the day upon which such Period begins (the “Reset Date”), as reported:
     (1) on Reuters Screen LIBOR01 page (or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed) by the Reuters service; or
     (2) on Moneyline Telerate Page 3750, British Bankers Association Interest Settlement Rates, or another news page selected by BNPPLC’s Parent if the Reuters Screen LIBOR01 page is removed from the Reuters system or changed such that, in the opinion of BNPPLC’s Parent, the interest rates shown on it no longer represent the same kind of interest rates as when the Operative Documents were executed; or
     (b) if such offered rate is for any reason unavailable, the rate per annum determined by BNPPLC’s Parent on the basis of rates offered for deposits in U.S. dollars by four major banks in the London interbank market selected by BNPPLC’s Parent (“Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the Reset Date to prime banks in the London interbank market for a period corresponding as nearly as possible to the applicable Period. ( If this clause (b) applies, BNPPLC’s Parent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, “LIBOR” will be the arithmetic mean of the quotations. If, however, fewer than two quotations are provided, “LIBOR” will be the arithmetic mean of the rates quoted by
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major banks in New York selected by BNPPLC’s Parent, at approximately 11:00 a.m., New York time, on the Reset Date for loans in U.S. dollars to leading U.S. banks for a period corresponding as nearly as possible to the applicable Period.)
As used in this definition, “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
     “LIBOR Period Election” means an election to have the Effective Rate for any Period calculated by reference to LIBOR, rather than by reference to the ABR or the Fixed Rate, and to have such period extend for approximately one month, three months or six months. The first Construction Period will be subject to a LIBOR Period Election of one month; and, subject to the limitations and qualifications set forth in this definition, NAI may make any subsequent Period subject to a LIBOR Period Election by a notice given to BNPPLC in the form attached as Annex 3 at least five Business Days prior to the commencement of such Period. After a LIBOR Period Election becomes effective, it will remain in effect for all subsequent Periods until a different election is made in accordance with the provisions of this definition and the definition of ABR Period Election above. (For purposes of the Construction Agreement and the Lease a LIBOR Period Election for any Period will also be considered the LIBOR Period Election in effect on the Effective Date, Advance Date, Base Rent Commencement Date or Base Rent Date upon which such Period begins.) Notwithstanding the foregoing:
•	No LIBOR Period Election for a period of more than one month will be effective prior to the Completion Date.

•	No LIBOR Period Election will be effective that would cause a Base Rent Period to extend beyond the end of the scheduled Term or beyond a Fixed Rate Lock Date.

•	No LIBOR Period Election will commence or continue during any period that begins on or after the Fixed Rate Lock Date applicable to a Fixed Rate Lock and that ends before or on the date such Fixed Rate Lock is terminated as provided in subparagraph 3(C) of the Lease.

•	Changes in any ABR Period Election or LIBOR Period Election will become effective only upon the commencement of a new Period.

•	In the event BNPPLC determines that it would be unlawful (or any central bank or governmental authority asserts that it would be unlawful) for BNPPLC, BNPPLC’s Parent or any Participant to provide or maintain Funding Advances during a Period if the Carrying Costs or Base Rent accrued during such Period at a rate based upon LIBOR, NAI will be deemed to have made such Period subject
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to an ABR Period Election, not a LIBOR Period Election.

•	If for any reason (including BNPPLC’s receipt of a notice from NAI purporting to make a LIBOR Period Election that is contrary to the foregoing provisions), BNPPLC is unable to determine with certainty whether a particular Period is subject to a specific LIBOR Period Election of one month, three months or six months, or if any Event of Default has occurred and is continuing on the third Business Day preceding the commencement of a particular Period, NAI will be deemed to have made an ABR Period Election for that particular Period.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell receivables with recourse, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).
     “Liens Removable by BNPPLC” means, and is limited to, Liens encumbering the Property that are asserted (1) other than as contemplated in the Operative Documents, by BNPPLC itself or by BNPPLC’s Parent, (2) by third parties lawfully claiming through or under BNPPLC (which for purposes of the Operative Documents will include any judgment liens established against the Property because of a judgment rendered against BNPPLC and will also include any liens established against the Property to secure past due Excluded Taxes), or (3) by third parties claiming under a deed or other instrument duly executed by BNPPLC; provided, however, Liens Removable by BNPPLC will not include (A) any Permitted Encumbrances (regardless of whether claimed through or under BNPPLC), (B) the Operative Documents or any other document executed by BNPPLC with the knowledge of (and without objection by) NAI or NAI’s counsel contemporaneously with the execution and delivery of the Operative Documents, (C) Liens which are neither lawfully claimed through or under BNPPLC (as described above) nor claimed under a deed or other instrument duly executed by BNPPLC, (D) Liens claimed by NAI or claimed through or under a conveyance made by NAI other than NAI’s conveyance of the leasehold estate to BNPPLC under the Ground Lease, (E) Liens arising because of BNPPLC’s compliance with Applicable Law, the Operative Documents, Permitted Encumbrances or any written request made by NAI, (F) Liens securing the payment of property taxes or other amounts assessed against the Property by any Governmental Authority, other than to secure the payment of past due Excluded Taxes or to secure damages caused by (and attributed by any applicable principles of comparative fault to) BNPPLC’s own Established Misconduct, (G) Liens resulting from or arising in connection with any breach by NAI of the Operative Documents; or (H) Liens resulting from or arising in connection with any Permitted Transfer that occurs more than thirty days after any Designated Sale Date upon which, for any reason, NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
Common Definitions and Provisions Agreement - Page 26

     “Local Impositions” means all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes (other than taxes on net income and corporate franchise taxes), levies, fees, charges, surcharges, assessments, interest, additions to tax, or penalties imposed by the State of North Carolina or any agency or political subdivision thereof upon BNPPLC or any owner of the Property or any part of or interest in the Property because of (i) the Lease or other Operative Documents, (ii) the status of record title to the Property, (iii) the ownership, leasing, occupancy, sale or operation of the Property or any part thereof or interest therein, or (iv) the Permitted Encumbrances; excluding, however, Excluded Taxes. “Local Impositions” will include any real estate taxes imposed because of a change of use or ownership of the Property resulting from, or occurring on or prior to the date of, any sale by BNPPLC pursuant to the Purchase Agreement.
     “Losses” means the following: any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, administrative or legal proceedings, actions, judgments, causes of action, assessments, fines, penalties, costs of settlement and other costs and expenses (including Attorneys’ Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.
     “Market Quotation” means, with respect to any Fixed Rate Lock Termination, an amount determined by the Floating Rate Payor on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid by the Floating Rate Payor in consideration of an agreement between it and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for the Floating Rate Payor the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) that would, but for the occurrence of the relevant Fixed Rate Lock Termination, have been required under the Fixed Rate Swap. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The Floating Rate Payor (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on the effective date of or as soon as reasonably practicable after the relevant Fixed Rate Lock Termination. The date and time as of which those quotations are to be obtained will be selected in good faith by the Floating Rate Payor. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations will be disregarded. If fewer than three quotations are provided, it will be deemed that the Market
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Quotation in respect of such Fixed Rate Lock Termination cannot be determined.
     “Material Adverse Effect” means a material adverse effect on (a) the assets, operations, financial condition or businesses of NAI, (b) the ability of NAI to perform any of its obligations under the Operative Documents, (c) the rights of or benefits available to BNPPLC under the Operative Documents, (d) the value, utility or useful life of the Property or (e) the priority, perfection or status of any of BNPPLC’s interests in the Property or in any of the Operative Documents.
     “Maximum Construction Allowance” has the meaning indicated in the Construction Agreement.
     “Maximum Remarketing Obligation” has the meaning indicated in the Purchase Agreement.
     “Minimum Insurance Requirements” means the insurance requirements outlined in Annex 4 attached to this Agreement.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by NAI or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA.
     “NAI” means Network Appliance, Inc., a Delaware corporation.
     “NAI’s Estimate of Force Majeure Excess Costs” has the meaning indicated in the Construction Agreement.
     “NAI’s Estimate of Force Majeure Delays” has the meaning indicated in the Construction Agreement.
     “NAI’s Initial Remarketing Right” has the meaning indicated in the Purchase Agreement.
     “Notice of NAI’s Intent to Terminate” has the meaning indicated in the Construction Agreement.
     “Notice of NAI’s Intent to Terminate Because of a Force Majeure Event” has the meaning indicated in the Construction Agreement.
     “Notice of Termination by NAI” has the meaning indicated in the Construction Agreement.
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     “Operative Documents” means the Closing Certificate, the Ground Lease, the Lease, the Construction Agreement, the Purchase Agreement and this Common Definitions and Provisions Agreement.
     “Outstanding Construction Allowance” has the meaning indicated in the Construction Agreement.
     “Owner’s Election to Continue Construction” has the meaning indicated in the Construction Agreement.
     “Participant” means any Person other than BNPPLC that from time to time, by executing a Participation Agreement or supplements as contemplated therein, becomes a party to the Participation Agreement and thereby agrees to participate in all or some of the risks and rewards to BNPPLC of the Operative Documents; provided, however, no such Person will qualify as a Participant for purposes of the Operative Documents unless such Person is approved to be a Participant by NAI. As of the Effective Date, there are no Participants, but BNPPLC may from time to time request NAI’s approval for prospective Participants. NAI will not unreasonably withhold or delay any approval required for any prospective Participant which is an Eligible Financial Institution. However, as to any prospective Participant that is not an Eligible Financial Institution, NAI may withhold such approval in its sole discretion. Further, it is understood that if giving such approval will increase NAI’s liability for withholding taxes or other taxes not constituting Excluded Taxes under tax laws or regulations then in effect, NAI may reasonably refuse to give such approval.
     “Participation Agreement” means a Participation Agreement in substantially the form attached to this Agreement as Annex 5, pursuant to which one or more other Persons agree with BNPPLC to participate in the risks and rewards to BNPPLC of the Operative Documents, as such Participation Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms. It is understood, however, that because any such Participation Agreement will expressly make NAI a third party beneficiary of each Participant’s obligations thereunder to make advances to BNPPLC in connection with Construction Advances under the Construction Agreement, NAI’s consent will be required to any amendment of the Participation Agreement that limits or excuses such obligations.
     “Period” means a Construction Period or Base Rent Period.
     “Permitted Encumbrances” means (i) the encumbrances and other matters affecting the Property that are set forth in Exhibit B attached to the Closing Certificate, (ii) any easement agreement or other document affecting title to the Property executed by BNPPLC at the request of or with the consent of NAI, (iii) any Liens securing the payment of Local Impositions which are not delinquent or claimed to be delinquent or which are being contested in accordance with subparagraph 5(A) of the Lease, (iv) statutory liens, if any, in the nature of contractors’,
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mechanics’ or materialmen’s liens for amounts not past due or claimed to be past due for more than thirty days or which are being contested in accordance with subparagraph 11(B) of the Lease, and (v) any other Liens which are Fully Subordinated or Removable.
     “Permitted Hazardous Substance Use” means the use, generation, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, generation, storage and disposal will not:
     (1) exceed that reasonably required for the construction of the Construction Project in accordance with the Construction Agreement or for the use and operation of the Property for the purposes expressly permitted under subparagraph 2(A) of the Lease; or
     (2) include any disposal, discharge or other release of Hazardous Substances from the Property in any manner that might allow such substances to reach surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by NAI that govern such runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental Laws.
Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use will not include any use of the Property (including as a landfill, incinerator or other waste disposal facility) in a manner that requires a treatment, storage or disposal permit under the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
     “Permitted Hazardous Substances” means Hazardous Substances used and reasonably required for the construction of the Construction Project or for the use and operation of the Property by NAI and its permitted subtenants and assigns for the purposes expressly permitted by subparagraph 2(A) of the Lease, in either case in strict compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved. Without limiting the generality of the foregoing, Permitted Hazardous Substances will include usual and customary office and janitorial products.
     “Permitted Transfer” means any one or more of the following:
     (1) the creation or conveyance by BNPPLC of rights and interests in favor of Participants pursuant to the Participation Agreement;
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     (2) any lien, security interest or assignment covering the Property or the Rents which is granted by BNPPLC in favor of Participants or an agent appointed for them to secure their rights under the Participation Agreement, and any subsequent assignment or conveyance made to accomplish a foreclosure of such lien or security interest, provided that such lien, security interest or assignment and any such subsequent assignment or conveyance are all made expressly subject to the rights of NAI under the Operative Documents;
     (3) other than as described in the preceding clauses, any conveyance to BNPPLC’s Parent or to any Qualified Affiliate of BNPPLC of all or any interest in or rights with respect to the Property or any portion thereof, provided that NAI must be notified before any such conveyance to BNPPLC’s Parent or a Qualified Affiliate which will be recorded in the real property records of the county in which the Land is situated;
     (4) any assignment or conveyance by BNPPLC requested by NAI or required by any Permitted Encumbrance, by the Purchase Agreement or by Applicable Laws; or
     (5) any assignment or conveyance after a Designated Sale Date on which NAI does not purchase or cause an Applicable Purchaser to purchase BNPPLC’s interest in the Property and, if applicable, after the expiration of the thirty day cure period specified in Paragraph 3(A) of the Purchase Agreement.
     “Person” means an individual, a corporation, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a government or agency or political subdivision thereof or other entity, whether acting in an individual, fiduciary or other capacity.
     “Personal Property” has the meaning indicated on page 2 of the Lease.
     “Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by NAI or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA, including any Multiemployer Plan.
     “Pre-lease Casualty” has the meaning indicated in the Construction Agreement.
     “Pre-lease Force Majeure Delays” has the meaning indicated in the Construction Agreement.
     “Pre-lease Force Majeure Event” has the meaning indicated in the Construction Agreement.
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     “Pre-lease Force Majeure Event Notice” has the meaning indicated in the Construction Agreement.
     “Pre-lease Force Majeure Excess Costs” has the meaning indicated in the Construction Agreement.
     “Pre-lease Force Majeure Losses” has the meaning indicated in the Construction Agreement.
     “Prime Rate” means the prime interest rate or equivalent charged by BNPPLC’s Parent in the United States of America as announced or published by BNPPLC’s Parent from time to time, which need not be the lowest interest rate charged by BNPPLC’s Parent. If for any reason BNPPLC’s Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by either CitiBank, N.A. or any New York branch or office of Credit Commercial de France as selected by BNPPLC will be used to compute the rate describe in the preceding sentence. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the Effective Date without notice to NAI as of the effective time of each change in rates described in this definition.
     “Prior Work” has the meaning indicated in the Construction Agreement.
     “Projected Cost Overruns” has the meaning indicated in the Construction Agreement.
     “Property” means the Personal Property and the Real Property, collectively. The fee interest in the Land itself will not be included in the Property, but the leasehold estate conveyed to BNPPLC under the Ground Lease will be included.
     “Purchase Agreement” means the Purchase Agreement dated as of the Effective Date between BNPPLC and NAI, as such Purchase Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time in accordance with its terms.
     “Purchase Option” has the meaning indicated in the Purchase Agreement.
     “Qualified Affiliate” means any Person that, like BNPPLC, (i) is one hundred percent (100%) owned, directly or indirectly, by BNPPLC’s Parent or any successor of such bank, (ii) can make (and has in writing made) the same representations to NAI that BNPPLC has made in subparagraphs 4(A) and 4(B) of the Closing Certificate (except that it need not be incorporated in or qualified to do business in Delaware), and (iii) is an entity organized under the laws of the State of Delaware or another state within the United States of America.
     “Qualified Income Payments” means: (A) Base Rent; (B) payments that are made to
Common Definitions and Provisions Agreement - Page 32

BNPPLC only because the following amounts are capitalized (i.e.,the added to the Lease Balance) as described in subparagraph 3 of the Construction Agreement:, the Arrangement Fee, Administrative Fees, Commitment Fees, Increased Cost Charges and Capital Adequacy Charges; (C) payments of the following made to BNPPLC to satisfy the Lease: Administrative Fees, Increased Cost Charges and Capital Adequacy Charges; (D) any interest paid to BNPPLC or any Participant pursuant to subparagraph 3(G) of the Lease; and (E) payments by BNPPLC to Participants required under the Participation Agreements because of BNPPLC’s receipt of payments described in the preceding clauses (A) through (D).
     “Qualified Prepayments” means any payments received by BNPPLC from time to time during the Term (1) under any property insurance policy as a result of damage to the Property, (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof (including any indirect condemnation by means of a taking of any of the Land or appurtenant easements), (3) because of any judgment, decree or award for injury or damage to the Property, or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Property. For the purposes of determining the amount of any Qualified Prepayment and other amounts dependent upon Qualified Prepayments (e.g., the Lease Balance, the Outstanding Construction Allowance and the Break Even Price):
     (i) there will be deducted all expenses and costs of every kind, type and nature (including taxes and Attorneys’ Fees) incurred by BNPPLC with respect to the collection or application of such payments;
     (ii) Qualified Prepayments will not include any payment to BNPPLC by a Participant or an Affiliate of BNPPLC that is made to compensate BNPPLC for the Participant’s or Affiliate’s share of any Losses BNPPLC may incur as a result of any of the events described in the preceding clauses (1) through (4);
     (iii) Qualified Prepayments will not include any payments received by BNPPLC that BNPPLC has paid or is obligated to pay to NAI for the repair, restoration or replacement of the Property or that BNPPLC is holding as Escrowed Proceeds in accordance with the Paragraph 10 of the Lease or other provisions of the Operative Documents;
     (iv) payments described in the preceding clauses (i) through (iii) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in Paragraph 10 of the Lease; and
     (v) in no event will interest that accrues under the Purchase Agreement on a past due Supplemental Payment constitute a Qualified Prepayment.
Common Definitions and Provisions Agreement - Page 33

For purposes of computing the total Qualified Prepayments (and other amounts dependent upon Qualified Prepayments, such as the Lease Balance, the Outstanding Construction Allowance and the Break Even Price) paid to or received by BNPPLC as of any date, payments described in the preceding clauses (1) through (4) will be considered as Escrowed Proceeds, not Qualified Prepayments, until they are actually applied as Qualified Prepayments by BNPPLC as provided in the Paragraph 10 of the Lease.
     “Real Property” has the meaning indicated on page 2 of the Lease.
     “Reimbursable Construction-Period Costs” has the meaning indicated in the Construction Agreement.
     “Remedial Work” means any investigation, monitoring, clean-up, containment, remediation, removal, payment of response costs, or restoration work and the preparation and implementation of any closure or other required remedial plans that any governmental agency or political subdivision requires or approves (or could reasonably be expected to require if it was aware of all relevant circumstances concerning the Property), whether by judicial order or otherwise, because of the presence of or suspected presence of Hazardous Substances in, on, under or about the Property or because of any prior Hazardous Substance Activity.
     “Rent” means Base Rent and Additional Rent.
     “Responsible Financial Officer” means the chief financial officer, the controller, the treasurer or the assistant treasurer of NAI.
     “Rolling Four Quarters Period” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
     “Scope Change” has the meaning indicated in the Construction Agreement.
     “Spread” means, for each Construction Period and for any period beginning on and including the Base Rent Commencement Date or a Base Rent Date and ending on but not including the next Base Rent Date, the amount established as of the date (in this definition, the “Spread Test Date”) that is two Business Days prior to such period by reference to the pricing grid below, based upon the ratio calculated by dividing (1) Adjusted EBITDA for the then latest Rolling Four Quarters Period that ended prior to (and for which NAI has reported earnings as necessary to compute Adjusted EBITDA) into (2) the Total Debt of NAI and its Subsidiaries (determined on a consolidated basis) as of the end of such Rolling Four Quarters Period. In each case, the Spread will be established at the Level in the pricing grid below which corresponds to such ratio; provided, that:
Common Definitions and Provisions Agreement - Page 34

     (a) promptly after earnings are reported by NAI for the latest quarter in any Rolling Four Quarters Period, NAI must notify BNPPLC of any resulting change in the Spread under this definition, and no reduction in the Spread from one period to the next will be effective for purposes of the Operative Documents unless, prior to the Spread Test Date for the next period, NAI shall have provided BNPPLC with a written notice setting forth and certifying the calculation under this definition that justifies the reduction; and
     (b) notwithstanding anything to the contrary in this definition, after any 97-10/Meltdown Event and on any date when an Event of Default has occurred and is continuing, the Unsecured Spread will equal the Default Rate less the Effective Rate.

Levels	Ratio of Total Debt to Adjusted EBITDA	Spread
Level I	less than 0.5	40.0 basis points

Level II	greater than or equal to 0.5, but less than 1.0	50.0 basis points

Level III	greater than or equal to 1.0, but less than 1.5	62.5 basis points

Level IV	greater than or equal to 1.5	75.0 basis points
All determinations of the Spread by BNPPLC will, in the absence of clear and demonstrable error, be binding and conclusive for purposes of the Operative Documents. Further BNPPLC may, but will not be required, to rely on the determination of the Spread set forth in any notice delivered by NAI as described above in clause (a) of this definition.
     “Subsidiary” means, with respect to any Person, any Affiliate of which at least a majority of the securities or other ownership interests having ordinary voting power then exercisable for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.
     “Supplemental Payment” has the meaning indicated in the Purchase Agreement.
     “Supplemental Payment Obligation” has the meaning indicated in the Purchase Agreement.
     “Tangible Personal Property” has the meaning indicated on page 2 of the Lease.
Common Definitions and Provisions Agreement - Page 35

     “Target Completion Date” has the meaning indicated in the Construction Agreement.
     “Term” has the meaning indicated in subparagraph 1(A) of the Lease.
     “Term Sheet” means the letter dated as of May 23, 2007 from BNPPLC to NAI concerning the Property.
     “Termination of NAI’s Work” has the meaning indicated in the Construction Agreement.
     “Third Party Contract” has the meaning indicated in the Construction Agreement.
     “Third Party Contract/Termination Fees” has the meaning indicated in the Construction Agreement.
     “Total Debt” has the meaning indicated in subparagraph 3(A) of the Closing Certificate.
     “Transaction Expenses” means costs incurred in connection with the preparation and negotiation of the Operative Documents and related documents and the consummation of the transactions contemplated therein.
     “Unfunded Benefit Liabilities” means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of NAI or any ERISA Affiliate under Title IV of ERISA.
     “Unit 4” has the meaning indicated in the Condominium Declaration.
     “Work” has the meaning indicated in the Construction Agreement.
     “Work/Suspension Event” has the meaning indicated in the Construction Agreement.
     “Work/Suspension Notice” has the meaning indicated in the Construction Agreement.
     “Work/Suspension Period” has the meaning indicated in the Construction Agreement.
Common Definitions and Provisions Agreement - Page 36

ARTICLE II — SHARED PROVISIONS
     The following provisions will apply to and govern the construction of this Agreement and the other Operative Documents (including attachments), except to the extent (if any) a clear, contrary intent is expressed herein or therein:
     1. Notices. Any provision of (1) any of the Operative Documents, (2) any other document which references this provision for purposes of establishing notice requirements (in this provision, a “Related Document”), or (3) any Applicable Law, that makes reference to any required payment from NAI or BNPPLC to the other or that makes reference to the sending, mailing or delivery of any notice or demand will be subject to the following provisions (except that any notice given by BNPPLC to satisfy any statutory requirement, including any notice of eviction or foreclosure, will be considered sufficient if it satisfies the statutory requirements applicable to the notice, regardless of whether the notice or payment satisfies the following provisions):
     (i) All Rent and other amounts required to be paid by NAI to BNPPLC must be paid to BNPPLC in immediately available funds by wire transfer to:
Federal Reserve Bank of New York
BNP Paribas — New York Branch
Favor: BNP Paribas Leasing Corporation
ABA 026 007 689
/AC/ 0200-517000-070-78
Reference: Network Appliance, Inc./2007 North Carolina-Lease
or at such other place and in such other manner as BNPPLC may designate in a notice to NAI.
     (ii) All advances paid to NAI by BNPPLC under the Construction Agreement or in connection therewith will be paid by wire transfer to:
Wells Fargo Bank
San Francisco, CA
ABA#121000248
Acct#4311-790562
Account of: Network Appliance
Reference: BNP Lease
or at such other place and in such other manner as NAI may reasonably designate from time to time by notice to BNPPLC signed by a Responsible Financial Officer of NAI.

Common Definitions and Provisions Agreement - Page 37

     (iii) All notices, demands, approvals, consents and other communications to be made under any Operative Document or Related Document to or by the parties thereto must, to be effective for purposes thereof, be in writing. Notices, demands and other communications required or permitted under any Operative Document or Related Document must be given by any of the following means: (A) personal service (including local and overnight courier), with proof of delivery or attempted delivery retained; (B) electronic communication, whether by electronic mail or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (B) hereof will be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (C) will be deemed received five days following deposit in the mail. Notices, demands and other communications required or permitted by any Related Document are to be sent to the addresses set forth therein; and notices, demands and other communications required or permitted by under any Operative Document are to be sent to the following addresses (or in the case of communications to Participants, at the addresses set forth in Schedule 1 to the Participation Agreement):
Address of BNPPLC:
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Telecopy: (972) 788-9140
Address of NAI:
Network Appliance, Inc.
7301 Kit Creek Road
Research Triangle Park, NC 27709
Attention: Ingemar Lanevi
Telecopy: (919) 476-5750

Common Definitions and Provisions Agreement - Page 38

With a copy to:
Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089
Attention: Mr. Thom Bryant
Telecopy: (408)-822-4463
However, any party to any Operative Document or Related Document may change its address above or in the Related Document, as applicable, by written notice to the other parties to such Operative Document or Related Document given in accordance with this provision.
     2. Severability. If any term or provision of any Operative Document or the application thereof is to any extent held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of such document, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, will not be affected thereby.
     3. No Merger. There will be no merger of the Lease or of the leasehold estate created by the Lease or of the mortgage and security interest granted in subparagraph 4(C)(1) of the Lease with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the Lease or the leasehold estate created thereby or such mortgage and security interest and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred. There will be no merger of the Purchase Agreement or of the purchase options or obligations created by the Purchase Agreement with any other interest in the Property by reason of the fact that the same person may acquire or hold, directly or indirectly, the rights and options granted by the Purchase Agreement and any other interest in the Property, unless all Persons with an interest in the Property that would be adversely affected by any such merger specifically agree in writing that such a merger has occurred.
     4. No Implied Waiver. The failure of any party to any Operative Document to insist at any time upon the strict performance of any covenant or agreement therein or to exercise any option, right, power or remedy contained therein will not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any breach of any Operative Document by any party thereto will not prevent a similar subsequent act from constituting a violation. Any express waiver of any provision of any Operative Document will affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. No waiver by any party to any Operative Document of any provision therein will be deemed to have been made unless expressed in writing and signed by the party to be bound by the waiver. A receipt by any party to any Operative Document of any payment thereunder (including the receipt by BNPPLC of any Rent paid under the Lease) with knowledge of the

Common Definitions and Provisions Agreement - Page 39

breach by another party of any covenant or agreement contained in that or any other Operative Document will not be deemed a waiver of such breach.
     5. Entire and Only Agreements. The Operative Documents supersede any prior negotiations and agreements between BNPPLC and NAI concerning the Property, and no amendment or modification of any Operative Document will be binding or valid unless expressed in a writing executed by all parties to such Operative Document.
     6. Binding Effect. Except to the extent, if any, expressly provided to the contrary in any Operative Document with respect to assignments thereof, all of the covenants, agreements, terms and conditions to be observed and performed by the parties to the Operative Documents will be applicable to and binding upon their respective successors and, to the extent assignment is permitted thereunder, their respective assigns.
     7. Time is of the Essence. Time is of the essence as to all obligations created by the Operative Documents and as to all notices expressly required by the Operative Documents.
     8. Governing Law. Each Operative Document will be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict or choice of laws principles that might require the application of the laws of another jurisdiction.
     9. Paragraph Headings. The paragraph and section headings contained in the Operative Documents are for convenience only and will in no way enlarge or limit the scope or meaning of the various and several provisions thereof.
     10. Negotiated Documents. All parties to each Operative Document and their counsel have reviewed and revised or requested revisions to such Operative Document, and the usual rule of construction that any ambiguities are to be resolved against the drafting party will not apply to the construction or interpretation of any Operative Documents or any amendments thereof.
     11. Terms Not Expressly Defined in an Operative Document. As used in any Operative Document, a capitalized term that is not defined therein or in this Agreement, but is defined in another Operative Document, will have the meaning ascribed to it in the other Operative Document.
     12. Other Terms and References. Words of any gender used in each Operative Document will be held and construed to include any other gender, and words in the singular number will be held to include the plural and vice versa, unless the context otherwise requires. References in any Operative Document to Paragraphs, subparagraphs, Sections, subsections or other subdivisions refer to the corresponding Paragraphs, subparagraphs, Sections, subsections or subdivisions of that Operative Document, unless specific reference is made to another

Common Definitions and Provisions Agreement - Page 40

document or instrument. References in any Operative Document to any Schedule or Exhibit refer to the corresponding Schedule or Exhibit attached to that Operative Document, which are made a part thereof by such reference. All capitalized terms used in each Operative Document which refer to other documents will be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained in the Operative Documents or, in the case of any other document to which BNPPLC or NAI is a party or intended beneficiary, without its consent. All accounting terms used but not specifically defined in any Operative Document will be construed in accordance with GAAP. The words “this [Agreement]”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import when used in each Operative Document refer to that Operative Document as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Paragraph”, “this subparagraph”, “this Section”, “this subsection” and similar phrases used in any Operative Document refer only to the Paragraph, subparagraph, Section, subsection or other subdivision described in which the phrase occurs. As used in the Operative Documents the word “or” is not exclusive, and the words “include”, “including” and similar terms will be construed as if followed by “without limitation to”. The rule of ejusdem generis will not be applied to limit the generality of a term in any of the Operative Documents when followed by specific examples. When used to qualify any representation or warranty made by a Person, the phrases “to the knowledge of [such Person]” or “to the best knowledge of [such Person]” are intended to mean only that such Person does not have knowledge of facts or circumstances which make the representation or warranty false or misleading in some material respect; such phrases are not intended to suggest that the Person does indeed know the representation or warranty is true.
     13. Execution in Counterparts. To facilitate execution, each of the Operative Documents may be executed in multiple identical counterparts. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, will collectively constitute a single instrument. But it will not be necessary in making proof of any of the Operative Documents to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to such document. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to any of the Operative Documents will be as effective as the original signature page for the purpose of proving such party’s agreement to be bound.
     14. Not a Partnership, Etc. Nothing in any Operative Document is intended to create any partnership, joint venture, or other joint enterprise between BNPPLC and NAI.

Common Definitions and Provisions Agreement - Page 41

     15. No Fiduciary Relationship Intended. Neither the execution of the Operative Documents or other documents referenced in this Agreement nor the administration thereof by BNPPLC will create any fiduciary obligations of BNPPLC to NAI Moreover, BNPPLC and NAI disclaim any intent to create any fiduciary or special relationship between themselves under or by reason of the Operative Documents or the transactions described therein or any other documents or agreements referenced therein.
[The signature pages follow.]

Common Definitions and Provisions Agreement - Page 42

     IN WITNESS WHEREOF, this Common Definitions and Provisions Agreement is executed to be effective as of July 17, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:
Lloyd G. Cox, Managing Director

Common Definitions and Provisions Agreement — Signature Page

[Continuation of signature pages for Common Definitions and Provisions Agreement dated as of July 17, 2007.]

NETWORK APPLIANCE, INC., a Delaware corporation
By:
Ingemar Lanevi, Vice President and Corporate
Treasurer

Common Definitions and Provisions Agreement - Signature Page

Annex 1
Notice of ABR Period Election
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement dated as of July 17, 2007, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc. This letter constitutes notice of our election to make the first Construction Period or Base Rent Period beginning on or after___, 20___subject to an ABR Period Election.
     We understand that until a different election becomes effective as provided in definitions of “ABR Period Election” and “LIBOR Period Election” in the Common Definitions and Provisions Agreement, all subsequent Construction Periods or Base Rent Periods will also be subject to an ABR Period Election.
NOTE: YOU ARE ENTITLED TO DISREGARD THIS NOTICE IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE ABR PERIOD ELECTION IS LESS THAN FIVE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]

Annex 2
Fixed Rate Lock Notice
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement dated as of July 17, 2007, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc. By this letter, which is given pursuant to subparagraph 3(B)(4) of the Lease, NAI requests that BNPPLC promptly establish a Fixed Rate for a notional amount equal to the Lease Balance as of the date of this letter for use in the calculation of the Effective Rate for all Base Rent Periods commencing on or after the following Fixed Rate Lock Date: ___, 20 ___.
     As contemplated in the conditions set forth in subparagraph 3(B)(4) of the Lease, such Fixed Rate Lock Date is the first Business Day of a calendar month which falls after the projected Base Rent Commencement Date; such Fixed Rate Lock Date does not fall prior to the end of any Base Rent Period which has commenced or will commence before BNPPLC receives this notice; and NAI expects BNPPLC to receive this notice more than ten days prior to such Fixed Rate Lock Date.
     In an earlier phone conversation today between a representative of NAI and ___ at the New York Branch of BNP Paribas, NAI requested an estimate from BNP Paribas of the Fixed Rate that would be established by BNPPLC and BNP Paribas entering into an Interest Rate Swap. The estimate provided by telephone was: ___percent (___%) per annum.
     By this letter, NAI confirms that it will accept such a rate or any lower rate as the Fixed Rate for purposes of the Lease.
NOTE: BNPPLC will be entitled to disregard this notice if the conditions to a Fixed Rate Lock, as specified in subparagraph 3(B)(4) of the Lease, have not been satisfied. However, NAI requests that BNPPLC notify NAI immediately if for any reason BNPPLC believes this notice will not be effective.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]
Annex 2 - Page 2

Annex 3
Notice of LIBOR Period Election
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Common Definitions and Provisions Agreement dated as of July 17, 2007, between you, BNP Paribas Leasing Corporation, and the undersigned, Network Appliance, Inc. This letter constitutes notice of our election to make the first Construction Period or Base Rent Period beginning on or after___, 20___ subject to a LIBOR Period Election of ___ month(s).
     We understand that until a different election becomes effective as provided in definitions of “ABR Period Election” and “LIBOR Period Election” in the Common Definitions and Provisions Agreement, all subsequent Construction Period or Base Rent Periods will also be subject to the same LIBOR Period Election.
     NOTE: YOU ARE ENTITLED TO DISREGARD THIS NOTICE IF THE NUMBER OF MONTHS SPECIFIED ABOVE IS NOT A PERMITTED NUMBER UNDER THE DEFINITION OF “LIBOR PERIOD ELECTION” IN THE COMMON DEFINITIONS AND PROVISIONS AGREEMENT, OR IF THE DATE SPECIFIED ABOVE CONCERNING THE COMMENCEMENT OF THE LIBOR PERIOD ELECTION IS LESS THAN FIVE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE. HOWEVER, WE ASK THAT YOU NOTIFY US IMMEDIATELY IF FOR ANY REASON YOU BELIEVE THIS NOTICE IS DEFECTIVE.

NETWORK APPLIANCE, INC., a Delaware corporation

By:

Name:

Title:

[cc all Participants]

Annex 4
Minimum Insurance Requirements
A. PROVISIONS APPLICABLE BOTH BEFORE AND AFTER THE COMPLETION DATE.
     1. Other Requirements Not Affected: The insurance coverages required by this Annex represent minimum requirements of BNPPLC and other Interested Parties and are not to be construed to modify or limit NAI’s indemnities or other agreements in the Agreement to which this Annex is attached or in any other Operative Document. Such required coverages do not constitute a representation or determination by BNPPLC of the minimum insurance coverages NAI should maintain for its own protection.
     2. Requirements Apply Only to the Property: Further, the insurance coverages required by this Annex apply only to the Property, it being understood that nothing in this Annex is intended to impose minimum insurance requirements upon NAI with respect to other properties owned or leased by NAI.
     3. Failure to Obtain: Failure of BNPPLC to demand certificate or other evidence of full compliance with these insurance requirements, or failure of BNPPLC to identify a deficiency from evidence that is provided, will not be construed as a waiver of NAI’s obligation to maintain required insurance.
     4. Copies of Policies: NAI must provide to BNPPLC, at the offices of NAI, copies of all insurance policies required herein within ten (10) days after receipt of a request for such copies from BNPPLC or as soon as practicable if policies are in the process of being issued by the applicable insurer. Such copies must be certified as complete and correct by an authorized representative of the applicable insurer, subject to availability from the insurance company.
     5. Inconsistent Endorsements. The insurance policies maintained to comply with these requirements will contain no endorsements that restrict, limit, or exclude coverages in any manner that is inconsistent with these express requirements without the prior express written approval of BNPPLC.
     6. Limits of Liability. The limits of liability necessary to satisfy these requirements may be provided by a single policy of insurance or by a combination of primary and umbrella/excess policies, but in no event will the total limits of liability available for any one occurrence or accident be less than the amount required herein.
     7. Additional Insured Status. Additional insured status will be provided in favor of BNPPLC and other Interested Parties on all liability insurance required herein except workers’ compensation and employer’s liability. Such additional insured status will be provided on a basis that neither limits coverage to the additional insured by reason of its negligence (sole or otherwise) nor excludes coverage for completed operations with respect to construction of the Improvements.
     8. Primary Liability. The insurance policies maintained to comply with these requirements will be primary to all insurance available to BNPPLC and other Interested Parties, collectively or individually, with BNPPLC and other Interested Parties’ insurance being excess, secondary and non-contributing (except in the case of workers’ compensation and employer’s liability insurance). Where necessary, coverage will be endorsed to provide such primary liability.
B. PROVISIONS APPLICABLE BEFORE THE COMPLETION DATE.
     1. General Terms and Conditions.
     A. Definitions: For purposes of this Annex:
“Construction Period Policies” means insurance policies that satisfy the minimum requirements set forth in this Annex and that NAI has obtained or required its Contractors to obtain with respect to the Property prior to the Completion Date.
“Contractor” will include subcontractors of any tier.
“ISO” means Insurance Services Office.
B. Status and Rating of Insurance Company. All insurance coverages required herein prior to the Completion Date will be written through insurance companies admitted to do business in the State of North Carolina and rated upon each renewal no less than A-: VII in the then most current edition of A.M. Best’s Key Rating Guide.
C. Waiver of Subrogation. All insurance coverages carried by NAI with respect to the Construction Project, whether required herein or not, will provide a waiver of subrogation in favor of BNPPLC and other Interested Parties.
D. Release and Waiver: Without limiting other waivers or provisions in favor of BNPPLC and other Interested Parties in any of the Operative Documents or other attachments thereto, NAI hereby releases, and agrees to cause all Contractors performing any Work prior to the Completion Date (other than subcontractors providing goods and/or services with a value of less than $100,000) to release, BNPPLC and all other Interested Parties from any and all claims or causes of action whatsoever that NAI and/or such Contractors might otherwise now or hereafter have resulting from or in any way

Annex 4 - Page 2

connected with any loss covered by insurance, whether required herein or not, or which would have been covered by insurance required herein but for a failure of NAI and/or its Contractors to maintain such insurance.
E. Initial Insurance Representations to BNPPLC and Other Interested Parties: NAI represents, acknowledges and agrees that:
     1. Any Construction Period Policies not previously obtained will be obtained by NAI (or by the primary Contractor engaged by NAI to perform the Work), and the initial premiums for all Construction Period Policies will be paid, before NAI requests Construction Advances that cause the Lease Balance to exceed $2,000,000; and notwithstanding anything to the contrary in the Construction Agreement, BNPPLC may refuse to fund any Construction Advances that would cause the Lease Balance to exceed $2,000,000 prior to such time as BNPPLC is satisfied that NAI has obtained and paid the premiums for the Construction Period Policies. Moreover, in the case of the Builder’s Risk Policy, the premium must be paid or prepaid for the entire period through the projected Completion Date before the Lease Balance exceeds $2,000,000.
     2. The coverages provided by the Construction Period Policies will not be terminated or modified to reduce, limit or qualify coverages in any material respect without BNPPLC’s prior written consent in each case by reason of any act or omission on the part of NAI or anyone acting for or authorized to act for NAI (including any Contractor engaged by NAI to obtain the Construction Period Policies for NAI). Without limiting the foregoing, NAI will not do or authorize any act or omission that could cause the coverage provided with respect to any Improvements by the Builder’s Risk Policy to expire or lapse before the Completion Date.
     3. NAI must notify BNPPLC with reasonable promptness of any possible damage claims known to NAI that NAI believes are, individually or taken together, reasonably likely to a exceed seventy-five percent (75%) of any aggregate limit of the Builder’s Risk Policy required herein.

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     4. NAI will endeavor in good faith to cause each certificate of insurance which is provided to BNPPLC by an insurer, or its authorized representative, at the request of NAI in regard to any Construction Period Policies to include the following express provision:
This is to certify that the policies of insurance described herein have been issued to the Insured for whom this certificate is executed and are in force at this time. In the event of cancellation or non-renewal of coverage affecting the certificate holder, other than by reason of nonpayment of premium, thirty (30) days prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested. In the event of cancellation or non-renewal of coverage affecting the certificate holder by reason of nonpayment of premium, ten (10) days prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested.
It is understood, however, that an insurer issuing such a certificate may decline to include the foregoing statement in the certificate, in which case NAI will instead deliver the certificate to BNPPLC with a cover letter from NAI itself which states substantially as follows:
Enclosed is a certificate of insurance, which has been issued by an insurer or its authorized representative, and which we are providing to you to confirm that policies described in the certificate have been issued to NAI or another insured named in the certificate and are in force at this time. NAI also certifies to you that such policies have been issued, and in the event of any cancellation, non-renewal, or reduction in coverage affecting you (BNP Paribas Leasing Corporation) or other Interested Parties, NAI will give you thirty (30) days prior written notice by certified mail or registered mail, return receipt requested.
     5. NAI will also endeavor in good faith to cause each Construction Period Policy to be endorsed to provide, in effect, that (A) in the event of cancellation, non-renewal, or reduction in coverage affecting BNPPLC, other than by reason of nonpayment of premium, thirty (30) days prior written notice will be given by the insurer to BNPPLC by certified mail or registered mail, return receipt requested; and (B) in the

Annex 4 - Page 4

event of cancellation, non-renewal, or reduction in coverage affecting BNPPLC by reason of nonpayment of premium, ten (10) days prior written notice will be given by the insurer to BNPPLC by certified mail or registered mail, return receipt requested.
     2. Commercial General Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain commercial general liability insurance in accordance with the following requirements:
A. Coverage: Such insurance will cover liability (as to claims covered by the form of CGL policy specified below, including claims for bodily injury and property damage) arising from any occurrence on or about the Land or from any operations conducted on or about the Land, including but not limited to tort liability assumed under any of the Operative Documents. Defense will be provided as an additional benefit and not included within the limit of liability.
B. Form: Commercial General Liability Occurrence form (ISO CG 0001, dated 12 04, or an equivalent substitute form providing the same or greater coverage, and in any case written to provide primary coverage to BNPPLC as provided in Part A.8 above).
C. Amount of Insurance: Coverage will be provided with limits of not less than:

i.	Each Occurrence Limit	$1,000,000

ii.	General Aggregate Limit	$2,000,000

iii.	Product-Completed Operations Aggregate Limit	$2,000,000

iv.	Personal and Advertising Injury Limit	$1,000,000
D. Required Endorsements:

i.	Additional Insured.	as required in Part A.7 above.

ii.	Aggregate Per Location	The aggregate limit will apply separately to each location through use of an Aggregate Limit of Insurance Per Location endorsement (ISO CG 2504 1185 or its equivalent).

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iii.	Notice of Cancellation, Nonrenewal or Reduction in Coverage:	Consistent with Part B.1.E.5 above.

iv.	Personal Injury Liability:	The personal injury contractual liability exclusion will be deleted.

v.	Primary Liability:	As required in Part A.8 above.

vi.	Waiver of Subrogation:	As required in Part B.1.C above.
E. Deductible or Self Insured Retention Under Liability Policies: If a gap in the liability insurance coverage provided to BNPPLC or another Interested Party under any Construction Period Policy results from any deductible, self-insured retention or other similar arrangement to which NAI agrees, then such gap must be covered by one or more other Construction Period Policies, such that liability insurance protection afforded to BNPPLC and other Interested Parties by all such Construction Period Policies, taken together, is no less than it would be if NAI had not agreed to the deductible, self-insured retention or other similar arrangement.
     3. Workers’ Compensation/Employer’s Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain workers’ compensation and employer’s liability insurance in accordance with the following requirements:
A. Coverage: Such insurance will cover liability arising out of NAI’s employment of workers and anyone for whom NAI may be liable for workers’ compensation claims.
B. Amount of Insurance: Coverage will be provided with a limit of not less than:

i.	Workers’ Compensation:	Statutory limits.

ii.	Employer’s Liability:	$1,000,000 each accident and each disease.
     C. Required Endorsements:

i.	Notice of Cancellation, Nonrenewal or Reduction in Coverage:	Consistent with Part B.1.E.5 above.

ii.	Waiver of Subrogation:	As required in Part B.1.C above.

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     4. Umbrella/Excess Liability Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain umbrella/excess liability insurance in accordance with the following requirements:
A. Coverage: Such insurance will be excess over and be no less broad than all coverages described in the preceding subsections 1, 2 and 3 and will include a drop-down provision if commercially available.
B. Form: This policy will have the same inception and expiration dates as the commercial general liability insurance required above or a nonconcurrency endorsement.
C. Amount of Insurance: Coverage will be provided with a limit of not less than $10,000,000 per occurrence and in the aggregate.
     5. Builders Risk Insurance. Throughout the period from the Effective Date to the Completion Date, NAI will maintain or cause to be maintained property insurance (Builders Risk Insurance) in accordance with the following requirements:
A. Insureds: Protection will extend to BNPPLC as a Named Insured or Additional Named Insured as its interest may appear; and the policy will be modified if necessary so that the protection afforded to BNPPLC is not reduced or impaired by acts or omissions of NAI or any other beneficiary or insured. (Such modification of the policy may be by endorsement comparable to a standard mortgagee clause; not limited, however, by its terms to BNPPLC’s rights “as a mortgagee” and not conditioned upon rights of the insurer to be subrogated to BNPPLC’s rights under the Operative Documents in the event of a payment of insurance proceeds to BNPPLC.)
B. Covered Property: Such insurance will cover:
i.	Improvements and any equipment made or to be made a permanent part of the Property;

ii.	structure(s) under construction;

iii.	property including materials and supplies on site for installation;

iv.	property including materials and supplies at other locations but intended for use at the site;

v.	property including materials and supplies in transit to the site for installation; and

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vi.	temporary structures (e.g., scaffolding, falsework, and temporary buildings) located at the site.
C. Form: Coverage will be on an “all risk” form, will include theft and flood, and be written on a completed-value basis with no co-insurance provision. No protective safeguard warranty will be permitted.
D. Amount of Insurance: Real property coverage will be provided in an amount equal at all times to the full replacement value, exclusive of land, foundation, footings, excavations and grading.
E. Deductibles. Deductibles applicable to the Builder’s Risk Policy will not exceed the following:

i.	All Risks of Direct Damage, Per Occurrence, except flood or water damage	$50,000

ii.	Delayed Opening Waiting Period	30 Days

iii	Water Damage (including flood), Per Occurrence	$100,000; or (in the case of flood) excess of NFIP if in Flood Zone A
F. Termination of Coverage: The termination of coverage provision will be endorsed to permit occupancy of the covered property being constructed. Further, NAI will maintain or cause the insurance to be maintained in effect, unless otherwise provided for the Operative Documents, until the earliest of the following dates:
i.	the date on which all persons and organizations who are insureds under the policy agree that it is terminated;

ii.	any termination or expiration of the Lease upon the Designated Sale Date, which is the date upon which final payment is expected under the Operative Documents; or

iii.	the date on which the insurable interests in the Covered Property of all insureds other than NAI have ceased.
G. Required Endorsements and Minimum Sublimits:

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i.	Additional Expenses Due To Delay In Completion Project, including but not limited to financing costs including interest expenses, insurance expenses, professional fees and taxes;	Included with specific sublimits (based on an estimated 12 period of indemnity) as follows: $1,900,000 — construction financing interest. $380,000 — real estate taxes $204,000 — insurance premiums

ii.	Agreed Value;	No coinsurance

iii.	Boiler & Machinery on a Comprehensive Basis;	Included without sublimit

iv.	Damage Resulting From or Arising From Error, Omission or Deficiency In Design, Specifications, Workmanship or Materials, Including Collapse;	Included without sublimit

v.	Debris Removal Additional Limit; Debris Removal	$4,000,000 sublimit

vi.	[intentionally deleted]

vii.	Expediting Expenses;	$ 50,000 sublimit

viii.	Flood or other Water Damage — Annual Aggregate	$10,000,000 sublimit

ix.	Freezing;	$100,000 sublimit

x.	Notice of Cancellation or Reduction;	Consistent with Part B.1.E.5 above

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xi.	Occupancy Clause;	Consistent with Part B.5.F above

xii.	Demolition /Increased Cost of Cost of Construction — Per Occurrence	$1,000,000 sublimit

xiii.	Pollutant Clean-Up and Removal, provided that such condition ensues following a loss from a covered peril;	Included in Debris Removal sublimit

xiv.	Preservation of Property;	Included without sublimit

xv.	Repair, Replace or Re-erect Valuation Clause;	Included without sublimit

xvi.	Testing;	Included without sublimit

xvii.	Waiver of Subrogation.	As required in Part B.1.C above
     6. Evidence of Insurance. NAI will provide confirmation of the insurance required prior to the Completion Date in accordance with the following:
A. Provision of Evidence. Evidence of the insurance coverage required to be maintained by NAI, represented by certificates of insurance or policies and endorsements issued by the insurance company or its legal agent, must be furnished to BNPPLC prior to the Effective Date. New certificates of insurance or policies and endorsements will be provided to BNPPLC prior to or concurrent with the termination date of the current certificates of insurance or policies and endorsements.
B. Form:
i.	The Builders Risk Insurance will be evidenced by ACORD form 28, “Evidence of Property Insurance”, completed in a manner satisfactory to BNPPLC to show compliance with the requirements of this Annex. To the extent requested by BNPPLC, copies of endorsements to such insurance must be attached to such form.

ii.	All liability insurance required herein will be evidenced by ACORD form 25, “Certificate of Insurance”, in each case completed in a manner satisfactory to BNPPLC to show compliance with the requirements of this

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Annex. To the extent requested by BNPPLC, copies of endorsements to this insurance must be attached to such form.
C. Specifications: Such certificates of insurance or policies and endorsements will specify:
i.	BNPPLC as a certificate holder with correct mailing address as provided by BNPPLC.

ii.	Insured’s name, which must match that on the Agreement to which this Annex is attached.

iii.	Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional or named insured status of BNPPLC as required by this Annex.

vi.	Aggregate limits per location (except as to the umbrella liability insurance) required by this Annex.

vii.	Amount of any deductibles and/or retentions.

viii.	Cancellation, nonrenewal and reduction in coverage notification consistent with Part B.1.E.5 above. Additionally, NAI will endeavor in good faith to cause any insurer issuing to BNPPLC a certificate on ACORD form 25 to delete the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon Company, it agents or representatives” from the cancellation provision of such form.

ix.	Primary status as required by this Annex.

x.	Waivers of subrogation as required by this Annex.
D. Required Endorsements. A copy of each required endorsement will, if and as requested by BNPPLC from time to time, also be provided.

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E. Commencement of Construction. Commencement of construction without provision of the required certificate of insurance and/or required policies and endorsements, or without compliance with any other provision of this Annex or the Agreement to which it is attached, will not constitute a waiver by BNPPLC of any rights. BNPPLC will have the right, but not the obligation, of prohibiting NAI or any Contractor from performing any work until such certificate of insurance and/or required policies and endorsements are received by BNPPLC.
     7. Contractor’s Insurance: To the extent, if any, necessary to preserve or provide liability coverage for BNPPLC and other Interested Parties with regard to operations performed on or about the Property prior to the Completion Date, NAI will require Contractors to provide (or will provide the coverage on behalf of Contractors) similar to that required of NAI by the foregoing provisions of this Annex. In the event NAI requires any Contractor to maintain Construction Period Policies necessary to comply with these insurance requirements, NAI will also require such Contractor to provide and maintain certificates of insurance containing provisions as described herein (modified to recognize the Contractor, rather than NAI, as named insured) enumerating, among other things, the waivers of subrogation, additional or named insured status, and primary liability as required herein; and in such event NAI will cause the Contractor to make those insurance certificates available to BNPPLC upon request.
C. PROVISIONS APPLICABLE AFTER THE COMPLETION DATE.
     1. Liability Insurance: After the Completion Date and throughout the Term of the Lease, NAI must maintain commercial general liability insurance against claims for bodily injury, death, advertising injury and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are consistent with NAI’s normal insurance practices in the United States. In any event, policies under which NAI maintains such liability insurance must provide, by endorsement or otherwise, that BNPPLC and other Interested Parties are also insured thereunder against such claims with coverage that is not limited by any negligence or allegation of negligence on their part and with coverage that is primary, not merely excess over or contributory with the other commercial general liability coverage they may themselves maintain.
     2. Property Insurance: After the Completion Date and throughout the Term of the Lease, NAI must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies, all in such amounts, with such insurance companies and upon such terms and conditions (including self-insurance, whether by deductible, retention, or otherwise) as are

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consistent with NAI’s normal insurance practices in the United States. In any event, policies under which NAI maintains such insurance must:
i.	show BNPPLC as an additional insured as its interest may appear; and

ii.	provide that the protection afforded to BNPPLC thereunder is primary (such that any policies maintained by BNPPLC itself will be excess, secondary and noncontributing) and is not to be reduced or impaired by acts or omissions of NAI or any other beneficiary or insured.
     3. Evidence of Insurance. NAI will provide confirmation of the insurance required after the Completion Date in accordance with the following:
A. Provision of Evidence. Evidence of the insurance coverage required to be maintained by NAI, represented by certificates of insurance, evidence of insurance, and endorsements issued by the insurance company or its legal agent, must be furnished to BNPPLC prior to the Completion Date. New certificates of insurance, evidence of insurance, and endorsements will be provided to BNPPLC prior to or concurrent with the termination date of the current certificates of insurance, evidence of insurance, and endorsements.
B. Form:
i	The property insurance will be evidenced by ACORD form 28, “Evidence of Property Insurance”, completed in a manner reasonably satisfactory to BNPPLC to show compliance with the requirements of this Annex.

ii.	The liability insurance will be evidenced by ACORD form 25, “Certificate of Insurance”, in each case completed in a manner reasonably satisfactory to BNPPLC to show compliance with the requirements of this Annex. To the extent requested by BNPPLC, copies of endorsements giving additional insured status to BNPPLC and other Interested Parties must be attached to such form.
C. Specifications: Such certificates of insurance or policies and endorsements will specify:
i.	BNPPLC as a certificate holder with correct mailing address as provided by BNPPLC.

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ii.	Insured’s name, which must match that on the Agreement to which this Annex is attached.

iii.	Insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, all coverages and limits described herein, and signature of authorized representative of insurance company.

iv.	Producer of the certificate with correct address and phone number listed.

v.	Additional or named insured status of BNPPLC as required by this Annex.

vi.	Aggregate limits.

vii.	Amount of any deductibles and/or retentions. viii. Primary status as required by this Annex.

ix.	Waivers of subrogation as required by this Annex.

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Annex 5
Participation Agreement Form
Attached to and made a part of this Annex is a form of Participation Agreement that may be used by BNPPLC to share risks and rewards of the Operative Documents with other parties.

PARTICIPATION AGREEMENT
BETWEEN
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
AND
Banks or Other Financial Institutions
Designated as Participants in this Agreement
(“Participants”)
                    , 200___
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PARTICIPATION AGREEMENT
     This PARTICIPATION AGREEMENT (this “Agreement”), dated as of ___, 200___, is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and the banks or other financial institutions designated as Participants in the signature pages to this Agreement (whether one or more, “Participants”).
RECITALS
     Contemporaneously with the execution of this Agreement, BNPPLC and Network Appliance, Inc. (“NAI”), a Delaware corporation, are executing a Common Definitions and Provisions Agreement dated as of ___, 200___(the “Original Effective Date”) (the “Common Definitions and Provisions Agreement”). As used in this Agreement, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Agreement are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     At the request of NAI, BNPPLC is executing a Ground Lease to acquire from NAI a leasehold estate of 99 years in the Land and any existing Improvements on the Land contemporaneously with the execution of this Agreement.
     Also contemporaneously with the execution of this Agreement, BNPPLC and NAI are executing a Construction Agreement (the “Construction Agreement”), a Lease Agreement (the “Lease”) and a Closing Certificate and Agreement (the “Closing Certificate”), all dated as of the Original Effective Date. Pursuant to the Construction Agreement, BNPPLC is agreeing to provide funding for the construction of new Improvements. When the term of the Lease commences, the Lease will cover all Improvements on the Land.
     Pursuant to a Purchase Agreement dated as of the Original Effective Date (the “Purchase Agreement”) between BNPPLC and NAI, NAI will have the right to purchase, among other things, BNPPLC’s leasehold estate under the Ground Lease on and subject to the terms and conditions set forth in the Purchase Agreement.
     By this Agreement, the parties desire to evidence the Participants’ agreement to participate with BNPPLC in certain of the risks and rewards to BNPPLC of the Common Definitions and Provisions Agreement, the Ground Lease, the Construction Agreement, the Lease, the Closing Certificate and the Purchase Agreement (collectively, the “Operative Documents”), which participation is to be accomplished through the exchange of promises to
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make payments computed by reference to the sums paid or received by BNPPLC from time to time pursuant to the Operative Documents, all as more particularly provided below.
AGREEMENTS
     Participants agree to participate with BNPPLC in, and BNPPLC agrees to share with the Participants, the risks and rewards of the Operative Documents upon and subject to the following terms, provisions, covenants, agreements and conditions:
6 Additional Definitions. As used in this Agreement, capitalized terms defined above have the respective meanings assigned to them above; as indicated above, capitalized terms that are defined in the Common Definitions and Provisions Agreement and that are used but not otherwise defined have the respective meanings assigned to them in the Common Definitions and Provisions Agreement; and, the following terms have the following respective meanings:
     (A) “Anticipated Advances” means (1) the Initial Funding Advance and other amounts (other than Commitment Fees and Carrying Costs) that are added to the Outstanding Construction Allowance from time to time pursuant to Paragraph 3 of the Construction Agreement, and (2) advances of funds by or on behalf of BNPPLC to or on behalf of NAI pursuant to Paragraph 4 of the Construction Agreement. Any other amounts paid out-of-pocket by BNPPLC from time to time that BNPPLC is entitled to treat as Construction Advances pursuant to the express terms of the Construction Agreement (see subparagraphs 2(G)(2) and 8(A) of the Construction Agreement) will constitute Protective Advances, not Anticipated Advances, for purposes of this Agreement.
     (B) “Back to Back Construction-Period Indemnity Claim” means a claim by BNPPLC against NAI for payment of a Covered Construction Period Loss that BNPPLC may assert under the Construction Agreement in order to cover or reimburse a claim made against BNPPLC itself by another Interested Party because of Uncovered Construction-Period Participant Losses suffered by the other Interested Party.
     (C) “Back to Back Construction-Period Indemnity Payment” means a payment made to BNPPLC by or on behalf of NAI in satisfaction of a Back to Back Construction-Period Indemnity Claim.
     (D) “Bank Specific Charges” means payments made to BNPPLC by or on behalf of NAI for the account of a Participant or any other Interested Party under subparagraph 5(B) or 5(C) of the Lease. Bank Specific Charges include, for example, payments made to compensate a Participant for an increase in costs related to advances made by the Participant hereunder and attributable to a Banking Rules Change.
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     (E) “Base Rent” means amounts payable as Base Rent under and as defined in the Lease, except that each such amount payable for any period during which a Fixed Rate Lock remains in effect will be adjusted, for purposes of calculating the payments required under this Agreement, to equal the Base Rent that would have been required for such period under the Lease if such Fixed Rate Lock had not been in effect and a one month LIBOR Period Election had been in effect. In no event, however, will any Fixed Rate Settlement Amounts be included in or deducted from amounts that constitute Base Rent for purposes of this Agreement.
     (F) “Critical Event” means any of the following:
     (1) any failure by NAI to pay Base Rent which continues for 10 days; or
     (2) any failure by NAI to pay any Supplemental Payment on the Designated Sale Date required by the Purchase Agreement; or
     (3) any failure by NAI to purchase BNPPLC’s interest in the Property on any date a purchase is required by subparagraph 3(A) of the Purchase Agreement; or
     (4) any 97-10/Meltdown Event; or
     (5) any delivery by NAI of a Pre-lease Force Majeure Event Notice; or
     (6) any Termination of NAI’s Work which may occur as provided in the Construction Agreement prior to the Completion Date.
     (G) “Critical Remedy” means BNPPLC’s right to do any of the following: (a) file a lawsuit against NAI to enforce the Operative Documents; (b) send a notice to terminate NAI’s rights and obligations to continue Work as provided in subparagraph 7(C) of the Construction Agreement; or (c) make the election to accelerate the Designated Sale Date as described in the definition thereof in the Common Definitions and Provisions Agreement.
     (H) “Defaulting Participant” means any Participant that has failed to make a payment when due to BNPPLC equal to the Participant’s Percentage of an Anticipated Advance as required by subparagraph 3(B) below.
     (I) “Deferred Construction-Period Compensation” means any additional amount paid to BNPPLC pursuant to the Purchase Agreement only because of — and which BNPPLC would not have been paid or allowed to retain but for — Losses that are included in any Balance of Unpaid Construction Period Losses, but that do not qualify as Protective Advances hereunder and do not consist of reductions in Carrying Costs or Base Rent resulting from a Pre-lease Force
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Majeure Loss. (Should the Property not be sold by BNPPLC until after NAI no longer has any right to purchase or arrange a purchase by an Applicable Purchaser pursuant to the Purchase Agreement, sales proceeds — net of sales expenses — will nevertheless be allocated for purposes of this Agreement among Net Sales Proceeds, Deferred Construction-Period Compensation and Unrecovered Protective Advances as if NAI had arranged the sale pursuant to the Purchase Agreement.)
     (J) “Distributable Payments” means any payments actually received by BNPPLC under the Operative Documents as (or in satisfaction of NAI’s obligations for) any of the following or interest on past due amounts thereof:
     (1) Base Rent;
     (2) Qualified Prepayments;
     (3) 97-10/Prepayments;
     (4) Bank Specific Charges;
     (5) Back to Back Construction-Period Indemnity Payments;
     (6) any Supplemental Payment; and
     (7) Net Sales Proceeds and any Deferred Construction-Period Compensation that BNPPLC excluded from sales proceeds received by it for purposes of calculating Net Sales Proceeds.
     (K) “Late Payment Rate” means (a) for each day (other than as set forth in clause (b) of this sentence) the Fed Funds Rate or (b) for the purpose of computing interest on past due payments for each day following the fifth day after such payments first became due, a rate of two percent (2%) per annum in excess of the Prime Rate then in effect; except that the Late Payment Rate will not, notwithstanding anything to the contrary herein contained, exceed the maximum rate of interest permitted by applicable law.
     (L) “Majority” means, at the time any determination thereof is required, any of the Participants and BNPPLC, the aggregate Percentages of which equal or exceed sixty-seven percent (67%) of the Percentages of BNPPLC and of all the Participants then entitled to vote under subparagraph 6(A).
     (M) “Net Cash Flow” means payments actually received by BNPPLC under the Operative Documents as (or in satisfaction of NAI’s obligations for) Base Rent, Qualified
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Prepayments, 97-10/Prepayments or a Supplemental Payment or as interest on past due Base Rent, Qualified Prepayments, 97-10/Prepayments or a Supplemental Payment; except that the following will be deducted or excluded from such payments for purposes of calculating Net Cash Flow: (a) any Deferred Construction-Period Compensation included in any Supplemental Payment; and (b) any Unrecovered Protective Advances for which any Participant has not fully reimbursed its Percentage to BNPPLC as provided in subparagraph 3(C). By deducting any Unrecovered Protective Advance in the calculation of Net Cash Flow, BNPPLC will be considered to have “recovered” such Protective Advance for purposes of calculating “Excess Reimbursements” under and as defined in subparagraph 3(C). Further, if BNPPLC deducts Unrecovered Protective Advances in the calculation of Net Cash Flow, but later receives payment from NAI (in excess of other amounts then due from NAI) for the same Protective Advances, such payment to BNPPLC by NAI will also constitute Net Cash Flow for purposes of this Agreement.
     (N) “Net Sales Proceeds” means, subject to the deductions and exclusions described below in this definition:
     (1) all payments actually received by BNPPLC under the Purchase Agreement as (or in satisfaction of NAI’s or an Applicable Purchaser’s obligations for) the purchase price for BNPPLC’s interest in Property or in Escrowed Proceeds; and
     (2) if the Property is not sold pursuant to the Purchase Agreement on the Designated Sale Date, then all rents and sales, condemnation and insurance proceeds actually received by BNPPLC (other than sales proceeds paid or to be paid by BNPPLC to NAI pursuant to Paragraph 3(E) of the Purchase Agreement) from any sale or lease after the Designated Sale Date of any interest in, or because of any subsequent taking or damage to, the Property.
For purposes of calculating Net Sales Proceeds, the following will be deducted or excluded from such payments (without duplication of any item): (i) any excess sales proceeds that BNPPLC is required by the Purchase Agreement to pay over to NAI; (ii) any Deferred Construction-Period Compensation; (iii) any amounts applied by BNPPLC to pay, or received by BNPPLC as reimbursement for, bona fide costs of a sale of the Property; and (iv) any other Unrecovered Protective Advances for which any Participant has not fully reimbursed its Percentage to BNPPLC as provided in subparagraph 3(C). Without limiting the foregoing, after any Designated Sale Date upon which neither NAI nor an Applicable Purchaser purchases BNPPLC’s interest in the Property, BNPPLC may deduct the following as Unrecovered Protective Advances: (x) ad valorem taxes, (y) insurance premiums; and (z) other Losses of every kind suffered or incurred by BNPPLC (other than general overhead) with respect to the ownership, operation or maintenance of the Property after the Designated Sale Date, other than Unrecovered Protective Advances for which all Participants have paid BNPPLC their respective
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Percentages thereof as required by subparagraph 3(C). By deducting any Unrecovered Protective Advances in the calculation of Net Sales Proceeds, BNPPLC will be considered to have “recovered” such Protective Advances for purposes of calculating Excess Reimbursements under and as defined in subparagraph 3(C). Also, if BNPPLC deducts Unrecovered Protective Advances in the calculation of Net Sales Proceeds, but later receives payment from NAI (in excess of other amounts then due from NAI) for the same Protective Advances, such payment to BNPPLC by NAI will constitute Net Sales Proceeds for purposes of this Agreement.
     (O) “Participants” means each of the undersigned parties designated as Participants in the signature pages to this Agreement, and any other financial institutions which may hereafter become parties to this Agreement by joining with BNPPLC in completing and executing a Participation Agreement Supplement.
     (P) “Participation Agreement Supplement” means a Participation Agreement Supplement in substantially the form attached hereto as Exhibit A, completed and executed by BNPPLC and a Participant, adding the Participant as a party to this Agreement, changing a Participant’s Percentage or removing a Participant as a party to this Agreement.
     (Q) “Participation Amount” of BNPPLC or any Participant means the outstanding balance from time to time of the total investment made by BNPPLC under the Operative Documents or by the applicable Participant hereunder, as determined by BNPPLC. The Participation Amount of BNPPLC and each Participant will equal its share of the outstanding principal balance that would be due from NAI from time to time if BNPPLC had made a loan (and the Participants had participated in the loan) to NAI for NAI’s construction of improvements authorized by the Construction Agreement, instead of BNPPLC’s having acquired the Property itself and having leased the same to NAI as provided in the Operative Documents. Absent a failure by any Participant to make a payment required by subparagraph 3(B) or some other unexpected occurrence, it is expected that (a) the Participation Amounts of BNPPLC and the Participants will always be in proportion to their respective Percentages set forth in Schedule 1, and (b) the total Participation Amounts of BNPPLC and all Participants on and prior to the Designated Sale Date will equal the Lease Balance computed from time to time as described in the Common Definitions and Provisions Agreement.
     (R) “Percentage” of each Participant means, subject to change as provided in subparagraph 4(A) and to change by a Participation Agreement Supplement, the percentage designated as the Participant’s “Percentage” in Schedule 1. “Percentage” of BNPPLC means a percentage that, at the time a determination of such Percentage is required hereunder, is equal to 100% less the sum of the Percentages of all the Participants.
     (S) “Protective Advances” means any payments, other than of Anticipated Advances or Excluded Taxes, made by or on behalf of BNPPLC at any time or from time to time because
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of, arising out of or related to, in whole or in part: (1) the Property or the construction, protection, preservation, operation, ownership or sale thereof; (2) any of the Operative Documents or the transactions contemplated therein; or (3) anything done by BNPPLC to enforce the obligations of NAI under the Operative Documents (whether done upon BNPPLC’s own initiative or upon the direction of the Majority). Protective Advances will include any and all payments by BNPPLC (including those paid to attorneys, accountants, experts and other advisors) for which NAI is obligated to indemnify or reimburse BNPPLC by Paragraph 5 of the Lease or would be so obligated if the Term of Lease had commenced.
     (T) “Uncovered Construction-Period Participant Loss” means a Loss incurred or suffered by a Participant (1) for which, if BNPPLC must pay or reimburse such Loss to the Participant, BNPPLC can in turn require payment or reimbursement from NAI under the indemnity against Covered Construction Period Losses set forth in the Construction Agreement (e.g., Losses arising because of fraud, misapplication of funds, illegal acts, or willful misconduct on the part of the NAI or its employees or agents or any other party for whom NAI is responsible), and (2) for which the Participant is not otherwise indemnified directly by or compensated by NAI or by insurance maintained by NAI.
     (U) “Unrecovered Protective Advances” means Protective Advances that have not been repaid to BNPPLC by or on behalf of NAI and have not otherwise been previously recovered by BNPPLC through deductions from Net Cash Flow or Net Sales Proceeds as provided in the definitions of those terms above.
7 Payments From BNPPLC to Each Participant.
     (A) Payments Computed by Reference to Net Cash Flow and Net Sales Proceeds. Upon the actual receipt of any Net Cash Flow, Net Sales Proceeds or interest thereon, BNPPLC will pay each Participant an amount equal to such Participant’s Percentage times such Net Cash Flow, Net Sales Proceeds or interest, as the case may be.
     (B) Payments Computed by Reference to Bank Specific Charges. If BNPPLC actually receives any Bank Specific Charges (or interest thereon) for the account of a particular Participant, then BNPPLC promises to promptly make a payment to such Participant equal to such Bank Specific Charges (or interest thereon). If requested by any Participant, BNPPLC will make a demand upon NAI for, and will endeavor in good faith to collect, payment of any Bank Specific Charges due for the account of such Participant; provided, however, as an alternative to making any effort to collect any Bank Specific Charge for any Participant, BNPPLC may instead assign to such Participant the right to collect such Bank Specific Charge directly from NAI.
     (C) Payments Computed by Reference to Back to Back Construction-Period Indemnity Payments. If BNPPLC actually receives any Back to Back Construction-Period
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Indemnity Payment (or interest thereon) in satisfaction of a Back to Back Construction-Period Indemnity Claim asserted for Losses for which BNPPLC is obligated to a particular Participant, then BNPPLC promises to make a payment to such Participant equal to such Back to Back Construction-Period Indemnity Payment (or interest thereon). If a Participant incurs or suffers an Uncovered Construction-Period Participant Loss, BNPPLC must compensate such Participant for the Uncovered Construction-Period Participant Loss; subject to the condition, however, that BNPPLC’s obligation to so compensate a Participant will be satisfied only from any Back to Back Construction-Period Indemnity Payments received by BNPPLC on account of such obligation, it being understood that BNPPLC will have no personal liability for any such obligation.
     (D) Payments Computed by Reference to Deferred Construction-Period Compensation. If BNPPLC actually receives any Deferred Construction-Period Compensation, and if any Participant suffered Losses included in the Balance of Unpaid Construction Period Losses for which such Deferred Construction-Period Compensation was paid, BNPPLC promises to pay such Participant a fraction of such Deferred Construction-Period Compensation. The numerator of the fraction will equal the Losses suffered by such Participant (and interest thereon) that are included in the Balance of Unpaid Construction-Period Losses as of the Designated Sale Date, and the denominator will equal the total Losses (and interest thereon) — other than Protective Advances and reduced Carrying Costs or Commitment Fees (and interest thereon) — which are included in the Balance of Unpaid Construction Period Losses as of the Designated Sale Date.
     (E) Timing; Manner of Payment. Each payment required of BNPPLC by this Article 2 must be made prior to 1:00 P.M., New York time, on the same day that BNPPLC actually receives the corresponding Distributable Payment (in good funds), if BNPPLC’s receipt of the corresponding Distributable Payment occurs prior to 11:00 A.M., New York time; if, however, BNPPLC’s receipt of the Distributable Payment (in good funds) occurs on any day after 11:00 A.M., New York time, the payments required from BNPPLC to the Participants will not be considered past due until 12:00 noon, New York time, on the next Business Day. All payments from BNPPLC to the Participants will be by transfer of federal funds pursuant to the wiring instructions set forth in Schedule 1. Each payment owing to a Participant by BNPPLC will bear interest from the date it is due until it is paid by BNPPLC at the Late Payment Rate calculated on the basis of a 360-day year. Any payment by BNPPLC to a Participant after the time of day specified herein for such payment will be deemed not paid until the next following Business Day for purposes of this Agreement.
     (F) Meaning of Actually Received. As used herein with respect to payments, “actually received” and words of like effect will include not only payments made directly from NAI or any Applicable Purchaser, but also amounts paid by others on NAI’s behalf, amounts realized by way of setoff, amounts realized upon the disposition of collateral under any
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documents that may be given from time to time to secure NAI’s obligations under the Lease or Purchase Agreement (net of the costs of disposition and further net of any amounts that must be returned to NAI or any third party having an interest in such collateral), and the fair market value of any property or services accepted in lieu of a cash payment (though it is understood that nothing herein contained will require BNPPLC to accept property or services in lieu of a cash payment required by the Operative Documents and that BNPPLC will not agree to accept property or services in lieu of any cash Distributable Payment without the Participants’ prior written consent). Also, with respect to Base Rent included in the definition of Net Cash Flow, any Base Rent that BNPPLC receives as calculated in the Lease during a Fixed Rate Lock Period will be deemed the “actual receipt” of Base Rent as adjusted in accordance with the definition of “Base Rent” set forth above. The phrase “actually received” will not, however, include amounts received by BNPPLC from any of the Participants or from any affiliate of BNPPLC unless the context otherwise indicates. Finally, if payments due to BNPPLC from NAI are reduced only because of credits attributable to a reduction of BNPPLC’s taxes not subject to indemnification by NAI, as described in subparagraph 4(C)(4) of the Lease, then the payments that BNPPLC would have received but for the credits will be considered as having been actually received by BNPPLC for purposes of this Agreement.
8 Payments From the Participants to BNPPLC.
     (A) Initial Funding Advance. Each of the original Participants joining in the execution of this Agreement promises to pay to BNPPLC, contemporaneously with the execution of this Agreement, an initial payment as set forth below such Participant’s name on Schedule 1, equal to the Participant’s Percentage times the outstanding Lease Balance as of the date hereof.
[***DRAFTING NOTE: This provision assumes that the effective date of this Agreement will coincide with the first day of a new Base Rent Period or Construction Period. If that assumption is not correct, an adjustment should be made to address accrued Base Rent not yet paid or Carrying Costs not yet capitalized.]
BNPPLC will have no obligation hereunder to any of the original Participants that fails to pay such initial payment. Such initial payment will be due no later than 11:00 A.M., New York time, on the effective date of this Agreement.
     (B) Future Advances. In the event any remaining Anticipated Advances may be made pursuant to the Construction Agreement after the date of this Agreement:
     (1) General. Subject to the limitation set forth in subparagraph 3(B)(3), each Participant promises to make payments to BNPPLC equal to such Participant’s
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Percentage (as such Percentage may be adjusted from time to time pursuant to subparagraph 4(A)) times the total amount of each such Anticipated Advance.
     (2) Timing. Before 11:00 A.M., New York time, on the third Business Day prior to any date on which BNPPLC expects to make a payment of an Anticipated Advance as provided in Paragraphs 3 or 4 of the Construction Agreement, BNPPLC will notify the Participants of the amount of such payment, and each Participant must pay to BNPPLC such Participant’s Percentage times such amount prior to 11:00 A.M., New York time, on such date. The failure of any Participant to make a payment required by this subparagraph 3(B) will, for purposes of this Agreement, be deemed to continue until the Participant actually pays all past due amounts required by this subparagraph 3(B), together with interest thereon at the Late Payment Rate.
     (3) Limitation on Advances by Participant. Notwithstanding anything herein to the contrary or any adjustment to any Participant’s Percentage pursuant to subparagraph 4(A), the total of all payments required of any Participant to BNPPLC by this subparagraph 3(B) (excluding interest on past due payments required by subparagraph 3(B)(2)) because of Anticipated Advances (in contrast to Protective Advances) will not exceed the amount that would cause such Participant’s Participation Amount to exceed the Participation Amount specified for such Participant in Schedule 1.
     (C) Protective Advances.
     (1) General. If NAI fails to pay or reimburse any Protective Advance to BNPPLC within ten days after BNPPLC makes a demand or request therefor, BNPPLC may notify the Participants of such failure. Promptly after receipt of any such notice, each Participant must pay to BNPPLC an amount equal to such Participant’s Percentage times the Protective Advance described in the notice, EVEN IF THE PROTECTIVE ADVANCE WOULD NOT HAVE BEEN PAID BUT FOR ANY ACTUAL OR ALLEGED NEGLIGENCE OF BNPPLC OR ITS AFFILIATES OR REPRESENTATIVES AND EVEN IF THE PROTECTIVE ADVANCE WOULD NOT HAVE BEEN PAID BUT FOR ANY ENVIRONMENTAL LOSSES OR OTHER MATTERS OR CIRCUMSTANCES FOR WHICH BNPPLC MAY BE STRICTLY LIABLE. After any Participant has paid its respective Percentage times the Protective Advance to BNPPLC, BNPPLC must pay to such Participant an amount equal to its Adjusted Percentage (as defined below) times any subsequent Excess Reimbursement (as defined below) or interest thereon actually received by BNPPLC for such Protective Advance. As used in this Agreement, the “Adjusted Percentage” of any Participant will equal (i) such Participant’s Percentage, divided by (ii) the sum of BNPPLC’s Percentage and the Percentages of all Participants who have paid BNPPLC their respective shares of the Protective Advance at issue. As used in this Agreement, the term “Excess Reimbursement” will mean, for the Protective Advance at issue, (A)
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amounts reimbursed or paid by NAI to (or otherwise recovered by) BNPPLC on account of such Protective Advance (except to the extent included in Net Cash Flow or Net Sales Proceeds as provided in the definitions of those terms in Paragraph 1), less (B) (i) the total amount of such Protective Advance, times (ii) the Percentages of any Participants that have not paid BNPPLC their respective Percentages of such Protective Advance.
     (2) Exceptions. Notwithstanding the foregoing, no Participant will be required to make any payment pursuant to this subparagraph 3(C) related to a Protective Advance that is paid only because of a transfer or assignment by BNPPLC of its right to receive Distributable Payments or its rights and interests in and to the Property, the Operative Documents or this Agreement to BNPPLC’s Affiliates. Further, nothing in this subparagraph 3(C) will be construed to require a payment by a Participant for that portion or percentage, if any, of a Protective Advance required only because of (and attributed by any applicable principles of comparative fault to): (a) conduct of BNPPLC or a Representative of BNPPLC that has been determined to constitute gross negligence or wilful misconduct in or as a necessary element of a final judgment rendered against BNPPLC or such Representative by a court with jurisdiction to make such determination; (b) any representation made by BNPPLC in the Operative Documents that is false in any material respect and that BNPPLC knew was false at the time of BNPPLC’s execution of the Operative Documents; (c) Liens Removable by BNPPLC; or (d) any claim made by any Participant against BNPPLC because of any breach of this Agreement by BNPPLC. As used in this Agreement, “gross negligence” of BNPPLC will not include any negligent failure of BNPPLC to act when the duty to act would not have been imposed but for BNPPLC’s status as owner of the Property or as a party to the Operative Documents or this Agreement.
     (D) Method of Payment. All payments made by the Participants to BNPPLC will be made by transfer of federal funds to BNPPLC pursuant to the wiring instructions for BNPPLC set forth on Schedule 1. Each payment owing to BNPPLC by any Participant must be paid to BNPPLC on the date specified herein or, if not specified, on demand and will bear interest from the date due until the date paid by the Participant at the Late Payment Rate calculated on the basis of a 360-day year. Any payment by a Participant to BNPPLC after the time of day specified herein for such payment will be deemed not paid until the next following Business Day for purposes of this Agreement.
9 Other Adjustments, Deductions and Investments.
     (A) Defaulting Participants.
     (1) Adjustments Because of Defaulting Participants. If any Anticipated Advances made after the date of this Agreement, with respect to which any Defaulting
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Participant fails to make the payment required by subparagraph 3(B), the other Participants will nonetheless be required to make the payments to BNPPLC required by subparagraph 3(B). Further, in such event:
     (a) BNPPLC may reduce any Defaulting Participant’s Percentage as needed to prevent the Defaulting Participant from receiving a share of Net Cash Flow or Net Sales Proceeds that is in excess of the percentage computed by dividing the Participation Amount of such Defaulting Participant by the total Participation Amounts of BNPPLC and all Participants collectively from time to time. Such reduction in the Defaulting Participant’s Percentage will not cure such Participant’s default hereunder nor constitute BNPPLC’s sole remedy for such default, it being understood that other remedies provided herein or available at law or in equity will be in addition to any such reduction.
     (b) Without limiting BNPPLC’s other remedies hereunder, for purposes of computing payments that would otherwise be required to a Defaulting Participant because of BNPPLC’s receipt of Net Cash Flow, BNPPLC may deduct from any Net Cash Flow actually received by BNPPLC the amount by which such Net Cash Flow was increased by Commitment Fees that accrued after the date the Defaulting Participant failed to make any payment required by subparagraph 3(B) and before the date upon the Defaulting Participant completely cured any such failure.
          (2) Defaulting Participant’s Cure. After a failure to make a payment required by subparagraph 3(B), a Defaulting Participant may cure such failure by paying to BNPPLC all or part of such payment and interest thereon at the Late Payment Rate. In no event, however, will any such failure by a Defaulting Participant be considered cured before BNPPLC has effectively recovered the payment, together with such interest, either by reason of payments made to BNPPLC by the Defaulting Participant or by BNPPLC’s exercise of other remedies as provided in subparagraph 4(A)(1)(a) or subparagraph 4(B).
     (B) Setoff. In the event that one party to this Agreement has failed to pay to a second party hereto any amount when due hereunder, the second party may deduct such amount and interest thereon at the Late Payment Rate from any payments due from it under this Agreement to the first party. Without limitation, BNPPLC may setoff amounts owed to it by any Defaulting Participant against any termination fee payable to such Defaulting Participant pursuant to subparagraph 6(D) below if BNPPLC elects to reduce such Defaulting Participant’s Percentage to zero as provided in subparagraph 6(D).
     (C) Sharing of Payments. Each Participant agrees that if for any reason it obtains a payment made by or for NAI that reduces any Distributable Payment, and if such payment will
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cause such Participant to receive more than it would have received had such payment been made instead to BNPPLC and generated the payments from BNPPLC to Participants contemplated in this Agreement, then (1) such Participant must promptly purchase interests in the rights of other parties to this Agreement as necessary to cause BNPPLC and all Participants to share payments as they otherwise would have done under this Agreement, and (2) such other adjustments will be made from time to time as is equitable to ensure that BNPPLC and all Participants share all payments of (or that operate to reduce) Distributable Payments as they otherwise would have done under this Agreement. If, however, the payment received by the purchasing Participant or any part thereof is later recovered from the purchasing Participant, the purchase provided for in this subparagraph will be rescinded, and the price paid by the purchasing Participant to other parties will be repaid by them to the purchasing Participant to the extent of such recovery. Also, if the purchasing Participant is required by court order to pay interest on the payment so recovered, then amounts repaid to the purchasing Participant by the other parties will be repaid with interest, computed in the same manner as the interest required by the court order. Nothing in this subparagraph will in any way affect the right of BNPPLC or any Participant to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness or obligations other than those established by this Agreement or by any of the Operative Documents.
     (D) Withholding Taxes. BNPPLC may deduct any United States withholding tax required on payments to a Participant hereunder from such payments, and the Participant must reimburse BNPPLC for any such taxes BNPPLC is required to pay and that BNPPLC has not deducted. If BNPPLC is uncertain whether United States withholding tax is required, BNPPLC may, after notice to the applicable Participant, deduct the withholding tax except during any period when BNPPLC is excused from such withholding because of the Participant’s delivery to BNPPLC of (i) a statement in duplicate conforming to the requirements of United States Treasury Regulation Section 1.1441-5(b) or (ii) two duly completed copies of Internal Revenue Service Form W-8BEN or any successor form thereto (“Form W-8BEN”) relating to the Participant and claiming complete exemption from withholding tax on all amounts to be received by the Participant pursuant to this Agreement or (iii) a valid United States Internal Revenue Service Form W-8ECI or any successor form thereto (“Form W-8ECI”) relating to the Participant and claiming complete exemption from withholding tax on all amounts to be received by the Participant pursuant to this Agreement. Any Participant will, if requested by BNPPLC, deliver to BNPPLC subsequent statements with respect to such Treasury Regulation or two additional copies of Form W-8BEN or Form W-8ECI, or the applicable replacement forms, on or before the date that any prior such delivered statements or forms expire or become obsolete. If any such statement or form delivered by a Participant to BNPPLC becomes invalid or inapplicable as to such Participant, such Participant must promptly inform BNPPLC. The obligations of each Participant pursuant to this subparagraph 4(D) will survive the termination of this Agreement.
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     (E) Order of Application. For purposes of this Agreement, as between BNPPLC and Participants, BNPPLC will be entitled (but not required) to apply payments received from NAI under the Operative Documents or from any sale of the Property or any interest therein or portion thereof to pay or reimburse then outstanding Unrecovered Protective Advances and Fixed Rate Settlement Amounts (and interest thereon), if any, regardless of how NAI may otherwise have designated such payments or may otherwise be entitled to characterize such payments. In addition, BNPPLC may allocate any such payments to reduce various outstanding Unrecovered Protective Advances in such order as BNPPLC deems appropriate.
     (F) Investments Pending Dispute Resolution; Overnight Investments. Whenever BNPPLC in good faith determines that it does not have all information needed to determine how payments to the Participants must be made on account of any Distributable Payments, or whenever BNPPLC in good faith determines that there is any dispute among the Participants about payments which must be made on account of Distributable Payments, BNPPLC may choose to defer the payments to Participants which are the subject of such missing information or dispute. However, to minimize any such deferral, BNPPLC must attempt diligently to obtain any missing information needed to determine how payments to the Participants must be made. Also, pending any such deferral, or if BNPPLC is otherwise required to invest funds pending distribution to the Participants, BNPPLC must endeavor to invest the payments at issue. In addition, if BNPPLC receives any Distributable Payment after 11:00 A.M., New York time, on any day and will not make payments to Participants in connection therewith until the next Business Day pursuant to subparagraph 2(E), then BNPPLC must endeavor to invest such payments overnight; however, BNPPLC will have no liability to the Participants if BNPPLC is unable to make such investments. Investments by BNPPLC will be in the overnight federal funds market pending distribution, and the interest earned on each dollar of principal so invested will be paid to the Person entitled to receive such dollar of principal when the principal is paid to such Person.
10 Nature of this Agreement.
     (A) No Conveyance. This Agreement is intended to create contractual rights in favor of each Participant to receive payments from BNPPLC, but it is not intended to convey or assign to the Participants any interest in the Property or in the Operative Documents or in the payments to be made to BNPPLC thereunder. In no event will any Participant exercise or attempt to exercise any right or remedy of BNPPLC under the Operative Documents. Nothing in this Agreement will be construed to grant to the Participants any right to enforce NAI’s obligations under the Operative Documents, nor is in anything in this Agreement to be construed to allow any Participant to collect directly from NAI any payments due under the Operative Documents. Although BNPPLC’s obligations for payments to the Participants hereunder will be computed by
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reference to funds actually received as Distributable Payments, this Agreement will not be construed as an assignment of Distributable Payments themselves or any interest therein, it being understood that (without limiting or expanding the dollar amount of such obligations) BNPPLC may satisfy such obligations from other funds available to it, thereby reserving Distributable Payments for payment to other creditors or for other purposes, as BNPPLC determines in its sole discretion.
     (B) Not a Partnership, Etc. Neither the execution of this Agreement, nor the sharing of risks and rewards under the Operative Documents, nor any agreement to share in profits or losses arising as a result of the transactions contemplated thereby, is intended to be or to create, and the foregoing will be construed not to be or to create, any partnership, joint venture, or other joint enterprise between BNPPLC and any Participant. Neither the execution of this Agreement nor the management and administration of the Operative Documents or other related documents by BNPPLC, nor any other right, duty or obligation of BNPPLC under or pursuant to this Agreement is intended to be or to create any fiduciary relationship between BNPPLC and any Participant.
11 Amendments; Waivers; Exercise of Rights and Remedies Against NAI.
     (A) Limitations Upon the Rights of BNPPLC. Subject to subparagraph 6(C), but notwithstanding anything else to the contrary in this Agreement:
     (1) BNPPLC will not:
     (a) without the prior written consent of all Participants, execute any waiver, modification or amendment of the Operative Documents that would: (1) increase the Maximum Construction Allowance under the Operative Documents and thereby increase the amounts the Participants may be required to pay to BNPPLC hereunder; (2) reduce or postpone (or reasonably be expected to reduce or postpone) any payments that any Participant would, but for such modification or amendment, be expected to receive from BNPPLC hereunder (including any extension of the Designated Sale Date); or (3) except as otherwise expressly contemplated in the Operative Documents, release BNPPLC’s interest in all or a substantial part of the Property; or
     (b) over the written objection of a Majority, affirmatively make a Decision Not to Sell at a Loss pursuant to the Purchase Agreement.
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However, this subparagraph 6(A)(1) will not limit BNPPLC’s right to forebear from exercising rights against NAI to the extent BNPPLC determines in good faith that such forbearance is appropriate and is permitted by the following subsections in this subparagraph 6(A). Upon the direction of the Majority, BNPPLC will execute any waiver, modification or amendment of the Operative Documents requested by NAI; subject to the conditions, however, that: (A) the waiver, modification or amendment is not prohibited by the foregoing provisions of this Agreement, (B) the waiver, modification or amendment does not (1) increase the amount BNPPLC may be required to pay to NAI or anyone else, or (2) reduce or postpone (and cannot reasonably be expected to reduce or postpone) any payments that BNPPLC would, but for such modification or amendment, be expected to receive, or (3) release BNPPLC’s interest in all or a substantial part of the Property; and (C) BNPPLC is not excused from executing the waiver, modification or amendment by subparagraph 6(C).
     (2) BNPPLC will, with reasonable promptness, provide the Participants with copies of all default notices it sends or receives under the Operative Documents and notify the Participants of any Event of Default or Critical Event of which BNPPLC is actually aware and of any other matters known to BNPPLC which, in BNPPLC’s reasonable judgment, are likely to materially affect the payments any Participant will be required to make or be entitled to receive under this Agreement, but BNPPLC will not in any event be liable to any Participant for BNPPLC’s failure to do so unless such failure constitutes gross negligence or wilful misconduct on the part of BNPPLC.
     (3) Before exercising any Critical Remedy, or if requested in writing by any Participant at any time when an Event of Default or Critical Event has occurred and is continuing, BNPPLC will call a meeting with the Participants to discuss what action by BNPPLC, if any, is appropriate under the Operative Documents and what direction, if any, a Majority may give to BNPPLC. The meeting will be scheduled during regular business hours in the offices of BNPPLC’s Parent in Dallas, Texas, or another appropriate location in Dallas, Texas, not earlier than five and not later than twenty Business Days after BNPPLC’s receipt of the written request from any Participant. BNPPLC will attempt in good faith and with reasonable diligence to comply with the direction of a Majority if, when a Critical Event or an Event of Default have occurred and be continuing, a Majority directs BNPPLC in writing to do the following, as applicable under the circumstances: (a) send any default notice to NAI required to establish an Event of Default, or (b) exercise any one or more Critical Remedies. However, if BNPPLC is not a member of the Majority voting pursuant to this subparagraph 6(A)(3) in favor of any such action, then BNPPLC may require that it first receive the written agreement (in form reasonably acceptable to BNPPLC) of the members of the Majority so voting to indemnify BNPPLC from and against all costs, liabilities and claims that may be incurred by or asserted against BNPPLC because of the action the Majority directs BNPPLC to take. In no event
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will any Participant instigate any suit or other action directly against NAI with respect to the Operative Documents or the Property, even if the Participant would, but for this Agreement, be entitled to do so as a party or third party beneficiary under the Operative Documents or otherwise; provided, however, this provision will not preclude any action by any Participant to enforce any right assigned to it by BNPPLC as described in subparagraph 2(B) to collect any Bank Specific Charge from NAI.
     (4) In the event NAI (a) fails to make any 97-10/Prepayment required pursuant to Paragraph 9 of the Construction Agreement following a termination of the Supplemental Payment Obligation pursuant to subparagraph 6(B) of the Purchase Agreement, or (b) fails to make any Supplemental Payment when required to do so pursuant to the Purchase Agreement, then BNPPLC must, unless the Participants otherwise agree in writing, bring suit against NAI to enforce the Operative Documents in such form as is recommended by reputable counsel no later than sixty days after the expiration of any applicable cure or grace period given NAI by the express terms of the Purchase Agreement or other Operative Documents, and thereafter BNPPLC must prosecute the suit with reasonable diligence in accordance with the advice of reputable counsel. If BNPPLC acquires the interests of NAI in any of the Property as a result of such suit or otherwise, BNPPLC will thereafter proceed with reasonable diligence to sell the Property in a commercially reasonable manner to one or more bona fide third party purchasers and will in any event have consummated the sale of the entire Property (through a single sale of the entire property or a series of sales of parts) within five years following the date BNPPLC recovers possession of the Property at the best price or prices BNPPLC believes are reasonably attainable within such time. Further, after the Designated Sale Date and prior to BNPPLC’s sale of the entire Property, BNPPLC will retain a property management company experienced in the area where the Property is located to manage the operation of the Property and pursue the leasing of any completed improvements which are part of the Property. BNPPLC will not retain an Affiliate of BNPPLC to act as the property manager except under a bona fide, arms-length management contract containing commercially reasonable terms. Further, after the Designated Sale Date and until BNPPLC sells the Property, BNPPLC will (i) endeavor in good faith to maintain, or will obtain the agreement of one or more tenants to maintain, the Property in good order and repair, (ii) procure and maintain casualty insurance against risks customarily insured against by owners of comparable properties, in amounts sufficient to eliminate the effects of coinsurance, (iii) keep and allow the Participants to review accurate books and records covering the operation of the Property, and (iv) pay prior to delinquency all taxes and assessments lawfully levied against the Property.
Notwithstanding the foregoing, any Participants that have failed to fund any amount due hereunder, including any Percentage of a Protective Advance, and that have not corrected such failure within five Business Days after being notified thereof, will have no voting or consent
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rights under this subparagraph 6(A) and no rights to require BNPPLC to call a meeting pursuant to subparagraph 6(A)(3) until such failure is corrected.
     (B) Rights of BNPPLC Generally. Subject to the limitations set forth in subparagraph 6(A):
     (1) BNPPLC will have the exclusive right to take any action and to exercise any available powers, rights and remedies to enforce the obligations of NAI under the Operative Documents or to refrain from taking any such action or exercising any such power, right or remedy.
     (2) BNPPLC may (i) give any consent, waiver or approval requested by NAI with respect to any construction or other approval contemplated in the Construction Agreement, Lease or other Operative Documents or (ii) waive or consent to any adverse title claims affecting the Property, subject the condition that, in either case, BNPPLC believes in good faith that such action will not have a material adverse effect upon the obligations or ability of NAI to make the payments required under the Operative Documents or upon the rights and remedies, taken as whole, of BNPPLC under the Operative Documents or upon the Participants hereunder.
     (C) Conflicts and Purchase Agreement Defaults. Notwithstanding anything to the contrary herein contained, BNPPLC may, even over the objection of any Participant or the Majority, (A) take any action recommended in writing by reputable counsel and believed in good faith by BNPPLC to be required of BNPPLC by the Operative Documents or any law, rule or regulation to which BNPPLC is subject, (B) refrain from taking any action if BNPPLC believes in good faith that the action is prohibited by the Operative Documents or any law, rule or regulation to which BNPPLC is subject, and if reputable counsel recommends in writing that BNPPLC refrain from taking the action, and (C) after notice to the Participants, bring and prosecute a suit against NAI in the form recommended by and in accordance with advice of reputable counsel at any time when a breach of the Operative Documents by NAI has put BNPPLC (or any of its officers or employees) at risk of criminal prosecution or significant liability to third parties or at any time after NAI or an Applicable Purchaser fails to purchase the Property on the Designated Sale Date pursuant to the Purchase Agreement. (If, however, BNPPLC takes any action or refrains from taking any action over the objection of a Majority pursuant to the preceding sentence, BNPPLC must provide the Majority a written explanation of the basis for BNPPLC’s conclusion that taking the action, or refraining from taking the action, is permitted by the preceding sentence.) Further, nothing herein contained will be construed to require BNPPLC to agree to modify the Operative Documents or to take any action or refrain from taking any action in any manner that could increase BNPPLC’s liability to NAI or others, that could reduce or postpone payments to which BNPPLC is entitled thereunder, or that could
Annex 5 - Page 20

reduce the scope and coverage of the indemnities provided for BNPPLC’s benefit in the Operative Documents.
     (D) Refusal to Give Consents; Failure to Fund. If any Participant declines to consent to any amendment, modification, waiver, release or consent for which the Participant’s consent is requested or required by reason of this Agreement, or if any Participant fails to pay any amount owed by it hereunder, BNPPLC will have the right, but not the obligation and without limiting any other remedy of BNPPLC, to reduce such Participant’s Percentage to zero and to terminate such Participant’s rights to receive any further payments under Article 2 of this Agreement by paying to such Participant a termination fee equal to the total amount it would be entitled to receive from BNPPLC hereunder if the date of such payment were the Designated Sale Date and on such date NAI had itself purchased BNPPLC’s interest in the Property pursuant to and in accordance with the Purchase Agreement. No Participant’s rights to receive payments equal to such Participant’s Adjusted Percentage of any Excess Reimbursement of a Protective Advance or interest thereon as provided in subparagraph 3(C) will be impaired or affected by any termination contemplated in this subparagraph 6(D); accordingly, BNPPLC will not, as a condition to such a termination, be required to reimburse a Participant for any payments the Participant has made in connection with Protective Advances pursuant to subparagraph 3(C).
12 Required Repayments. Each Participant must repay to BNPPLC, upon written request or demand by BNPPLC (i) any sums paid by BNPPLC to such Participant under this Agreement from, or that were computed by reference to, any Distributable Payment or other amounts which BNPPLC is required to return or pay over to another party, whether pursuant to any bankruptcy or insolvency law or proceeding or otherwise and (ii) any interest or other amount that BNPPLC is also required to pay to another party with respect to such sums. Such repayment by a Participant will not constitute a release of such Participant’s right to receive payments from BNPPLC hereunder upon BNPPLC’s receipt of any such Distributable Payment or other amount (or any interest thereon) that BNPPLC may later recover. Without limiting the foregoing, this Paragraph will apply in the case of any reimbursement by BNPPLC to NAI of all or any portion of any Supplemental Payment or 97-10/Prepayment as required by subparagraph 3(E)(4) of the Purchase Agreement in the event of a Deemed Sale (as defined in the Purchase Agreement). Accordingly, in the event of any such reimbursement required by reason of a Deemed Sale, each Participant must repay to BNPPLC the amount previously received by it by reason of the Supplemental Payment or 97-10/Prepayment or portion thereof so reimbursed.
13 NAI Information; Independent Analysis. Prior to the execution of this Agreement, BNPPLC has provided to the Participants copies of the executed Operative Documents and of various certificates, legal opinions and other documents delivered to BNPPLC by or on behalf of NAI with respect to the Operative Documents. In the future, BNPPLC will provide (A) to all Participants copies of all amendments of the Operative Documents and

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financial statements, compliance certificates and other certificates and legal opinions, if any, delivered by or on behalf of NAI in connection therewith, and (B) to any Participant, as reasonably required to comply with a specific, reasonable written request for information made by the Participant, copies of other information readily available to BNPPLC concerning NAI and the transactions contemplated in the Operative Documents. However, BNPPLC will not be liable for its failure to provide the Participants any of the foregoing documents unless such failure constitutes gross negligence or wilful misconduct on BNPPLC’s part, and any Attorney’s Fees or other costs of collecting, assembling and providing copies of information requested by a Participant pursuant to clause (B) of the preceding sentence must be reimbursed to BNPPLC by the Participant. Each Participant has entered into this Agreement without reliance upon representations made outside this Agreement by BNPPLC or by any Affiliate, agent or attorney of BNPPLC and only after independently reviewing such documents, independently making such inspections, independently consulting with counsel and independently collecting and verifying such information, as the Participant determined to be necessary or appropriate. Without limiting the foregoing, each Participant has independently reviewed the Operative Documents and independently made such inquiries and investigations of NAI and the Property as the Participant determined to be necessary or appropriate before executing this Agreement.
14 Performance through Representatives. BNPPLC may perform any of its duties hereunder by or through officers, directors, employees, attorneys or agents (collectively, “Representatives”), and BNPPLC and its Representatives may rely, and will be fully protected in relying, upon any communication or document believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon the opinion of counsel selected by BNPPLC. The Participants acknowledge that BNPPLC’s Parent may act as agent for BNPPLC with respect to the administration of this Agreement, and to the extent it does so, it will be a Representative of BNPPLC hereunder.
15 Duty of Care. Neither BNPPLC nor any of its Representatives will be liable or responsible to any Participant or any other Person for any action taken or omitted to be taken by BNPPLC or any of its Representatives under this Agreement or in relation to the Operative Documents or the Property (even if negligent or related to a matter for which BNPPLC or any of its Representatives may otherwise be strictly liable); except that this provision will not excuse BNPPLC from liability for failing to make timely payments required of BNPPLC to the Participants by the express provisions of Article 2 or subparagraph 3(C) or from liability for actions taken or omitted to be taken by BNPPLC which constitute gross negligence or wilful misconduct. Without limiting the generality of the foregoing, BNPPLC (1) may consult with legal counsel (including counsel for NAI), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (2) makes no warranty or representation to the Participants except as provided in Article 12 and will not be responsible to the Participants

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for any statements, warranties or representations made in or in connection with the Operative Documents; (3) will not have any duty to the Participants to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Operative Documents or to inspect the Property or the books and records of NAI; (4) will not be responsible to the Participants for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Operative Documents or any instrument or document furnished in connection therewith; (5) may rely upon the representations and warranties of NAI and the Participants in exercising its powers hereunder unless BNPPLC has actual knowledge that such representations and warranties are untrue; and (6) will incur no liability under or in respect of this Agreement or the Operative Documents by acting in reliance upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.
16 Representations by Each Participant. Each Participant represents that as of the date it became a party to this Agreement:
     (A) Nature of this Agreement. It is the type of financial institution set forth under its name in Schedule 1, or in the Participation Agreement Schedule which made it a party to this Agreement, and it is entering into this Agreement for its own account in respect of a commercial transaction made in ordinary course of its business and not with a view to or in connection with any subparticipation, sale or distribution to any Person (other than its Affiliates). Such Participant does not consider the acceptance of the risk participation hereunder to constitute the “purchase” or “sale” of a “security” within the meaning of any federal or state securities statute or law, or any rule or regulations under any of the foregoing.
     (B) No Default or Violation. To such Participant’s knowledge, the execution, delivery and performance of this Agreement do not and will not contravene, result in a breach of or constitute a default under any material contract or agreement to which the Participant is a party or by which the Participant is bound and do not violate or contravene any law, order, decree, rule or regulation to which the Participant is subject.
     (C) No Suits. To such Participant’s knowledge, there are no judicial or administrative actions, suits or proceedings involving the validity, enforceability or priority of this Agreement and no such suits or proceedings are threatened.
     (D) Organization. Such Participant is duly incorporated and legally existing under the laws of jurisdiction indicated in Schedule 1 or in the Participation Agreement Schedule which made it a party to this Agreement. Such Participant has all requisite power and all material governmental certificates of authority, licenses, permits, qualifications and other documentation necessary to perform its obligations under this Agreement.

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     (E) Enforceability. This Agreement constitutes a legal, valid and binding obligation of such Participant, enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance under, this Agreement are within such Participant’s powers and have been duly authorized by all requisite action and are not in contravention of the powers of the charter or other corporate papers of the Participant.
     (F) No Funding With Plan Assets. Such Participant has not and will not provide advances required by this Participation Agreement from the assets of any employee benefit plan (or its related trust).
17 Representations by BNPPLC. BNPPLC represents to each Participant, as of the date such Participant became a party to this Agreement, that:
     (A) No Default or Violation. To BNPPLC’s knowledge, its execution, delivery and performance of this Agreement and the Operative Documents do not contravene, result in a breach of or constitute a default under any material contract or agreement to which BNPPLC is a party or by which BNPPLC is bound and do not violate or contravene any law, order, decree, rule or regulation to which BNPPLC is subject.
     (B) No Suits. To BNPPLC’s knowledge, there are no judicial or administrative actions, suits or proceedings involving the validity, enforceability or priority of this Agreement and no such suits or proceedings are threatened.
     (C) Organization. BNPPLC is duly incorporated and legally existing under the laws of Delaware. BNPPLC has all requisite power and all material governmental certificates of authority, licenses, permits, qualifications and other documentation necessary to perform its obligations under this Agreement.
     (D) Enforceability. This Agreement and the Operative Documents constitute legal, valid and binding obligations of BNPPLC, enforceable in accordance with their respective terms, subject to bankruptcy and other laws affecting creditors’ rights generally and general equitable principles. BNPPLC’s execution and delivery of, and performance under, this Agreement and the Operative Documents are within BNPPLC’s powers and have been duly authorized by all requisite action and are not in contravention of the powers of the charter, by-laws or other corporate papers of BNPPLC; except that BNPPLC makes no representation or warranty that conditions imposed by any state or local Applicable Laws to the purchase, ownership, lease, financing or operation of the Property have been satisfied.

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     (E) Liens Removable by BNPPLC. BNPPLC will not create or permit any Liens Removable by BNPPLC not claimed by, through or under any of the Participants (other than BNPPLC’s Affiliates) without NAI’s consent.
18 Assignments.
     (A) By the Participants Generally. Except as expressly provided below, no Participant may assign or attempt to assign any interest in or rights under this Agreement without the prior written consent of BNPPLC, which consent will not be unreasonably withheld so long as the Participant requesting the approval is not in default hereunder; however, this provision will not prevent a Participant from transferring its rights hereunder to its Affiliates or to any other Participants who are already parties to this Agreement. Notwithstanding any permitted assignment by a Participant, if the assignment is to any Person that does not qualify as a “Participant” for purposes of the Operative Documents (which, as more particularly provided in the definition of Participant in the Common Definitions and Provisions Agreement, may require the written approval of such Person by NAI), then such Participant’s obligations under this Agreement will remain unchanged, such Participant will remain primarily responsible for the performance of its obligations hereunder, and BNPPLC may continue to deal solely and directly with such Participant in connection with all rights and obligations under this Agreement. In the event, however, of a permitted assignment by a Participant to a Person that does qualify as a “Participant” for purposes of the Operative Documents, accomplished by the execution of appropriate Participation Agreement Supplements as herein provided, the assigning Participant will not be liable for any failure by the assignee to fulfill the obligations assumed hereunder by the assignee by reason of such assignment.
     (B) By BNPPLC. Except as expressly provided herein, BNPPLC may not assign or attempt to assign any rights under or interest in the Operative Documents or this Agreement or any interest in the Property without all of the Participants’ prior written consents, which consents will not be unreasonably withheld. By a Participation Agreement Supplement, BNPPLC may, without the prior written consent of any Participant, assign participations in the Operative Documents or the payments required to BNPPLC thereunder to any then existing Participant and to other financial institutions or Affiliates of financial institutions so long as BNPPLC has received any approval of NAI required by the Lease. In addition, BNPPLC may assign its right to receive Distributable Payments and its rights and interests in and to the Property, the Operative Documents and this Agreement to Affiliates of BNPPLC or other Persons that do not become Participants, but in such event BNPPLC’s obligations under this Agreement will remain unchanged, BNPPLC will remain primarily responsible for the performance of its obligations hereunder, and all Distributable Payments received by any such Affiliates or other Persons as assignee of BNPPLC will, for purposes of computing payments required to any Participant hereunder, be considered as received by BNPPLC. In addition, BNPPLC will be permitted to

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transfer any rights or interests as BNPPLC believes in good faith to be necessary to satisfy the Operative Documents or Applicable Laws.
     (C) Execution of Participation Agreement Supplements. Promptly after the execution of a Participation Agreement Supplement by BNPPLC and any Participant, BNPPLC will provide a copy thereof to all other Participants, but the other Participants need not join in or approve the Participation Agreement Supplement for it to be effective.
     (D) Regulation A. Notwithstanding subparagraphs 13(A) or 13(B), a Participant may assign and pledge all or any portion of its rights under this Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circulars issued by such Federal Reserve Bank.
     (E) Costs. Each Participant must pay all costs incurred by BNPPLC in connection with any permitted assignment by or through such Participant, including, but not limited to, reasonable fees and disbursements of its counsel, and any transfer taxes or other taxes assessed because of such assignment which NAI is not required to pay under the Lease.
19 GOVERNING LAW; SUBMISSION TO PROCESS; WAIVER OF JURY TRIAL. This Agreement will be deemed a contract made under the laws of the State of Texas and will be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflict of laws. Each of BNPPLC and the Participants hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and the federal courts sitting in Dallas, Texas, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement by any means allowed under Texas or federal law. Each of BNPPLC and the Participants hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding which is brought in a court in Dallas, Texas is brought in an inconvenient forum or that the venue thereof is improper. Each of BNPPLC and the Participants, knowingly, voluntarily and intentionally waives any right to a jury trial of any dispute relating to this agreement and agrees that any such dispute will be tried before a judge sitting without a jury.
20 Termination. This Agreement will terminate on the first date on which all obligations of NAI under the Operative Documents have been indefeasibly paid or otherwise satisfied or excused, BNPPLC has ceased to have any rights in the Property and each party hereto has fully performed its obligations hereunder to the other parties hereto. The agreements of BNPPLC and the Participants in subparagraph 3(C) (which concerns payments by Participants of their respective Percentages of Protective Advances) will survive the termination of this Agreement.

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Following any sale of the Property by BNPPLC pursuant to the Purchase Agreement and the payment to any Participant of all amounts payable to it hereunder (including, without limitation, an amount equal to such Participant’s Percentage of all Net Sales Proceeds paid by NAI or the Applicable Purchaser on the Designated Sale Date), the Participant will, if asked to do so by BNPPLC or NAI, execute and deliver a quitclaim and release (in recordable form) as to the Property in favor of NAI or the Applicable Purchaser.
21 Miscellaneous.
     (A) Reliance by Others. None of the provisions of this Agreement will inure to the benefit of any Person other than the Participants and BNPPLC and BNPPLC’s Representatives; consequently, no Persons other than the Participants, BNPPLC and BNPPLC’s Representatives may rely upon or raise as a defense, in any manner whatsoever, the failure of any Participant or BNPPLC to comply with the provisions of this Agreement. None of the Participants nor BNPPLC will incur any liability to any other Person for any act of omission of another.
     Notwithstanding the foregoing, however, NAI will be a third party beneficiary of each Participant’s obligations to make advances as provided in subparagraph 3(B) above, of the representations of each Participant in Paragraph 11, of each Participant’s agreement to provided a release and quitclaim of the Property pursuant to the last sentence of Paragraph 15 and of each Participant’s agreements in Paragraph 17. As a third party beneficiary of the obligations of the Participants specified in the preceding sentence, NAI will have standing to exercise any remedies available at law or in equity (including the recovery of monetary damages) against any Participant in NAI’s own name if that Participant breaches such obligations. Further, BNPPLC may assign to NAI any claims it may have against a Participant because of the Participant’s breach of any of the provisions referenced in this paragraph or because of any adverse title claim made against the Property by, through or under the Participant. Each Participant acknowledges that NAI will be relying on the commitments of the Participant to make payments required by this Agreement to permit funding of Anticipated Advances by BNPPLC under the Construction Agreement.
     (B) Waivers, Etc. No delay or omission by any party to exercise any right under this Agreement will impair any such right, nor will it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement will be deemed a waiver of any other breach or default. Any waiver, consent, or approval under this Agreement must be in writing to be effective.
     (C) Severability. The illegality or unenforceability of any provision of this Agreement will not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

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     (D) Notices. All notices, demands, approvals, consents and other communications to be made hereunder to or by the parties hereto must, to be effective for purpose of this Agreement, be in writing. Notices, demands and other communications required or permitted hereunder are to be sent to the addresses set forth in Schedule 1 to this Agreement and must be given by any of the following means: (A) personal service, with proof of delivery or attempted delivery retained; (B) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (C) hereof will be deemed received (whether or not actually received) upon first attempted delivery at the proper notice address on any Business Day between 9:00 A.M. and 5:00 P.M., and any notice or other communication sent pursuant to clause (B) hereof will be deemed received upon dispatch by electronic means.
     (E) Construction. Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural and vice versa, unless the context otherwise requires. References herein to Paragraphs, subparagraphs or other subdivisions will refer to the corresponding Paragraph, subparagraphs or subdivisions of this Agreement, unless specific reference is made to another document or instrument. References herein to any Schedule or Exhibit will refer to the corresponding Schedule or Exhibit attached hereto, which will be made a part hereof by such reference. All capitalized terms used in this Agreement which refer to other documents will be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time so long as the documents are not renewed, extended or modified in breach of any provision contained herein or therein or, in the case of any other document to which BNPPLC is a party or of which BNPPLC is an intended beneficiary, without the consent of BNPPLC. All accounting terms used but not specifically defined herein will be construed in accordance with GAAP. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Paragraph” and “this subparagraph” and “this subsection” and similar phrases used herein refer only to the Paragraphs, subparagraphs or subsections hereof in which the phrase occurs. As used herein the word “or” is not exclusive. As used herein the words “include”, “including” and similar terms will be construed as if followed by “without limitation to”. The rule of ejusdem generis will not be applied to limit the generality of a term in any of the Operative Documents when followed by specific examples. When used to qualify any representation or warranty made by a Person, the phrases “to the knowledge of [such Person]” or “to the best knowledge of [such Person]” are intended to mean only that such Person does not have knowledge of facts or circumstances which make the representation or warranty false or misleading in some material respect; such phrases are not intended to suggest that the Person does indeed know the representation or warranty is true.

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     (F) Headings. The paragraph and section headings contained in this Agreement are for convenience only and will in no way enlarge or limit the scope or meaning of the various and several provisions hereof.
     (G) Entire Agreement. This Agreement embodies the entire agreement between the parties, supersedes all prior agreements and understandings between the parties, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by an authorized representative of each party to be bound by such amendment.
     (H) Further Assurances. Subject to any restriction in the Operative Documents, each of BNPPLC and the Participants will promptly execute and deliver all further instruments and documents and take all further action as any of them may reasonably request in order to evidence the agreements made hereunder and otherwise to effect the purposes of this Agreement.
     (I) Impairment of Operative Documents. Nothing herein contained (including the provisions governing the application of payments in subparagraph 4(E) and the provisions authorizing assignments by BNPPLC in subparagraph 13(B)) will impair or modify NAI’s rights under the Operative Documents.
     (J) Books and Records. BNPPLC will keep accurate books and records in which full, true and correct entries will be promptly made as to all payments made and received concerning the Property and will permit all such books and records (excluding any information that would otherwise be protected by BNPPLC’s attorney client privilege) to be inspected and copied by the Participants and their duly accredited representatives at all times during reasonable business hours after five Business Days advance notice. This subparagraph will not be construed as requiring BNPPLC to regularly maintain separate books and records relating exclusively to the Property; however, upon reasonable request of a Participant, BNPPLC will, at the requesting Participant’s expense, construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Property.
     (K) Definition of Knowledge. Representations and warranties made in this Agreement but limited to the “knowledge” of BNPPLC or any Participant, as the case may be, will be limited to the present actual knowledge of the officers or other employees of such party primarily responsible for reviewing and negotiating this Agreement. Also, as used herein with respect to the existence of any facts or circumstances after the date of this Agreement, “knowledge” of BNPPLC or a Participant, as the case may be, will be limited to the present actual knowledge at the time in question of the officers or other employees of such party primarily responsible for administering this Agreement. However, none of the officers or employees of any party to this Agreement will be personally liable for any representations or warranties made herein or for taking or failing to take any action required hereby.

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     (L) Attorneys’ Fees. If any party to this Agreement commences any legal action or other proceeding against another party hereto to enforce any of the terms of this Agreement, or because of any breach of the other party or dispute hereunder, the successful or prevailing party will be entitled to recover from the nonprevailing party all Attorneys’ Fees incurred in connection therewith, whether or not such controversy, claim or dispute is prosecuted to a final judgment. Any such Attorneys’ Fees incurred by any party in enforcing a judgment in its favor under this Agreement will be recoverable separately from such judgment, and the obligation for such Attorneys’ Fees is intended to be severable from other provisions of this Agreement and not to be merged into any such judgment.
     (M) Execution in Counterparts. To facilitate execution, this Agreement may be executed in multiple identical counterparts. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, will collectively constitute a single instrument. But it will not be necessary in making proof of any of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to this Agreement. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to this Agreement will be as effective as the original signature page for the purpose of proving such party’s agreement to be bound.

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22 Confidentiality Concerning NAI’s Proprietary Information. Each Participant agrees to use reasonable precautions to keep confidential any “proprietary information” of NAI (as defined in the Lease) that such Participant may receive from BNPPLC or NAI or otherwise discover with respect to NAI or NAI’s business as a result of Participant’s involvement with the transactions contemplated in the Operative Documents, except for disclosures: (i) specifically and previously authorized in writing by NAI; (ii) to any assignee of the Participant as to any interest hereunder so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this Paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to the Participant so long as the Participant informs such persons in writing (if practicable) of the confidential nature of such information and directs them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over the Participant (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (although the disclosing party will request confidential treatment of the disclosed information, if practicable); and (vi) of information which has previously become publicly available through the actions or inactions of a person other than the Participant not, to the Participant’s knowledge, in breach of an obligation of confidentiality to NAI. Further, notwithstanding any other contrary provision contained in this Agreement or any related agreements by which any Participant is bound, BNPPLC and Participants (and each of their respective employees, representatives or other agents) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement or the Operative Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.
[The signature pages follow.]

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     IN WITNESS WHEREOF, this Participation Agreement is executed to be effective as of                                          , 200___.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:
Lloyd G. Cox, Managing Director

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[Continuation of signature pages for Participation Agreement dated as of                     , 200___.]

By:

Name (print):

Title (print):

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SCHEDULE 1
A. BNPPLC: BNP PARIBAS LEASING CORPORATION,
     a Delaware corporation
1.	Amount Retained: $

2.	Initial Percentage: %

3.	Address for Notices:

BNP Paribas Leasing Corporation 12201 Merit Drive Suite 860 Dallas, Texas 75251

Attention: Lloyd G. Cox

Telephone: (972) 788-9191 Facsimile: (972) 788-9140

4.	Payment Instructions:

Federal Reserve Bank of New York ABA 026007689 BNP Paribas /BNP/ BNP Houston /AC/ 14334000176 /Ref/ NAI/ Operating Lease

5.	Operations Contact:

BNP Paribas Leasing Corporation 12201 Merit Drive Suite 860 Dallas, Texas 75251

Attention: Lloyd G. Cox

Telephone: (972) 788-9191 Facsimile: (972) 788-9140

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SCHEDULE 1
B. Participant:
1.	Amount of Participation: $

2.	Percentage: %

3.	Address for Notices:

Telephone: (___) ___-___ Facsimile: (___) ___-___

4.	Payment Instructions:

ABA /Ref/

5.	Operations Contact:

Telephone: (___) ___-___ Facsimile: (___) ___-___

6.	“Initial Payment” Due from Participant to BNPPLC: An amount equal to the Percentage specified above times the Initial Funding Advance under the Construction Agreement.

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Exhibit A
SUPPLEMENT TO PARTICIPATION AGREEMENT
[                                           ,                      ]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Telecopy: (972) 788-9140
Gentlemen:
     Reference is made to the Participation Agreement dated as of                                          , 200___ (as heretofore amended, the “Participation Agreement”) between BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation,                                                               and other banks or financial institutions which have or may from time to time become Participants under and as defined in such Participation Agreement (collectively, the “Participants”). Unless otherwise defined herein, all capitalized terms used in this Supplement have the respective meanings given to those terms in the Participation Agreement.
[NOTE: THE NEXT TWO PARAGRAPHS, AND THE ADDENDUM TO SCHEDULE 1 ATTACHED TO THIS EXHIBIT, WILL BE INCLUDED ONLY AS PART OF A SUPPLEMENT THAT ADDS A NEW PARTICIPANT UNDER THE PARTICIPATION AGREEMENT:
     The undersigned, by executing and delivering this Supplement to BNPPLC, hereby agrees to become a party to the Participation Agreement referenced therein, in each case as a Participant and agrees to be bound by all of the terms thereof applicable to Participants. The undersigned hereby agrees that its Percentage under the Participation Agreement will be                      percent (                    %), effective as of the date of this letter. Contemporaneously with the execution of this letter, the undersigned is paying to BNPPLC the sum of $                                                              in consideration of the rights it is acquiring as a Participant under the Participation Agreement with the foregoing Percentage.
     Schedule 1 attached to the Participation Agreement is amended by the addition of an Addendum (concerning the undersigned) in the form attached to this Supplement.]

Annex 5 - Page 36

[NOTE: THE NEXT PARAGRAPH WILL BE INCLUDED ONLY IN A SUPPLEMENT THAT REDUCES AN EXISTING PARTICIPANT’S PERCENTAGE UNDER THE PARTICIPATION AGREEMENT:
     In consideration of the payment of $                                          to the undersigned, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that its Percentage under the Participation Agreement is reduced to percent (                    ), effective as of the date of this letter.]
[NOTE: THE NEXT PARAGRAPH WILL BE INCLUDED ONLY IN A SUPPLEMENT THAT INCREASES AN EXISTING PARTICIPANT’S PERCENTAGE UNDER THE PARTICIPATION AGREEMENT:
     The undersigned hereby agrees that its Percentage under the Participation Agreement is increased to                                          percent (                    %), effective as of the date of this letter. Contemporaneously with the execution of this letter, the undersigned is paying BNPPLC the sum of $                     in consideration of such increase.]
     IN WITNESS WHEREOF, the undersigned has executed this Supplement as of the day and year indicated above.

[NAME]

By:

Printed Name:

Title:

Accepted and agreed:

BNP PARIBAS LEASING CORPORATION

By:

Printed Name:

Title:

Annex 5 - Page 37

Addendum to Schedule 1
Participant:
1.	Amount of Participation: $

2.	Percentage: %

3.	Address for Notices:

Attention:

Telephone: Facsimile:

4.	Payment Instructions:

Bank:
Account:

Account No.:

ABA No.:

Reference:

5.	Operations Contact:

Attention:

Telephone:

Facsimile:

Annex 5 - Page 38